Execution Version
LIMITED WAIVER AND AMENDMENT NO. 5
THIS LIMITED WAIVER AND AMENDMENT NO. 5, dated as of September 12, 2025 (this “Amendment”), is entered into by and among, MLC US HOLDINGS LLC, a Delaware limited liability company (“Borrower”), the Lenders party hereto, and EAGLE POINT CREDIT MANAGEMENT LLC, as Agent.
WHEREAS, reference is made to that certain Credit Agreement, dated as of August 20, 2021 (as amended, restated, supplemented or otherwise modified from time to time to, but not including, the date hereof, the “Existing Credit Agreement” and as amended by this Amendment, the “Credit Agreement”), by and among Borrower, the Lenders from time to time party thereto and Agent; capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement;
WHEREAS, the Borrower has (a) failed to comply with Section 6.23(b) of the Existing Credit Agreement by failing to satisfy the Interest Expense Coverage Ratio for the fiscal quarter ending June 30, 2025, (b) failed to give notice of (or other information with respect to) the event described in the preceding clause (a), and (c) taken any action to the extent such action was not permitted to be taken under the Existing Credit Agreement solely as a result of the occurrence and continuation of the event described in the preceding clause (a) (collectively, the “Specified Event of Default”);
WHEREAS, the Borrower has requested that the Lenders (a) waive the Specified Event of Default and (b) make certain amendments to the Existing Credit Agreement;
WHEREAS, as contemplated by Section 9.2 of the Existing Credit Agreement, the Lenders hereto (constituting the Required Lenders under the Existing Credit Agreement) have agreed, subject to the conditions set forth herein, to (a) waive the Specified Event of Default and
(b) amend certain terms of the Existing Credit Agreement as hereinafter provided.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Limited Waiver. Subject to the occurrence of the Amendment No. 5 Effective Date, the Lenders hereby agree to waive (the “Waiver”) the Specified Event of Default; provided, that the Waiver contained herein shall be limited precisely to the Specified Event of Default, and shall not extend to any other Unmatured Event of Default or Event of Default under any other provision of the Existing Credit Agreement or to any Unmatured Event of Default or Event of Default which may exist under the other Loan Documents.

SECTION 2. Amendments to Existing Credit Agreement. Subject to the satisfaction (or waiver in writing by the Required Lenders and the Agent) of the conditions set forth in Section 4 hereof, in accordance with 9.2 of the Existing Credit Agreement, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following examples: stricken text and stricken text) and to add the double-underlined text (indicated textually in the same manner as the following examples: double-underlined text or double-underlined text) as set forth in the pages of the Credit Agreement attached hereto as Exhibit A.
SECTION 3. Representations and Warranties. To induce the Lenders and the Agent to enter into this Amendment, the Borrower represents and warrants to the Lenders and the Agent as of the Amendment No. 5 Effective Date as follows:

(a)    (i) Each Loan Party is a corporation, limited liability company, limited partnership or other Person duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and (ii) each Loan Party has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute and deliver this Amendment to which it is a party and to consummate the transactions contemplated hereby and thereby.
(b)    The execution, delivery and performance by the Loan Parties of this Amendment, (i) have been (or will be when executed by the applicable Loan Party) duly authorized by all necessary action, and (ii) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any governmental permit, license, authorization or approval necessary to its operations to the extent the matters in this clause (b) would reasonably be expected to have a Material Adverse Effect.
(c)    This Amendment is a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity regardless of whether considered in a proceeding in equity or at law.
(d)    Other than the Specified Event of Default, no Event of Default or Unmatured Event of Default exists or is continuing, or shall result from the effectiveness of this Amendment.
SECTION 4. Effectiveness. This Amendment shall be effective as of the Amendment No. 5 Effective Date, provided that the following conditions are reasonably satisfactory (or are waived by) Agent and its counsel:

(a)    The Agent (or its counsel) shall have received from each party hereto: either
(A)    a counterpart of this Amendment signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Amendment) that such party has signed a counterpart of this Amendment.
(b)    Agent shall have received full payment of the Fifth Amendment Fee (as defined herein and on behalf of the Lenders in accordance with Section 10 hereof) and all of the reasonable and documented out-of-pocket fees, costs, and expenses of Agent (including the reasonable and documented out- of-pocket fees and expenses of Agent’s external counsel) incurred in connection with the preparation, negotiation, execution, and delivery of this Amendment to the extent Borrower is obligated to reimburse such expenses pursuant to Section 8.1 of the Credit Agreement and to the extent that an invoice for any such fees, costs, and expenses is received by Borrower not later than one (1) Business Days prior to the Amendment No. 5 Effective Date (or such later date as the Borrower may agree).
(c)    Other than the Specified Event of Default, no Event of Default or Unmatured Event of Default exists or is continuing, or shall result from the effectiveness of this Amendment.
(d)    All representations and warranties contained in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier therein) both immediately before and immediately after giving effect to this Amendment (except to the extent any representation or warranty relates to an earlier date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date).
(e)    The representations and warranties of the Borrower set forth in Section 3 above are true and correct on and as of the Amendment No. 5 Effective Date both immediately before and immediately after giving effect to this Amendment and the transactions contemplated herein.
SECTION 5. Effect on Credit Agreement; Reaffirmation. Except as expressly set forth herein, this Amendment (x) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Agent, the Borrower or any other Loan Party under the Credit Agreement or any other Loan Document and (y) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan

Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Each Loan Party acknowledges that it expects to receive substantial direct and indirect benefits as a result of this Amendment and the transactions contemplated hereby and (i) reaffirms its obligations under the Credit Agreement and each other Loan Document to which it is a party, in each case, as modified by this Amendment, (ii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Agent pursuant to the Loan Documents, and (iii) acknowledges and agrees that the grants of security interests by and the guarantees of the Loan Parties contained in the Loan Documents are, and shall remain, in full force and effect immediately after giving effect to this Amendment. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 6. Definitions
For the purposes of this Amendment, "Amendment No. 5 Effective Date” means the date hereof.
SECTION 7. GOVERNING LAW; JURISDICTION AND VENUE; WAIVER
OF TRIAL BY JURY.
(a)    (i) THIS AMENDMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK; AND (ii) THE VALIDITY OF THIS AMENDMENT, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)    TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ALL ACTIONS, SUITS, OR PROCEEDINGS ARISING BETWEEN AGENT AND THE LENDERS ON THE ONE HAND, AND BORROWER ON THE OTHER HAND, IN CONNECTION WITH THIS AMENDMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. BORROWER, AGENT AND EACH LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 7 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT.

TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED ON EXHIBIT 9.3 OF THE CREDIT AGREEMENT.
(c)    BORROWER, AGENT AND EACH LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AMENDMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AMENDMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER, AGENT AND EACH LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.
SECTION 8. Execution in Counterparts; Integration; Effectiveness; Amendment. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. This Amendment, the Credit Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent or any Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Amendment shall become effective in accordance with the terms of Section 4(X) hereof and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may not be amended nor may any provision hereof be waived except in accordance with Section 9.2 of the Credit Agreement. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Amendment or any other document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 10. Fees and Expenses. The Borrower agrees to pay, on or before the Amendment No. 5 Effective Date, (a) to the Agent, all reasonable and documented out-of-pocket expenses required to be paid by the Borrower pursuant to Section 8.1 of the Credit Agreement and
(b) to the Lenders holding outstanding Loans immediately prior to giving effect to this Amendment, in accordance with each Lender’s pro rata share of such outstanding Loans, an amendment fee in an amount equal to 0.25% of the aggregate principal amount of the Loans outstanding immediately prior to giving effect to this Amendment (the “Amendment Fee”), which Amendment Fee shall be fully earned and nonrefundable as of the date hereof.
SECTION 11. Headings. Article and Section headings used in this Amendment are for convenience of reference only and shall neither constitute a part of this Amendment for any other purpose nor affect the construction of this Amendment.
[Signature Pages Follow]
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

MLC US Holdings LLC, as Borrower

By:/s/ Henry Wang     Name: Henry Wang
Title: Authorized Signatory

MLCSC Holdings Finance LLC, as Guarantor

By:/s/ Henry Wang     Name: Henry Wang
Title: Authorized Signatory

MLCSC Holdings LLC, as Guarantor

By:/s/ Henry Wang     Name: Henry Wang
Title: Authorized Signatory

Mount Logan Management, LLC, as Guarantor

By: /s/ Henry Wang     Name: Henry Wang
Title: Authorized Signatory

Mount Logan Capital Inc., as Guarantor

By: /s/ Henry Wang     Name: Henry Wang
Title: Authorized Signatory

Ovation Fund Management II, LLC,
as Guarantor

By: /s/ Henry Wang     Name: Henry Wang
Title: Authorized Signatory
EAGLE POINT CREDIT MANAGEMENT LLC,
as Agent By:

EAGLE POINT DEFENSIVE INCOME FUND US LP,
as Lender

By:

EP DIF CAYMAN I LP,
as Lender By:

EAGLE POINT DEFENSIVE INCOME FUND II US LP,
as Lender

By:

EP DIF CAYMAN II LP,
as Lender

By:

EAGLE POINT DEFENSIVE INCOME FUND III US LP,
as Lender

By:

Title: - Director of Operations

EAGLE POINT DEFENSIVE INCOME PARTNERS LP,as Lender

By:
Name:
Title: Director of Operations

EP DIF CAYMAN III LP, as Lender

By:
- Director of Operations
EXHIBIT A
Dechert draft / 12.13.2024 Conformed through Amendment No. 45 (December [13], 2024September 12, 2025)

CREDIT AGREEMENT
THIS CREDIT AGREEMENT, dated as of August 20, 2021, is entered into by and among, MLC US HOLDINGS LLC, a Delaware limited liability company (“Borrower”), the lenders from time to time a party hereto (in such capacity, each a “Lender” and collectively, the “Lenders”) and EAGLE POINT CREDIT MANAGEMENT LLC, as the administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns in such capacities, the “Agent”).
RECITALS
The Borrower has requested that the Lenders provide certain term loans to the Borrower, and the Lenders, acting through the Agent, are willing to do so on the terms and conditions set forth herein.
In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:
Article I. DEFINITIONS AND CONSTRUCTION
1.1    Definitions. For purposes of this Agreement (as defined below), the following initially capitalized terms shall have the following meanings:
“2022 Incremental Term Lenders” has the meaning specified therefor in Amendment No. 1.
“2022 Incremental Term Loan” has the meaning specified therefor in Amendment No. 1. The 2022 Incremental Term Loan is an Incremental Term Loan hereunder.
“2022 Incremental Term Loan Commitments” has the meaning specified therefor in Amendment No. 1. The amount of each Lender’s 2022 Incremental Term Loan Commitment, if any, is set forth on Schedule 1.

“2023 Incremental Term Lenders” has the meaning specified therefor in Amendment No. 2.
“2023 Incremental Term Loan” has the meaning specified therefor in Amendment No. 2. The 2023 Incremental Term Loan is an Incremental Term Loan hereunder.
“2023 Incremental Term Loan Commitments” has the meaning specified therefor in Amendment No. 2. The amount of each Lender’s 2023 Incremental Term Loan Commitment, if any, is set forth on Schedule 1.
“2024 Incremental Term Lenders” has the meaning specified therefor in Amendment No. 4.
“2024 Incremental Term Loan” has the meaning specified therefor in Amendment No. 4. The 2024 Incremental Term Loan is an Incremental Term Loan hereunder.
“2024 Incremental Term Loan Commitments” has the meaning specified therefor in Amendment No. 4. The amount of each Lender’s 2024 Incremental Term Loan Commitment, if any, is set forth on Schedule 1.
“Account Bank” means (i) U.S. Bank National Association, and (ii) any other bank designated by Borrower as an Account Bank, subject to the consent by Agent (such consent not to be unreasonably withheld, delayed or conditioned).
“Acquisition” means the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person (including as a result of a merger or consolidation).
“ACR Cure Amount” means the portion of any Specified Equity Contribution designated by Mount Logan Capital as being used to cure the Financial Covenant set forth in Section 6.23(d) for any applicable fiscal period.
“ACR Restricted Cash” means so long as an ACR Restricted Cash Period is in effect, the proceeds of ACR Cure Amounts received during such ACR Restricted Cash Period to the extent held in a Deposit Account that is subject to a Control Agreement.
“ACR Restricted Cash Amount” means the aggregate amount of all ACR Cure Amounts so designated during any ACR Restricted Cash Period.
“ACR Restricted Cash Period” means the period commencing on the date Mount Logan Capital designates a part of any Specified Equity Contribution as an ACR Cure Amount and continuing until the first date thereafter when (a) no Event of Default shall exist and be continuing, and (b) the most recent Compliance Certificate delivered to Agent evidences compliance with the Financial Covenants without giving effect to any Equity Cure Rights hereunder for the period covered by such Compliance Certificate.

“Adjusted Debt” means the result of, as of any day of determination (a) the total outstanding amount of Funded Debt (including any and all Obligations) of the Borrower and its Subsidiaries as of such date that is secured by a Lien on any assets of the Borrower or its Subsidiaries but excluding any such Debt in which the applicable Liens are subordinated to the Liens securing the Obligations minus (b) the lesser of (i) Unrestricted Cash of the Loan Parties as of such date and (ii) $3,500,000.
“Adjusted Net Leverage Ratio” means the ratio of (a) Adjusted Debt as of the last day of any fiscal quarter of Borrower or as of the date of (and after giving pro forma effect to) any Borrowing, to (b) (i) EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of such fiscal quarter (or in the case of a Borrowing on a day that is not the last day of a fiscal quarter of Borrower, measured for the four fiscal quarter period ending as of the last day of the fiscal quarter ending immediately preceding the date of such Borrowing for which financial statements were most recently required to be delivered pursuant to Section 5.2(b) or Section 5.2(c), as applicable) minus (ii) the amount of the addback set forth in clause (b)(xvii) of the definition of EBITDA.
“Adjusted Term SOFR” means the rate per annum equal to the sum of (i) Term SOFR plus (ii) 0.11448% for a tenor of one month and 0.26161% for a tenor of three months, provided that, for any date of determination, solely during the period in which the Borrower’s Adjusted Net Leverage Ratio for the most recently ended four fiscal quarter period for which a Compliance Certificate has been delivered pursuant to the provisions of Section 5.2(d) of this Agreement is equal to or less than 3.25:1.00, the percentages in clause (ii) shall be zero.
“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract, or otherwise. For the avoidance of doubt, BC Partners Advisors L.P. and its Affiliates shall not be deemed to be Affiliates of the Loan Parties or Excluded Entities hereunder.
“Agent” has the meaning set forth in the introduction to this Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agreement” means this Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time) among Borrower, Agent and the Lenders, together with all exhibits and schedules hereto, including the Disclosure Statement.
“AIC” means Ability Insurance Company, a Nebraska domiciled insurance company.
“AIC Acquisition Agreement” means the Stock Purchase Agreement, dated as of
November 5, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Mount Logan Capital, AIC and Advantage Capital Holdings LLC.
“AIC Management Agreement” means that certain Investment Management Agreement, to be entered into by and between the MLM Adviser and AIC, as be amended, amended and restated, supplemented or otherwise modified from time to time.
“Alt-CIF” means Alternative Credit Income Fund, a Delaware statutory trust. “Alt-CIF Management Agreement” means that certain Management Agreement, dated as of October 30, 2020, by and between the SC Adviser and Alt-CIF, as be amended, supplemented or otherwise modified from time to time.

“Alt-CIF Management Fees” means Management Fees (which, for the avoidance of doubt, shall include any incentive fees) payable pursuant to the Alt-CIF Management Agreement.
“Amendment No. 1” means that certain Incremental Amendment No. 1, dated as of September 19, 2022, by and among the Borrower, the Guarantors party thereto, the Agent, the 2022 Incremental Term Lenders, and the other Lenders party thereto.
“Amendment No. 1 Effective Date” has the meaning specified therefor in Amendment No. 1.
“Amendment No. 2” means that certain Incremental Amendment No. 2, dated as of May 2, 2023, by and among the Borrower, the Guarantors party thereto, the Agent, the 2023 Incremental Term Lenders, and the other Lenders party thereto.
“Amendment No. 2 Effective Date” has the meaning specified therefor in Amendment No. 2.

“Amendment No. 2 Funding Date” has the meaning specified therefor in Amendment No. 2.
“Amendment No. 4” means that certain Incremental Amendment No. 4, dated as of December [13], 2024, by and among the Borrower, the Guarantors party thereto, the Agent, the 2024 Incremental Term Lenders, and the other Lenders party thereto.
“Amendment No. 4 Effective Date” has the meaning specified therefor in Amendment No. 4.
“Amendment No. 4 Funding Date” has the meaning specified therefor in Amendment No. 4.
“Anti-Corruption Laws” means (i) the FCPA and (ii) all laws, rules and regulations or ordinances of any jurisdiction applicable to the Loan Parties or any of their Subsidiaries concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any applicable laws and regulations in any jurisdiction in which the Loan Parties or any of their Subsidiaries operate or do business that relate to money laundering or terrorism financing and any financial record keeping and reporting requirements related thereto, as any of such laws, regulations and requirements may from time to time be amended, renewed, extended, or replaced.
“Applicable Measurement Period” means, with respect to any Payment Date, each period from, and including, the first day of the fiscal quarter preceding such Payment Date through and including the last day of the fiscal quarter immediately preceding such Payment Date; provided that the initial Applicable Measurement Period will commence on and include the Closing Date and the final Applicable Measurement Period will end on but exclude the Maturity Date.
“Applicable Premium” has the meaning specified therefor in Section 2.10(b).
“Approved Permitted Equity Income Persons” means any of (i) OCIF, (ii) Ovation, (iii) RWAY and (iv) any other Person approved by Agent in its sole and complete discretion from time to time in writing (including by email), which approval shall not to be unreasonably withheld, delayed or conditioned.
“Approved NAV Persons” means any of (i) OCIF, (ii) Ovation, and (iii) any other Person approved by Agent in its sole and complete discretion from time to time in writing (including by email), which approval shall not to be unreasonably withheld, delayed or conditioned.
“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

“Asset Coverage Ratio” means, with respect to the Borrower and its Subsidiaries that are Loan Parties for any period, the ratio, expressed as a percentage, of (a) Total Assets for such period to (b) the aggregate amount of all Adjusted Debt of the Borrower and its Subsidiaries that are Loan Parties as of the last day of such period.
“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Borrower’s Assets, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include the disposition of Assets permitted pursuant to Sections 6.6(g) and (h).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.15(e).
“Bankruptcy Code” means Title 11 of the United States Code, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.
“Base Rate” means the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50 percentage points, (c) the Adjusted Term SOFR for a tenor of one month in effect on such day plus 1.00 percentage point and (d) 2.00% per annum.
“Base Rate Margin” means 6.50 percentage points; provided that commencing with the fiscal quarter ending December 31, 2024, the following percentages per annum, based upon the Borrower’s Adjusted Net Leverage Ratio as specified in the most recent Compliance Certificate received by the agent pursuant to Section 5.2(d):
Pricing    Adjusted Net Leverage Base Rate Margin
Level    Ratio
1    > 3.25:1.00            6.50%
2    ≤ 3.25:1.00            6.00%
    and > 2.75:1.00
3    ≤    2.75:1.00    and    >    5.50%
    2.25:1.00

4    ≤ 2.25:1.00            5.00%

Any increase or decrease in the Base Rate Margin resulting from a change in the Borrower’s Adjusted Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.2(d); provided that “Pricing Level 1” (as set forth above) shall apply as of the first Business Day immediately following the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. “Base Term SOFR Determination Day” has the meaning specified in clause (b) of the definition of “Term SOFR.”
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(b).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Daily Simple SOFR; and (b) the related Benchmark Replacement Adjustment; and
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S.

dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for
U.S. dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15 and

(y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.15.
“Borrower” has the meaning specified therefor in the preamble hereto.
“Borrower Security Agreement” means that certain Borrower Security Agreement, dated as of the date hereof, by and among Borrower and Agent.
“Borrowing Date” means any date on which the Borrower borrows a Loan hereunder.

“Borrowing Notice” means a written notice from a Responsible Officer of Borrower to Agent and the Lenders of Borrower’s request to borrow a Loan, which notice shall be substantially in the form of Exhibit R-1 attached hereto.
“Business Day” means a day when major commercial banks are open for business in New York City, other than Saturdays or Sundays; provided, that, with respect to all notices, determinations, fundings and payments in connection with any SOFR Loan or Term SOFR, the term “Business Day” shall mean any day which is a Business Day described above and which is also a U.S. Government Securities Business Day.
“Capital Expenditures” means, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) of Borrower and its Subsidiaries on a consolidated basis during such period that, in conformity with IFRS, are or are required to be included as additions during such period to property, plant or equipment reflected in a balance sheet of Borrower and its Subsidiaries prepared on a consolidated basis, and (b) all fixed asset additions financed through Capitalized Lease Obligations of Borrower and its Subsidiaries on a consolidated basis and required to be recorded on a balance sheet of Borrower and its Subsidiaries prepared on a consolidated basis during such period; provided that the term “Capital Expenditures” shall not include:
(i)    expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid in cash on account of a casualty event,
(ii)    the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii)    the purchase of plant, property or equipment to the extent financed with the cash proceeds of Asset Sales,
(iv)    expenditures that are accounted for as capital expenditures by Mount Logan Capital, any Subsidiary of Mount Logan Capital or any Loan Party and that actually are paid for by a Person other than Mount Logan Capital, any Subsidiary of Mount Logan Capital or any Loan Party and for which none of Mount Logan Capital, any Subsidiary of Mount Logan Capital or any Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by Mount Logan Capital, any Subsidiary of Mount Logan Capital or any Loan Party in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period), or
(v)    the book value of any asset owned by Mount Logan Capital, or any Subsidiary thereof prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired.
“Capitalized Lease Obligations” means the capitalized amount which, in accordance with IFRS is required to be reported as a liability on the balance sheet of a Person at such time in respect of such Person’s interest as lessee under a capitalized lease.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having a rating of (x) AA (or the equivalent thereof) from Standard & Poor’s Rating Group (“S&P”) or (y) Aa2 (or the equivalent thereof) from Moody’s Investors Service, Inc. (“Moody’s”), (c) certificates of deposit or bankers’ acceptances maturing within one

(1) year from the date of acquisition thereof issued by or guaranteed by or placed with any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (d) demand deposit accounts maintained with a financial institution satisfying the criteria described in clause
(c) above, (e) commercial paper maturing no more than 365 days from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (f) demand deposit accounts maintained with any of the financial institutions listed on Schedule A hereto (as may be modified from time to time upon reasonably prompt written notice to the Agent following the establishment of such an account), Affiliates thereof, or any Lender that is a bank that is insured by the Federal Deposit Insurance Corporation, (g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above, (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, and (i) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated at least AAA (or the equivalent thereof) by S&P or Aaa3 (or the equivalent thereof) by Moody’s.
“Change of Control Event” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation permitted under this Agreement) in one or a series of related transactions, of all or substantially all of the property or assets of Mount Logan Capital or the Borrower and its Subsidiaries, taken as a whole, (b) the consummation of any transaction the result of which is that any entity becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting Equity Interests of Mount Logan Capital or the Borrower, (c) Borrower shall fail, directly or indirectly, to own and control on a fully diluted basis, or to have the power to vote or direct the voting of at least 24.99% of the outstanding Equity Interests of SC Adviser, and 100% of the outstanding Equity Interests of MLM Adviser, (d) a Key Man Event or (e) (x) BC Partners Advisors L.P. and its Affiliates or (y) Ted Goldthorpe, Matthias Ederer or Henry Wang cease to own all of the Equity Interests of Mount Logan Capital that any such Person holds as of the Closing Date; provided that, with respect this clause (e), the Persons described in clause
(x) may assign their respective Equity Interests to its Affiliates and current directors, officers or employees, and the Persons described in clause (y) may assign their respective Equity Interests to spouses, ex-spouses, estates, trusts, heirs or other beneficiaries for estate planning or other personal financial planning purposes.
Notwithstanding anything to the contrary contained in the foregoing definition, (i) any merger, consolidation, reorganization, liquidation or winding up of any Loan Party or

Subsidiary of any Loan Party that is permitted by Section 6.6 shall not be deemed a Change of Control Event pursuant to clause (a) above, provided that the ownership of the voting Equity Interests and economic rights in the Borrower and each surviving entity continues to satisfy clause (b) or (c), as applicable, of the foregoing immediately after giving effect to such transaction and (ii) the MLC Delisting Reorganization shall not be deemed a Change of Control Event, so long as Ted Goldthorpe is the appointed chief executive officer (or equivalent) of Mount Logan Capital.
“CLO Fee Stream Acquisition” means the purchase of all or a portion of JTSS Borrower LLC’s, Garrison Investment Management LLC’s and their respective Affiliate’s interests in and/or Management Fees under the Management Agreements in respect of the Specified CLOs.
“CLOs” means (i) Mount Logan Funding 2018-1 LP, Mount Logan MML CLO 2019-1 LP, Lending Fund II, Mount Logan Middle Market Funding II LP and Middle Market Funding II A LP (the CLOs in this clause (i), collectively, the “Specified CLOS”) and (ii) Cornhusker Feeder LLC, Cornhusker Funding 1A LLC, Cornhusker Funding 1B LLC and Cornhusker Funding 1C LLC.
“Closing Date” means the date on which the Initial Term Loan is made hereunder. “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted under any of the Loan Documents, but excluding all Excluded Property.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by a Responsible Officer of Borrower to Agent and the Lenders.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Debt, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Debt, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, Equity Interests purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any Asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided that the term “Contingent Obligation” shall not include endorsements or instruments for deposit or collection in the ordinary course of business or customary and reasonable contingent indemnification obligations or purchase price holdbacks in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Contractual Obligation” means, as applied to any Person, any material provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which any of its Assets is subject.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by one of the Loan Parties, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Cost Reimbursement” means, with respect to any period, an amount equal to the sum of, as applicable, (a) the reimbursement of Professional Expenses pursuant to Section 7.6(a) of the SC Adviser LLC Agreement, as in effect on the Closing Date, (b) the payment of any portion of SC Fees (as such term is defined in the SC Adviser LLC Agreement as in effect on the Closing Date) pursuant to Section 5.6 of the SC Adviser LLC Agreement as in effect on the Closing Date, in each case for such period, (c) any attributable transition service agreement payments and (d) any attributable service fee, including the allocable portion of the salary, benefits and bonus amounts of SC Adviser’s investment professionals in connection with their performance of SC Adviser’s obligations under the applicable Management Agreement.
“Covenant Parties” means Loan Parties (other than Mount Logan Capital) and their Subsidiaries.
“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:
(a)    the Retained ECF Amounts for such period of Borrower and its Subsidiaries, plus
(b)    the amount of any capital contribution to the common equity of Borrower that are contributed in immediately available funds to Borrower by Mount Logan Capital or a Person that is not a Loan Party and that is not otherwise applied under this Agreement, plus
(c)    in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 6.3, an amount equal to the aggregate amount received by the Loan Parties (other than Mount Logan Capital) from: (i) the sale (other than to Mount Logan Capital, any Subsidiary or Affiliate of Mount Logan Capital or SC Adviser) of any such equity interests of any such Investment; (ii) any dividend or other distribution in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments in respect of any such Investment, minus
(d)    the portion of the Cumulative Credit that has been applied to make Investments or Distributions hereunder.
For the avoidance of doubt, the Retained ECF Amounts not used in a period may be used in any other period.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in consultation with the Borrower in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion in consultation with the Borrower.
“Debt” means, with respect to any Person, without duplication, in each case calculated in accordance with IFRS, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments upon which interest payments are customarily made, (c) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, bankers acceptances and similar facilities, (d) all obligations of such Person under Swap Arrangements (determined on a net basis with respect to any particular Swap Arrangement), (e) all obligations of such Person to pay the deferred purchase price of Assets or services, including, for the avoidance of doubt, accrued and payable earnouts that are owing (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business), (f) all Capitalized Lease Obligations of such Person, (g) all Disqualified Equity Interests of such Person, (h) all obligations or liabilities of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed by such Person, to the extent of the lesser of such obligation or liability or the fair market value of such Asset, and
(i) all Contingent Obligations of such Person in respect of Debt specified in clauses (a) through
(h) hereof. For the avoidance of doubt, the term “Debt” shall not include (u) payments, charges or expenses in connection with any profit participation or phantom equity plan, (v) deferred or prepaid revenues, (w) purchase price holdbacks in respect of a portion of the purchase price of an Asset or Investment to satisfy warranty or other unperformed obligations of the respective seller of such Asset or Investment, (x) any payment made to a sub-advisor in connection with fees or expenses earned or payable to such sub-advisor in its capacity as such to any Fund, (y) any payment not prohibited pursuant to Section 6.3 hereof that is related to an agreement entered into between Mount Logan Capital or any of its Subsidiaries and any minority holder in any Covenant Party to buyout such minority holder’s interests and (z) any payment related to the Seller Note or Transition Services Agreement (each as defined in the Logan Ridge Acquisition Agreement).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States of America or other applicable jurisdiction from time to time in effect.
“Defaulting Lender” means, at any time, any Lender that (a) has failed for three
(3) or more Business Days after a Borrowing Date to fund its portion of a Loan required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower and the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three
(3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.
“Delayed Draw Borrowing Date” means any Borrowing Date on or prior to the Delayed Draw Term Loan Commitment Termination Date on which the Borrower draws the Delayed Draw Term Loan.
“Delayed Draw Daily Unused Amount” means with respect to each day of the Delayed Draw Fee Period, the excess (if any) of the daily difference between (a) the Delayed Draw Term Loan Commitment and (b) the aggregate principal amount of outstanding Delayed Draw Term Loans.

“Delayed Draw Fee Period” means the period commencing on the Closing Date and ending on the Delayed Draw Term Loan Commitment Termination Date.
“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund any Delayed Draw Term Loan and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Schedule 1. The aggregate principal amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $8,500,000. As of the Amendment No. 1 Effective Date, the aggregate principal amount of the Delayed Draw Term Loan Commitments is zero.
“Delayed Draw Term Loan Commitment Termination Date” means December 31,
2021.
“Delayed Draw Unused Amount” means the quotient of (a) the sum of the
Delayed Draw Daily Unused Amount for each day during such Delayed Draw Fee Period divided by (b) the actual number of days during such Delayed Draw Fee Period.
“Delivery Date” shall have the meaning set forth in Section 7.4.
“Deposit Account” means any “deposit account” (as that term is defined in the
UCC).
“Designated Account” means any Deposit Account maintained by Borrower with
Account Bank and that is designated in writing as such from time to time by Borrower to Agent.
“Disclosure Statement” means that certain statement, executed and delivered by a Responsible Officer of Borrower, that sets forth information regarding or exceptions to the representations, warranties, and covenants made by Borrower herein, as amended from time to time to the extent permitted hereby.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days after the Scheduled Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is 91 days after the Scheduled Maturity Date, (c) contains any mandatory repurchase obligation that may come into effect either (i) prior to payment in full of all Obligations or (ii) prior to the date that is 91 days after the Scheduled

Maturity Date or (d) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is 91 days after the Scheduled Maturity Date.
“Disqualified Lender” means (a) any Person designated by Borrower as a “Disqualified Institution” by a written notice delivered to Agent and the Lenders on or prior to the Closing Date or thereafter with the consent of Agent such consent not to be unreasonably withheld, conditioned or delayed and (b) any known Affiliate of any “Disqualified Institution” either readily identifiable by name or identified in writing by Borrower to Agent.
“Distribution” has the meaning ascribed thereto in Section 6.5 hereof.
“Dollars” and “$” mean United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.
“EBITDA” means, with respect to any fiscal period, the result of (a) Borrower’s and its Subsidiaries’ Revenue for such period minus Borrower’s and its Subsidiaries’ Operating Expenses for such period, plus (b) (except with respect to clauses (viii) and (x) below, to the extent deducted in the calculation of clause (a) above for such period) the sum of (i) Borrower’s and its Subsidiaries’ Interest Expense for such period, plus (ii) Borrower’s and its Subsidiaries’ depreciation and amortization for such period, plus (iii) expenses, charges, fees and losses (including expenses, charges and fees paid to Agent and the Lenders under the Loan Documents) incurred during such period and (y) in connection with the transactions occurring on the Closing Date or (z) after the Closing Date in connection with the administration (including in connection with any waiver, amendment, supplementation or other modification thereto of the Loan Documents) of the Loan Documents, plus (iv) adjustments, charges, losses and expenses resulting from the application of purchase accounting, recapitalization accounting or other similar acquisition accounting in connection with any Acquisition, Investment or disposition not prohibited by this Agreement consummated prior to or after the Closing Date, plus (v) any charge, loss or expense for any contingent or deferred payments (including any purchase price adjustment, deferred purchase price, earnout and non-compete and other consulting payments made in lieu of an earnout) incurred or payable in connection with an Acquisition or Investment not prohibited by this Agreement, plus (vi) solely for purposes of determining compliance with the Financial Covenants, and subject to the terms and conditions of this Agreement, Equity Cure Right proceeds plus (vii) provision for taxes based on income, profits or capital gains paid or accrued during such period, including tax settlements, penalties and interest related to such taxes, arising from any tax examinations or pursuant to any tax sharing arrangement, plus (viii) to the extent actually received, business interruption insurance, plus (ix) fees, costs and expenses incurred, and cash payments made, in connection with any litigation or claim not in the ordinary course of business involving any Loan Party or any of its Subsidiaries (including any settlement payments), plus (x) any charges, losses or expenses that are reimbursed, insured, indemnified or otherwise covered by a third party pursuant to indemnity, contractual obligation, reimbursement agreement or otherwise, including any charges, losses or expenses incurred with respect to liability or casualty events or business interruption that are covered by insurance, or that are reasonably expected to be reimbursed, insured, indemnified or otherwise covered within 365 days after the end of such period (with a deduction in the applicable future period for any amount so added back to the extent not actually reimbursed, insured, indemnified or otherwise covered within such 365 day period), plus (xi) debt discount, debt issuance costs, prepayment expense and any other losses, expenses or charges incurred in connection with the issuance of Debt permitted by the Loan Documents or the prepayment, repayment or retirement of existing Debt or other obligations (including any premiums or other expenses paid in connection with the early termination of an operating lease or other Contractual Obligation), plus (xii) fees, costs and expenses incurred in connection with obtaining a credit rating from any ratings agency, including fees paid to any ratings agency, plus (xiii) all accruals, payments, fees, costs and expenses (including rationalization, legal, accounting, tax, structuring and other fees, costs and expenses related thereto), or any amortization thereof, related to (A) the transactions contemplated hereby (including all Transaction-Related Expenses, any transaction bonuses, option exercise expenses, warrant exercise expenses, prepayment fees and other similar fees paid on or after the Closing Date) and (B) any Specified Transaction (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed), plus (xiv) extraordinary, non-cash, unusual or non-recurring losses, charges or expenses for such period, in each case, determined on a consolidated basis, plus (xv) any non-cash payments made or incurred in connection with the “Performance and Restricted Share Unit Plan” or any management equity, profit participation, stock option or phantom equity plan, or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any similar equity plan or agreement (but excluding any cash compensation paid in the ordinary course of business or otherwise) or in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower (or any direct or indirect parent of the Borrower) and/or any Subsidiary, plus (xvi) (A) integration costs, transition costs, consolidation and closing costs, costs incurred in connection with any non-recurring strategic or growth initiatives (including fees paid to strategic consultants and other third party specialists), acquisitions and non-recurring intellectual property development after the Closing Date, other business optimization expenses, project start-up costs and other restructuring charges, carve-out related items, accruals or reserves, and other charges attributable to the undertaking and/or implementation of operating improvements, operating expense reductions, established cost savings initiatives and other strategic or operational initiatives, including transaction fees, costs and expenses incurred in connection with the foregoing, and (B)
(1) cost savings, operating expense reductions, other operating improvements and synergies that are projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twelve (12) months after the relevant test period and (2) cost savings, operating expense reductions, other operating improvements and synergies related to any Specified Transaction, or the implementation of an operational initiative, operational change, cost savings initiative or operating expense reduction initiative before, on or after the Closing Date that are projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within twelve (12) months after the consummation of such Specified Transaction, operational initiative, operational change, cost savings initiative or operating expense reduction initiative (calculated on a pro forma basis as though such pro forma adjustments, cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), in the case of clauses (1) and (2), net of the amount of pro forma adjustments, cost savings, operating expense reductions, other operating improvements, synergies and earnings actually realized during such period from such actions, plus (xvii) solely for the fiscal quarter ending September 30, 2025, the amount of Logan Ridge Financial Support not to exceed $1,300,000; provided, that the aggregate amount added back to EBITDA pursuant to clauses (b)(iv), (b)(v), and (b)(viii) through (b)(xiv) and (b)(xvi) above during any four quarter period shall not exceed 15% of EBITDA for such four quarter period after giving effect thereto. In the event that, during any four fiscal quarter period, any Loan Party or other Subsidiary shall dispose of any Person or its business that has EBITDA (whether negative or positive) or enter into an agreement, the effect of which is to permanently or indefinitely waive, defer, reduce, increase or otherwise modify such Person’s right to receive or obligation to pay Management Fees, EBITDA for such period shall be calculated as if such disposition had occurred prior to the first day of such four fiscal quarter period or such waiver, deferral, reduction, increase or modification had been in effect for the entirety of such four fiscal quarter period; provided that, if during any fiscal quarter period, there is any waiver, deferral or reduction of any Management Fee payable under the AIC Management Agreement, and regardless of whether or not such waiver, deferral or reduction is in connection with a disposition, only the EBITDA for that period shall be reduced, and EBITDA shall not be reduced for such waiver, deferral or reduction of such Management

Fee for any prior period. For any four fiscal quarter period, if at any time during such period any Loan Party or any other Subsidiary shall have acquired any Person or its business that has EBITDA (whether negative or positive) or shall have entered into a new management or advisory agreement, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition of such Person occurred or agreement was entered into on the first day of such four fiscal quarter period.
“EBITDA Cure Amount” shall mean the amount of any Specified Equity Contribution designated by Mount Logan Capital as being used to cure the Financial Covenant set forth in Sections 6.23(a) and/or (b) for any applicable fiscal period.
“Equity Cure Right” shall have the meaning set forth in Section 7.4.
“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).
“Eurocurrency Reserve Requirement” means the sum (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Federal Reserve Board, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 224).
“Eurodollar Business Day” means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in New York, New York and London, England.
“Event of Default” has the meaning set forth in Article VII of this Agreement. “Excess Cash Flow” means, for any period, an amount, not less than zero, equal to EBITDA for such period, minus the sum, without duplication (in each case, for Borrower and its Subsidiaries on a consolidated basis), of the following, to the extent included (and not deducted) in the calculation of EBITDA for such period:
(a)    an amount equal to the amount of all non-cash income, gains and credits (including any positive excess of fee accruals during such period over fees received in cash in such period), plus
(b)    without duplication of amounts deducted in arriving at EBITDA or pursuant to clause (k) below in prior periods, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of long-term Funded Debt, plus
(c)    the aggregate amount of all principal payments, repayments and repurchases of Debt (including (x) the principal component of payments in respect of Capitalized Lease Obligations, (y) scheduled repayments of principal of the Loans under this Agreement and made during such period and (z) voluntary prepayments of the Loans during that period, in each case, without duplication of the amounts deducted from the prepayment required pursuant to Section
2.9 pursuant to subclause (ii) thereof), plus
(d)    [reserved], plus
(e)    cash Interest Expense (net of interest income) and fees of the Loan Parties during that period, plus
(f)    expenses, charges and fees (including expenses, charges and fees paid to Agent and the Lenders under the Loan Documents) incurred during such period and (x) in connection with the transactions occurring on the Closing Date or (y) after the Closing Date in connection with the administration (including in connection with any waiver, amendment, supplementation or other modification thereto of the Loan Documents) of the Loan Documents, plus

(g)    cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Debt, plus
(h)    without duplication of amounts deducted pursuant to clause (k) below in prior periods, the amount of Investments and Acquisitions made during such period to the extent permitted under Section 6.3 (excluding Investments in Cash Equivalents, investments in a Loan Party, SC Adviser and their respective Subsidiaries and other intercompany Investments), except to the extent that such Investments and Acquisitions were financed with the proceeds of long-term Funded Debt, plus
(i)    the amount of Distributions made in cash (including related fees, costs and expenses) during such period to the extent permitted under Section 6.5 (other than Distributions permitted by clauses (d), (f), (h) or (i) of Section 6.5), except to the extent that such Distributions were financed with the proceeds of long-term Funded Debt, plus
(j)    [reserved], plus
(k)    without duplication of amounts deducted in arriving at EBITDA or deducted from Excess Cash Flow in prior periods, the aggregate consideration (including escrow amounts and other indemnification obligations) required to be paid in cash (including related fees, costs and expenses) by Borrower or any of its Subsidiaries pursuant to binding contracts (including capital commitments), letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period relating to Acquisitions, other Investments or Capital Expenditures (including purchases of intellectual property), in each case to be consummated or made during the period of four consecutive fiscal quarters of Borrower following the end of such period; provided that to the extent the aggregate amount of funds (excluding funds representing the proceeds of long-term Funded Debt) actually utilized to finance such Acquisitions, other Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; provided further that the amount deducted from EBITDA pursuant to this clause (k) shall not exceed the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered, plus
(l)    without duplication of amounts deducted pursuant to this clause (l) in any prior period, the aggregate amount of all taxes based on income, profits or capital gains to the extent paid in cash during such period (including in respect of repatriated funds), tax settlements, fees and penalties paid in cash during such period, and any amounts distributed in cash for the payment of any tax by, or on behalf of, any direct or indirect parent of the Borrower during such period, plus
(m)    the aggregate amount paid in cash by the Borrower and its Subsidiaries during such period in respect of the Transaction-Related Expenses (including contingent consideration, earnout payments, non-compete payments, consulting payments and deferred purchase price payments), except to the extent financed with the proceeds of long-term Funded Debt, plus
(n)    [reserved], plus
(o)    the aggregate amount of payments made in cash in connection with any profit participation or phantom equity plan, plus
(p)    the aggregate amount of expenditures, fees, costs and expenses actually paid in cash during such period (including expenditures for the payment of financing fees) to the extent that such amounts are not expensed (or exceed the portion thereof that is expensed) during such period, except to the extent such expenditures, fees, costs and expenses are financed with the proceeds of long-term Funded Debt, plus
(q)    [reserved]the aggregate amount of the Logan Ridge Financial Support, plus
(r)    the aggregate amount of cash payments made in respect of earnouts and other contingent or deferred consideration (including fees, costs and expenses) and noncompete payments, escrow payment, and other consulting payments during such period, except to the extent financed with the proceeds of long-term Funded Debt, plus
(s)    the aggregate amount of all cash losses, charges or expenses added back to Revenue in the calculation of EBITDA for such period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.
“Excluded Accounts” means (a) Deposit Accounts and Securities Accounts with an aggregate amount held therein of not more than $50,000 at any one time for all such Deposit Accounts or Securities Accounts, (b) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Loan Party’s employees, (c) Deposit Accounts specially and exclusively used to hold equity proceeds contributed by Mount Logan Capital for the purpose of paying any tax liability of

Borrower or Borrower in respect of the Investment Advisers, (d) Deposit Accounts established by Loan Parties in their capacity as agent, administrative agent or similar capacity to hold funds in its capacity as such, to the extent that such funds are held in such capacity for the benefit of other lenders and (e) Deposit Accounts or Securities Accounts excluded pursuant to clause (b) of the definition of “Excluded Property”.
“Excluded Entity” means (a) SC Adviser, (b) for so long as such Person is not a Subsidiary of a Loan Party, Ovation, (c) for so long as such Person is not a Subsidiary of a Loan Party, any Person a Loan Party acts or serves in the capacity of a sub-adviser or a sub-investment manager, and (d) any Immaterial Subsidiary; provided that no Loan Party shall be an Excluded Entity. For the avoidance of doubt, the Excluded Entities as of the Amendment No. 2 Effective Date are SC Adviser, Ovation, First Trust Adviser and First Trust Fund.
“Excluded Property” means any of the following: (a) any Deposit Account or Securities Account of SC Adviser that only contains Excluded Property pursuant to clause (a) above, (b) [reserved], (c) any Management Agreements and any rights to or under any Management Agreements, but not including (i) any Management Fees payable thereunder (including, for the avoidance of doubt, (X) the Portman Ridge Investment Advisory Agreement and any of SC Adviser’s rights to or under the Portman Ridge Investment Advisory Agreement but not including any Management Fees payable thereunder or SC Adviser’s rights to and in the “Incentive Fee” as defined therein and (Y) the Alt-CIF Management Agreement and any of SC Adviser’s right to or under the Alt-CIF Management Agreement but not including any Management Fees payable thereunder or SC Adviser’s right to and in the incentive fees described therein), and (ii) any and all other rights to payment and cash proceeds in respect thereof, (d) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that the foregoing exclusions of this clause (d) shall in no way be construed to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law), (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, (f) interests in real property, (g) any assets subject to a capitalized lease or purchase money Debt to the extent that, and for so long as, granting a security interest in such assets would violate the terms of such capitalized lease or such purchase money Debt secured by such assets, (h) any assets acquired after the Closing Date to the extent that, and for so long as, granting a security interest in such assets would violate an enforceable contractual obligation with a third party binding on such assets that existed at the time of acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets, (i) any motor vehicles or other assets subject to certificates of title, (j) Excluded Accounts, and (k) those assets as to which Agent and
Borrower reasonably determine that (i) the cost of obtaining a security interest or perfection thereof is excessive in relation to the benefit to Agent and the Lenders of the security afforded thereby or (ii) would result in adverse tax consequences to Borrower, any Guarantor, or any of their Subsidiaries or Affiliates.
“Excluded Taxes” means any of the following Taxes imposed on, or with respect to, or required to be withheld or deducted from a payment to, a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Recipient being organized under the laws of, or having its principal office or (in the case of a Lender) its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,
(b) U.S. federal withholding Taxes imposed on or with respect to amounts payable to or for the account of a Lender with respect to any applicable interest in a Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in such Loan (other than pursuant to an assignment request by Borrower) or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 8.3(a), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes to the extent attributable to the Recipient’s failure to comply with Section 8.3(d) through (f), and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended. “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Financial Covenants” means the covenants set forth in Section 6.23. “FINRA” means the Financial Industry Regulatory Authority.
“First Trust Adviser” means First Trust Capital Management L.P. and its permitted successors and assigns.
“First Trust Fund” means First Trust Private Credit Fund and its permitted successors and assigns.
“First Trust Management Agreement” means that certain Investment Sub-Advisory Agreement, dated as of August 17, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and between First Trust Adviser, First Trust Fund and MLM Adviser.
“First Trust Management Fees” means Management Fees (which, for the avoidance of doubt, shall include any incentive fees) payable pursuant to the First Trust Management Agreement.
“Fund” means any fund that is managed, sub-managed, advised or sub-advised, directly or indirectly, by Mount Logan Capital, any Subsidiary or Joint Venture of Mount Logan Capital, or any Investment Adviser and shall include, for the avoidance of doubt, Portman Ridge, Alt-CIF, Logan Ridge, AIC, OCIF, Ovation, First Trust Adviser, the CLOs.
“Funded Debt” means, as of any date of determination and without duplication, all Debt for borrowed money or letters of credit of Borrower, determined on a consolidated basis with its Subsidiaries that are Loan Parties, but excluding (u) Capitalized Lease Obligations, (v) any intercompany debt among the Loan Parties, (w) Debt described in clause (i) of the definition of “Debt”, (x) Debt described in clause (e) of the definition of “Debt” consisting of earn outs, deferred purchase price, adjustment of purchase price or similar obligations incurred in connection with any acquisition, and (y) except to the extent relating to obligations of any Person of a type described in clauses (a) and (b) of the definition of “Debt”, Debt described in clause (d) of the definition of “Debt”.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, formation, or partnership, and the by-laws, partnership agreement, limited partnership agreement, limited liability company agreement, or operating agreement, or other organizational or governing documents of such Person, as each of the foregoing is amended, restated, supplemented or otherwise modified from time to time.
“Governmental Authority” means any federal, state, local, or other governmental department, commission, board, bureau, agency, central bank, court, tribunal, or other instrumentality, domestic or foreign.
“Guaranties” means the SC Adviser Holdings Guaranty, SC Adviser Parent Guaranty, the MLM Guaranty and the MLC Guaranty and any other guarantee agreement pursuant to which a Person guarantees any or all of the Obligations.
“Guarantors” means (a) [reserved], (b) SC Adviser Holdings, (c) SC Adviser Parent, (d) MLM Adviser, (e) Mount Logan Capital, and (f) any other Person who guarantees any or all of the Obligations, and “Guarantor” means any one of them pursuant to the provisions of Section 5.7 hereof. For the avoidance of doubt, no Excluded Entity shall be required to be a Guarantor hereunder.
“Highest Lawful Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time, may be contracted for, taken, reserved, charged, received, or collected in connection with this Agreement or the other Loan Documents under laws applicable to the Agent which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“IFRS” means International Financial Reporting Standards as issued by the Board of the International Accounting Standards Committee as in effect from time to time.
“Immaterial Subsidiary” means any Subsidiary of any Loan Party that, in the aggregate with all other Immaterial Subsidiaries, does not have Revenue that exceeds the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered on an annual basis; provided further that no Loan Party shall be an Immaterial Subsidiary. For the avoidance of doubt, as of the Closing Date there are no Immaterial Subsidiaries.
“Indemnified Liabilities” has the meaning set forth in Section 8.2 of this
Agreement.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 8.2 of this Agreement.

“Initial Term Loan” has the meaning set forth in Section 2.1(a) of this Agreement. “Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund any Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Schedule 1. The aggregate principal amount of the Initial Term Loan Commitments as of the Closing Date is $16,500,000.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Laws.
“Interest Expense” means, for any period, the aggregate of the cash interest expense (both accrued and paid, but without double-counting any interest expense accrued during any period and later paid during such period or any other period and excluding any interest expense attributable to intercompany debt among the Loan Parties) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis. For purposes of calculating nterest Expense, for any period, if at any time during such period the Borrower or any of its Subsidiaries shall have assumed or acquired any Person obligated to pay any Debt, Interest
Expense for such period shall be calculated after giving pro forma effect thereto as if such acquisition of such Person occurred on the first day of such period.
“Interest Expense Coverage Ratio” has the meaning set forth in Section 6.23(b). “Interest Period” means, with respect to any SOFR Loan, the period commencing on the date such SOFR Loan is made (including the date a Base Rate Loan is converted to a SOFR Loan, or a SOFR Loan is renewed as a SOFR Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the date which is three (3) months thereafter.
“Interest Rate” means (i) in the case of a SOFR Loan, the lesser of (A) the Adjusted Term SOFR plus the SOFR Rate Margin and (B) the Highest Lawful Rate and (ii) in the case of a Base Rate Loan, the lesser of (A) the Base Rate plus the Base Rate Margin and (B) the Highest Lawful Rate.
“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (or any successor statute thereto) and the regulations thereunder.
“Investment” means, with respect to any Person, (a) any investment (including an Acquisition) by such Person in any other Person (including Affiliates) in the form of a loan, guarantees, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business), capital contributions or acquisitions of Debt (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any Swap Arrangement, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with IFRS.
“Investment Adviser” mean any of (a) SC Adviser, (b) MLM Adviser and (c) each other Subsidiary of a Loan Party (other than a Loan Party) that from time to time becomes a registered investment adviser under Investment Advisers Act of 1940, as amended. For the avoidance of doubt, this definition does not create any obligation for any Person to register as an investment adviser.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the
International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Joint Venture” means (a) SC Adviser, for so long as such entity is a joint venture between any Loan Party or Subsidiary of a Loan Party and any one or more of BC PartnersAdvisors L.P. and any of its Affiliates, and (b) any other joint venture (other than any Subsidiary) formed after the Closing Date between any Loan Party or Subsidiary of a Loan Party and a third-party, which other joint venture receives or is entitled to receive Management Fees from any Fund.
“Joint Venture Agreement” means the applicable operating agreement or limited liability company agreement of each Joint Venture.
“Key Man Event” means that either (a) Ted Goldthorpe or (b) Matthias Ederer and Henry Wang, cease to be employed by Mount Logan Capital as a management level employee that is actively involved in the management of Mount Logan Capital and the Borrower and, in each case, after a period of thirty (30) consecutive days, no other Person reasonably acceptable to the Agent has been appointed.
“LCT Election” has the meaning set forth in Section 1.3.
“Lender” and “Lenders” have the respective meanings set forth in the introduction to this Agreement, together with its successors and assigns.
“Lenders’ Accounts” means the Deposit Accounts of each Lender identified on

Exhibit L-1.
“Lien” means any lien (statutory or otherwise), hypothecations, deed of trust, mortgage, pledge, assignment (including any assignment of rights to receive payments of money) for security, security interest, charge or other encumbrance or security of any kind (including, without limitation, any conditional sale or other title retention agreement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, of having the effect of, security), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).
“Limited Condition Transaction” has the meaning set forth in Section 1.3. “Loan” means any loan made by the Lenders (or the Agent on behalf thereof) to
Borrower under this Agreement, including Initial Term Loans or Delayed Draw Term Loans (if any) or Incremental Term Loans (if any).
“Loan Account” has the meaning set forth in Section 2.13.
“Loan Document” means any of this Agreement, the Control Agreements, the Guaranties, the Security Agreements, the SC Adviser Services Agreement and any other document, agreement and instrument entered into by any Loan Party, on the one hand, and the Agent, on the other hand, in connection with the transactions contemplated by this Agreement.
“Loan Party” means Borrower or any Guarantor.
“Logan Ridge” mean Logan Ridge Finance Corporation (f/k/a Capitala Finance Corp.), a Maryland corporation.
“Logan Ridge Acquisition Agreement” means the Asset Purchase Agreement, dated as of April 20, 2021 (as amended by the First Amendment to the Asset Purchase Agreement, dated as of July 1, 2021, and as further amended, amended and restated, supplemented or otherwise modified from time to time), among Capitala Investment Advisors, LLC, the MLM Adviser and Mount Logan Capital.
“Logan Ridge Management Agreement” means that certain Investment Advisory Agreement, dated as of July 1, 2021, between the MLM Adviser and Logan Ridge, as be amended, amended and restated, supplemented or otherwise modified from time to time.

“Logan Ridge Financial Support” means the cash distribution paid by Mount Logan to Logan Ridge on or about July 22, 2025 in connection with Logan Ridge’s merger transaction with and into Portman Ridge.

“Macquarie” means Macquarie Group Limited or one of its Affiliates. “Macquarie Elevation Assignment” means an assignment of a portion of the
Loans from a Lender to Macquarie in connection with an elevation by Macquarie of its participation interest in the Loans to a full assignment.

“Management Agreements” means any contract, agreement, or equivalent arrangement that provides for the payment of any Management Fees to SC Adviser or any Loan Party (including, for the avoidance of doubt, the Portman Ridge Investment Advisory Agreement, the Alt-CIF Management Agreement, the Logan Ridge Management Agreement, the AIC Management Agreement, the OCIF Management Agreement, the Ovation Management Agreement, the RWAY Management Agreement and the First Trust Management Agreement), as each of the foregoing is amended, restated, supplemented or otherwise modified from time to time.
“Management Fees” means, with respect to any Person, any management fee, incentive fee, performance fee, carried interest, profit interest, servicing fee and any other similar compensation paid by such Person for the management or performance of such Person.
“Mandatory Principal Payment” has the meaning specified therefor in Section
2.9(b).
“Margin Securities” means “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect on any of (a) the business, operations, assets or financial condition of the Loan Parties, taken as a whole (excluding in any case a decline in the net asset value of the Borrower, its Subsidiaries or any Person managed by the Borrower or its Subsidiaries or a change in general market conditions),
(b) the Loan Parties’ ability, taken as a whole, to perform their obligations under any of the Loan Documents to which they are parties or of Agent and the Lenders’ ability to enforce the Obligations or the Guaranties or realize upon the Collateral or (c) the rights and remedies of the Agent and the Lenders under any Loan Document, other than as a result of an action taken or not taken by Agent or any Lender that is solely in the control of Agent or such Lender, as applicable.
“Material Management Agreement” means any Management Agreement accounting for Revenue on an annual basis in excess of the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered, provided that (i) any Management Agreement that governs a sub-advisory arrangement between a Loan Party and another advisor or investment manager (including, without limitation, the First Trust Management Agreement) and (ii) the RWAY Management Agreement shall not constitute a “Material Management Agreement”. As of the Closing Date, the Portman Ridge Investment Advisory Agreement, the Alt-CIF Management Agreement, and the Capitala Management Agreement are Material Management Agreements.
“Maturity Date” means (a) August 20, 2027 (the “Scheduled Maturity Date”) or
(b) such earlier date on which the Obligations shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.
“MLC Delisting Reorganization” means that certain transaction or series of transactions relating to (i) the delisting of Mount Logan Capital from Cboe Canada, (ii) the domestication of Mount Logan Capital to a corporation in the United States, and (iii) a business combination transaction between Mount Logan Capital and a counterparty disclosed to the Agent prior to Amendment No. 4 Effective Date.
“MLC Guaranty” means that certain Amended and Restated Guaranty, dated as of the Amendment No. 1 Effective Date (as may be amended, amended and restated, supplemented or modified from time to time), executed and delivered by Mount Logan Capital in favor of Agent.
“MLM Adviser” means Mount Logan Management, LLC, a Delaware limited liability company.
“MLM Adviser Guaranty” means that certain General Continuing Guaranty, dated as of the date hereof, executed and delivered by MLM Adviser in favor of Agent.
“MLM Adviser Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among MLM Adviser and Agent.
“Mount Logan Capital” means Mount Logan Capital Inc., a corporation existing under the laws of Ontario, Canada.
“Mount Logan Promissory Note” means that certain Amended and Restated Promissory Note, dated as of December 17, 2020, issued by the SC Adviser to the Borrower, as may be amended, supplemented or otherwise modified from time to time in a manner that is not adverse to the Agent and the Lenders.
“Net Cash Proceeds” means, (a) with respect to any Asset Sale, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration, but only as and when so received) by or on behalf of the Loan Parties, in connection such Asset Sale after deducting therefrom, without duplication, only (i) the amount of any Debt secured by any Permitted Lien on any Asset (other than (A) Debt owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Debt assumed by the purchaser of such Asset) which is required to be, and is, repaid in connection with such Asset Sale, (ii) reasonable costs, fees, commissions, premiums and expenses related thereto and incurred, paid or required to be paid by the Borrower, Covenant Party or such Subsidiary in connection with such Asset Sale, (iii) taxes paid or payable to any taxing authority by such Loan Party, Covenant Party or such Subsidiary (or the direct and indirect owners of such Person) in connection with such Asset Sale, and (iv) all reasonable amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such Asset Sale, (B) for any liabilities associated with such Asset Sale, to the extent such reserve is required by IFRS, (C) for indemnification, (D) for the payment of unassumed liabilities relating to the Assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such Asset Sale, or (E) for analogous arrangements to the extent that, in each case, the funds described above in this clause (iv) shall constitute Net Cash Proceeds at such time when such amounts are no longer required to be set aside as such a reserve and the Borrower has received such cash and Cash Equivalents, and (b) subject to the terms and conditions of the SC Adviser Services Agreement, with respect to any distribution pursuant to the terms of the SC Adviser Services Agreement due to any voluntary or involuntary sale or disposition of the Recourse Assets of SC Adviser, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration, but only as and when so received) by or on behalf of the Loan Parties.
“Net Leverage Ratio” has the meaning set forth in Section 6.23(a).
“Obligations” means all loans (including the Loans), debts, principal, interest, premiums, liabilities, fees, charges, costs, expenses (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by any Loan Party to Agent or any Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that Loan Party is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OCIF” means Opportunistic Credit Interval Fund, a Delaware statutory trust.
“OCIF Management Agreement” means that certain Investment Advisory Agreement, dated as of May 14, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and between MLM Adviser and OCIF.
“OCIF Management Fees” means Management Fees (which, for the avoidance of doubt, shall include any incentive fees) payable pursuant to the OCIF Management Agreement.
“OCIF Subscription Agreements” means, collectively, (i) that certain Subscription Agreement dated as of May 14, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and between OCIF and MLM Adviser and (ii) that certain Subscription Agreement to be dated on or around the Amendment No. 1 Effective Date (as amended, amended and restated, supplemented or otherwise modified from time to time), by and between OCIF and MLM Adviser.
“Operating Expenses” means, with respect to any fiscal period, the result of (a) the amount of cash operating expenses due or owing by Borrower or any of its Subsidiaries that has accrued during such period, (b) without duplication of amounts added in arriving at Operating Expenses in the current or prior periods pursuant to clause (a) above or clause (c) below, the cash operating expenses incurred by Borrower or any of its Subsidiaries during such period in connection with any Management Agreement (other than the Portman Ridge Investment Advisory Agreement), including in connection with any transition services agreement or consulting agreement executed in connection therewith plus (c) without duplication of amounts added in arriving at Operating Expenses in the current or prior periods pursuant to clause (a) or (b) above, any other cash expenses related to the operations of the business incurred by Borrower or any of its Subsidiaries during such period that are not related to any specific Management Agreement.2
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at Borrower’s request).

“Ovation” means Ovation Fund Management II LLC, a Delaware limited liability company, and its permitted successors and assigns.
“Ovation Management Agreement” means, collectively, (i) the Investment Management Agreement by and among the MLM Adviser, Ovation and Ovation Alternative Income Fund LP, (ii) the Investment Management Agreement by and among the MLM Adviser, Ovation and Ovation Alternative Income Master Fund LP, and (iii) the Investment Management Agreement by and among the MLM Adviser, Ovation and Ovation Alternative Income Fund-A LP, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Ovation Management Fees” means Management Fees (which, for the avoidance of doubt, shall include any incentive fees) payable pursuant to the Ovation Management Agreement.
“Participant” has the meaning set forth in Section 9.4. “Participant Register” has the meaning set forth in Section 9.4. “Patriot Act” has the meaning set forth in Section 9.15.
“Payment Date” means the last day of each March, June, September and December of each calendar year or if such day is not a Business Day, the next succeeding Business Day.
“Permitted Discretion” means a determination made in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.
“Permitted Equity Income” means, for any period, the aggregate amount of the Distributions, interest and other earnings (both accrued and received, but without double-counting any interest or other earnings accrued during any period and later received during such period or any other period, and whether received in the form of cash proceeds, additional principal, payment-in-kind or otherwise) for such period arising from the Equity Interests in Approved Permitted Equity Income Persons that are held from time to time by MLM Adviser or, in the case of RWAY, held from time to time by Mount Logan Capital or the Borrower.
“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments by any Covenant Party in any Loan Party, (e) extensions of credit by any Covenant Party to any Covenant Party, (f) Investments received in connection with the bankruptcy or insolvency of any debtor and in settlement of delinquent accounts or other disputes owing by such debtor to any Covenant Party, (g) to the extent constituting Investments, the Obligations and the Debt of the Guarantors under the Guaranties, (h) Investments received as the non-cash portion from any disposition of any Assets by any Covenant Party permitted under Section 6.7 hereof, (i) Investments existing on the Closing Date and set forth on the Disclosure Statement, (j) Investments in the form of Swap Arrangements permitted by Section 6.1, (k) prepaid expenses or lease, utility and other similar deposits of cash, in each case, made in the ordinary course of business, (l) Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by any Covenant Party in connection with any disposition not prohibited hereunder, (m) Investments otherwise permitted hereunder resulting from the reinvestment of Net Cash Proceeds of a disposition not prohibited hereunder, (n) the CLO Fee Stream Acquisition, (o) Investments or extensions of credit by any Covenant Party in or to, as applicable, SC Adviser in an aggregate amount not to exceed the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered, (p) additional Investments, loans and advances by any Covenant Party so long as the aggregate amount invested, lent or advanced pursuant to this clause (p) (determined without regard to any write-downs or write-offs of such investments, loans and advances, but giving effect to any cash repayments of loans or cash returns of investments) does not exceed the sum of (i) the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered plus (ii) dividends and distributions received by the Loan Parties from Investments made by the Loan Parties in the aggregate at any time outstanding, (q) to the extent constituting Investments, any transaction specified on Exhibit 6.11, (r) [reserved], (s) [reserved], (t) [reserved], (u) Investments of any Person existing at the time such Person becomes a Subsidiary of Borrower or consolidates or merges, in one transaction or a series of transactions, with Borrower or any of the Subsidiaries so long as such Investments are not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger, (v) Investments in exchange solely for the issuance of Equity Interests of Mount Logan Capital to the seller thereof; provided that, in connection with Mount Logan Capital’s acquisition of RWAY, Mount Logan Capital shall issue at least $5,000,000 of Equity Interests denominated as common stock, (w) Investments in any Retention Holder to the extent reasonably required to comply with U.S. risk retention rules, (x) [reserved], (y) so long as no Event of Default shall have occurred and be continuing immediately after the making of such Investment, and on a pro forma basis, Borrower is in compliance with the Financial Covenants determined on the basis of the financial statements most recently delivered to Agent pursuant to Section 5.1(b) or (c), Investments in an aggregate amount not to exceed the Cumulative Credit, and (z) Investments in the form of loans or advances to officers, directors and employees of Mount Logan Capital or its Subsidiaries to acquire Equity Interests of Mount Logan Capital or its Subsidiaries at any time outstanding not to exceed $250,000, provided no Unmatured Event of Default or Event of Default has occurred and is continuing at the time such Investment is made or would result therefrom.
“Permitted Liens” means: (a) Liens for Taxes, assessments, or governmental charges or claims the payment of which is not required under Section 5.4 hereof, (b) attachment or judgment liens securing judgments and other proceedings not constituting an Event of Default under Section 7.1(h), and Liens incurred to secure any surety bonds, appeal bonds, supersedeas bonds, or other instruments serving a similar purpose in connection with such attachment or judgment, (c) carriers’, warehouseman’s, mechanics’, materialmens’, landlord’s and other similar Liens arising by operation of law and securing obligations (other than Debt for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings and a reserve or other appropriate provision, if any, as required by IFRS shall have been made therefor, (d) banker’s Liens in the nature of rights of setoff or other similar Liens upon deposits of cash arising in the ordinary course of business of any Covenant Party, (e) Liens granted by the Loan Parties to Agent in order to secure their respective obligations under this Agreement and the other Loan Documents, (f) Liens on amounts deposited to secure the Covenant Parties’ obligations in connection with worker’s compensation, unemployment insurance, social security and other legislation, (g) Liens set forth on the Disclosure Statement; provided, however, that to qualify as a Permitted Lien pursuant to this clause (g), any such Lien described on the Disclosure Statement shall only secure the Debt that it secures on the Closing Date, (h) deposits to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money, (i) zoning restrictions, covenants, conditions, easements, rights of way, restrictions on use of real property and other similar encumbrances and minor irregularities in the title thereto which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Covenant Party, (j) Liens created by, or attributable to, any lessor of any real property leased by any Covenant Party, (k) other Liens arising as a matter of law not otherwise described above that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings and a reserve or other appropriate provision, if any, as required by IFRS shall have been made therefor, (l) [reserved], (m) other Liens securing Debt or other obligations in an aggregate outstanding principal amount not to exceed the greater of

$275,000 and 2.5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered at any time, (n) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Covenant Party in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder), provided that (i) if applicable, the Distribution by a Loan Party or any Subsidiary thereof of cash in an amount equal to such cash earnest money deposit would not be prohibited by Section 6.5 and (ii) such acquisition would not otherwise result in an Unmatured Event of Default or an Event of Default, (o) [reserved], (p) [reserved], (q) [reserved], (r) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, (s) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (t) [reserved], (u) Liens in connection with the financing of insurance premiums in the ordinary course of business which attach solely to the proceeds thereof or any premium refund, (v) [reserved], (w) [reserved], (x) Liens on the assets of a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Borrower, so long as such Liens were not incurred in contemplation of such Person becoming a Subsidiary of Borrower, and (y) any restrictions on the sale or disposition of assets arising from the Specified Acquisition and set forth in the AIC Acquisition Agreement.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”
“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on any Loan Party’s or its Subsidiaries’ books and records in such amount as is required under IFRS, (b) any such protest is instituted promptly and prosecuted diligently by any Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied in its Permitted Discretion that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
“Person” means and includes natural persons, corporations, partnerships, limited liability companies, joint ventures, associations, companies, business trusts, or other organizations, irrespective of whether they are legal entities.
“Plan Asset Regulation” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.
“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation that are subject to Title I of ERISA or Internal Revenue Code Section 4975.
“Portman Ridge” means Portman Ridge Finance Corporation, a Delaware corporation.
“Portman Ridge Investment Advisory Agreement” means that certain Investment
Advisory Agreement, dated as of April 1, 2019, by and between Portman Ridge and SC Adviser, as amended, restated, supplemented or otherwise modified from time to time.
“Prime Rate” means, for any day, the rate of interest in effect for that day equal to the prime rate in the United States as reported from time to time in The Wall Street Journal (or other authoritative source selected by Agent in its sole discretion), or as Prime Rate is otherwise determined by Agent in its sole and absolute discretion (and, if any such rate is below one percent per annum, the Prime Rate shall be deemed to be one percent per annum). Agent’s determination of the Prime Rate will be conclusive, absent manifest error. Any change in the Prime Rate will take effect at the opening of business on the day of that change. In the event The Wall Street Journal (or any other authoritative source) publishes a range of “prime rates,” the Prime Rate will be the highest of the “prime rates.”
“Recipient” means (a) Agent and (b) any Lender.
“Recourse Assets” means a portion of the assets of SC Adviser, other than Excluded Property, as specified in the SC Adviser Services Agreement; provided that, except as expressly set forth in the SC Adviser Services Agreement, in determining which assets are included as Recourse Assets, if there is more than one type of asset described in this definition that is not fungible with another type of asset described in this definition, a portion of each such non-fungible type of assets described in this definition equal to 24.99% of each such non-fungible type of assets, calculated based on the fair market value thereof.
“Register” has the meaning ascribed thereto in Section 9.10 hereof. “Regulatory Change” has the meaning ascribed thereto in Section 2.14 hereof.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” means, at any time, the Lenders having Loans representing more than 50% of the aggregate Total Outstandings at such time.
“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, awards, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject (including any settlement of any claim that, if breached, could give rise to any of the foregoing).
“Responsible Officer” means the president, chief executive officer, chief operating officer, chief financial officer, secretary, general counsel, vice president, executive vice president, manager, controller, any managing partner, any managing member (or any other officer with equal or more senior authority than the aforementioned officers), or such other officer of such Person designated by a Responsible Officer in a writing delivered to Agent.
“Retained ECF Amounts” means, on any date, an amount, without duplication, determined on a consolidated basis equal to Excess Cash Flow for each fiscal year, commencing with the fiscal year ending December 31, 2022, but solely to the extent such amount was not required to be used to prepay the Obligations pursuant to Section 2.9(c).
“Retention Holder” means any Person that is the designated retention holder for purposes of satisfying U.S. risk retention rules and that is not entitled to receive any Management Fees and otherwise has no material assets or liabilities other than in connection with its activities as a retention holder.
“Revenue” means, with respect to any fiscal period, the result of:
(a)    the amount of Management Fees, Permitted Equity Income and other revenue due or owing (directly or indirectly) to a Borrower or its Subsidiaries that has accrued during such period and that are received by a Borrower or its Subsidiaries;
(b)    without duplication of amounts added in arriving at Revenue in the current or prior periods pursuant to clause (a) above and clause (c) below, the amount of Management Fees (other than Management Fees in respect of any nonconsolidated Person), Permitted Equity Income and other revenue received by the Borrower and its Subsidiaries in immediately available funds during such period; plus
(c)    without duplication of amounts added in arriving at Revenue in the current or prior periods pursuant to clauses (a) and (b) above, the amount of Management Fees distributed to or otherwise received by the Borrower and its Subsidiaries during such period in respect of any nonconsolidated Person, provided that, with respect to the Permitted Equity Income relating to RWAY as an Approved Permitted Equity Income Person, clauses (a) and (b) above in this definition shall include all of the amounts due or owing or received by the Borrower from RWAY during the period commencing on and including the Amendment No. 4 Funding Date to and including the date on which the Borrower or its Subsidiaries acquire certain equity interests in RWAY (and for the avoidance of doubt, following the acquisition of such equity interests in RWAY by the Borrower or its Subsidiaries, such amount shall constitute “Revenue” in accordance with clauses
(a) and (b) above, without the application of this proviso). “RWAY” means Runway Growth Capital LLC.
“RWAY Management Agreement” means the investment advisory agreements by and between RWAY and the funds it manages.
“RWAY Management Fees” means Management Fees (which, for the avoidance of doubt, shall include any incentive fees and the pro rata share of the management fee and incentive fee that RWAY is entitled to) payable pursuant to the RWAY Management Agreement.
“Sanctioned Country” means a country or a government or territory that is the subject or target of comprehensive Sanctions which broadly prohibit dealings in such country or territory.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any other Sanctions-related list of designated Persons maintained by any Governmental Authority, (b) any Person domiciled, organized or ordinarily resident in, or any government or governmental agency of, a Sanctioned Country, (c) any Person directly or indirectly 50% or more owned or controlled (individually or in the aggregate) by, or acting on behalf of, any such Person or Persons described in clauses (a) and (b) above or (d) any Person that is otherwise the target of Sanctions.
“Sanctions” means any and all laws, rules or regulations relating to economic sanctions, trade sanctions, financial sanctions, sectoral sanctions or trade embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over the Borrower or any of its Subsidiaries.
“SC Adviser” means Sierra Crest Investment Management LLC, a Delaware limited liability company.
“SC Adviser Expenses” shall have the meaning ascribed to such term in the SC Adviser LLC Agreement, as in effect on the Closing Date.
“SC Adviser Holdings” means MLCSC Holdings Finance LLC, a Delaware limited liability company.

“SC Adviser Holdings Guaranty” means that certain General Continuing Guaranty, dated as of the date hereof, executed and delivered by SC Adviser Holdings in favor of Agent.
“SC Adviser Holdings Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among SC Adviser Holdings and Agent.
“SC Adviser LLC Agreement” means that certain limited liability company agreement of SC Adviser as in effect on the Closing Date.
“SC Adviser Parent” means MLCSC Holdings LLC, a Delaware limited liability company.
“SC Adviser Parent Guaranty” means that certain General Continuing Guaranty, dated as of the date hereof, executed and delivered by SC Adviser Parent in favor of Agent.
“SC Adviser Parent Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among SC Adviser Parent and Agent.
“SC Adviser Services Agreement” means an agreement and any amendments, modifications or waivers thereto, entered into between SC Adviser Holdings, SC Adviser and the Agent, which is in form and substance reasonably satisfactory to Agent.
“Scheduled Maturity Date” has the meaning given thereto in the definition of Maturity Date herein.
“SEC” means the Securities and Exchange Commission of the United States of America or any successor thereto.
“Securities Account” means a securities account (as that term is defined in the
UCC).
“Security Agreements” means the Borrower Security Agreement, the SC Adviser
Holdings Security Agreement, the SC Adviser Parent Security Agreement, the MLM Adviser Security Agreement, and each other security agreement in favor of Agent that provides for security in respect of the Obligations, including those entered into pursuant to the provisions of Section 5.7 hereof.
“Shareholder” means, with respect to each Person, the holder of some or all of the Equity Interests in such Person.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” shall mean each Loan bearing an interest at a rate based upon Adjusted Term SOFR.
“SOFR Rate Margin” means a percentage per annum equal to (x) 7.50% and (y) commencing with the fiscal quarter ending December 31, 2024, the following percentages per annum, based upon the Borrower’s Adjusted Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Agent pursuant to Section 5.2(d):

Pricing
Level    Adjusted Net Leverage
Ratio    SOFR Rate Margin
1    > 3.25:1.00    7.50%
2    ≤ 3.25:1.00    7.00%
    and > 2.75:1.00
3    ≤    2.75:1.00    and    >    6.50%
    2.25:1.00
4    ≤ 2.25:1.00    6.00%

Any increase or decrease in the SOFR Rate Margin resulting from a change in the Borrower’s Adjusted Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.2(d); provided that “Pricing Level 1” (as set forth above) shall apply as of the first Business Day immediately following the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).
“Solvent” means, with respect to any Person as of any date of determination, that
(a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.
“Specified Acquisition” means the acquisition of AIC by Mount Logan Capital or its Affiliates pursuant to the terms of the AIC Acquisition Agreement and in connection therewith, MLM Adviser entering into a Management Agreement with AIC and/or certain insurance dedicated funds.
“Specified Acquisition Agreement Representations” means such of the representations made by or with respect to Mount Logan Capital, its Subsidiaries and their respective businesses in the AIC Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates shall have the right to terminate its obligations under the AIC Acquisition Agreement as a result of a breach of such representations in the AIC Acquisition Agreement without expense (as determined without regard to any notice requirement and without giving effect to any waiver, amendment or other modification thereto that is materially adverse to the interests of the Lenders (as reasonably determined by the Agent), unless the Agent shall have consented thereto (such consent not to be unreasonably withheld, delayed or conditioned)).
“Specified CLOs” shall have the meaning given to such term in the definition of
“CLOs”.
“Specified Equity Contribution” shall have the meaning set forth in Section 7.4. “Specified Representations” means the representations set forth in Section 4.1,
Section 4.3 (as it relates to the due authorization, execution, delivery and performance of the Loan Documents), Section 4.4, Section 4.5(a)(i) (solely with respect to Regulations T, U and X of the Federal Reserve Board), Section 4.5(a)(iv), Section 4.10, Section 4.19, Section 4.20, and Section 4.30.
“Specified Transaction” means any Acquisition (including the commencement of activities constituting such business), other Investment, disposition (including, in the case of dispositions of business entities, the termination or discontinuance of activities constituting such business), issuance, incurrence, assumption or repayment of Debt (including Debt issued, incurred, assumed or repaid as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated but excluding any Debt incurred or prepaid under any existing revolving credit or line of credit for working capital purposes in the ordinary course unless accompanied by a permanent reduction of the commitments thereunder), Distribution, merger and other business combinations, discontinuance of any subsidiary, constitution or disposition of any line of business or division.
“Subsidiary” means, with respect to any Person (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than 50% of the Equity Interests of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a 50% equity interest at the time. For the avoidance of doubt, as of the Closing Date SC Adviser is not a Subsidiary of any Loan Party.
“Swap Arrangements” means (i) any interest rate, foreign currency, commodity, equity, equity market index-based or debt-market index-based swap, collar, cap, floor or forward rate agreement (which may include, for the avoidance of doubt, any of the foregoing entered into for speculative purposes), (ii) any agreement or arrangement designed to protect against fluctuations in, or to provide for periodic settlements or settlements upon termination based on, interest rates or currency, commodity or equity values, the values of one or more portfolios of, or indices based on, debt or equity securities, or the performance of one or more economic indicators (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and (iii) any confirmation executed in connection with any such agreement or arrangement.
“Taxes” means any tax based upon, or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property taxes, together with any interest and penalties and additions to tax imposed by any Governmental Authority upon any Person.
“Term Loan Commitments” means collectively the (a) Initial Term Loan Commitments, (b) the Delayed Draw Term Loan Commitments, and (c) the Incremental Term Loan Commitments (if any). The aggregate principal amount of the Term Loan Commitments as of the Closing Date is $25,000,000. The aggregate principal amount of the Term Loan Commitments as of, and immediately after giving effect to the amendments on, the Amendment No. 1 Effective Date is $29,500,000. The aggregate principal amount of the Term Loan Commitments as of, and immediately after giving effect to the amendments on, the Amendment No. 2 Funding Date is $34,000,000. The aggregate principal amount of the Term Loan Commitments as of, and immediately after giving effect to the amendments on, the Amendment No. 4 Funding Date is $40,000,000.
“Term SOFR” shall mean:

(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding
U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by Term SOFR Administrator; provided, however, that if as of 5:00
p.m. (New York City time) on any Base Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR Reference Rate has not occurred, then Term SOFR will be Term SOFR Reference Rate for such tenor as published by Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Term SOFR Determination Day.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on
SOFR.
“Total Assets” means, for any period, calculated as of any date of determination,

without duplication and determined in accordance with IFRS, the sum of the Management Fees received by a Loan Party in connection with each Management Agreement of an Investment Adviser, as illustrated below, times the multiple ascribed to such Management Agreement, as set forth below:
(i)    with respect to the Logan Ridge Management Agreement,
2.75 multiplied by an amount equal to the lesser of (A) the Management Fees received in immediately available funds by a Loan Party under such Management Agreement during the twelve month period ending on such date of determination, and (B) the product of the Management Fees received in immediately available funds by a Loan Party for such Management Agreement during the quarter ending on such date of determination multiplied by four (4); provided that for the purposes of such calculation, the Management Fees, to the extent included in the applicable calculation period (w) for the fiscal quarter ending September 30, 2020 shall be deemed to be $1,565,000, (x) for the fiscal quarter ending December 31, 2020 shall be deemed to be $1,440,000, (y) for the fiscal quarter ending March 31, 2021 shall be deemed to be $1,398,000 and (z) for the fiscal quarter ending June 30, 2021 shall be deemed to be
$1,272,000;
(ii)    with respect to the Portman Ridge Investment Advisory Agreement, 2.75 multiplied by an amount equal to the sum of (A) the lesser of (x) the Management Fees under the Portman Ridge Investment Advisory Agreement distributed to or otherwise received by a Loan Party in immediately available funds during the twelve month period ending on such date of determination (for the avoidance of doubt, but without duplication, net of SC Adviser Expenses for such period), and (y) the Management Fees under the Portman Ridge Investment Advisory Agreement distributed to or otherwise received by a Loan Party in immediately available funds during the quarter ending on such date of determination (for the avoidance of doubt, but without duplication, net of SC Adviser Expenses for such period) multiplied by four plus (B) the Cost Reimbursement (whether paid by setoff or otherwise) for the twelve month period ending on such date of determination;
(iii)    with respect to the Alt-CIF Management Agreement, 3.00 multiplied by an amount equal to the lesser of (A) the Management Fees received in immediately available funds by SC Adviser under such Management Agreement during the twelve month period ending on such date of determination, and (B) the product of the Management Fees received in immediately available funds by SC Adviser for such Management Agreement during the quarter ending on such date of determination multiplied by four (4);
(iv)    with respect to the AIC Management Agreement, 2.75 multiplied by an amount equal to the lesser of (A) the Management Fees received in immediately available funds by a Loan Party under such Management Agreement during the twelve month period ending on such date of determination, and (B) the product of the Management Fees received in immediately available funds by a Loan Party for such Management Agreement during the quarter ending on such date of determination multiplied by four (4); provided that for the four fiscal quarters immediately preceding the entry into the AIC Management Agreement, the Management Fees shall be deemed to be specified amounts mutually agreed to between the Agent and the Borrower on or prior to the effective date of the AIC Management Agreement;
(v)    with respect to (1) the Management Agreements of MLM Adviser in respect of the Specified CLOs, and (2) any other Management Agreement of any Investment Adviser in respect of any other collateralized loan obligation (excluding for the avoidance of doubt, the Ovation Management Agreement and the First Trust Management Agreement), a multiplier of at least 2.00 to be mutually agreed to between the Agent and the Borrower on or prior to the effective date of such other Management Agreement multiplied by an amount equal to the lesser of (A) the Management Fees received in immediately available funds by a Loan Party under such Management Agreement during the twelve month period ending on such date of determination, and (B) the product of Management Fees received in immediately available funds by a Loan Party for such Management Agreement during the quarter ending on such date of determination multiplied by four (4); provided that for the four fiscal quarters immediately preceding the entry into such other Management Agreement described in this clause (v)(2), the Management Fees shall be deemed to be specified amounts mutually agreed to between the Agent and the Borrower on or prior to the effective date of such other Management Agreement;
(vi)    with respect to the OCIF Management Agreement, 3.00 multiplied by (A) as of any date of determination prior to March 31, 2024, product of the Management Fees received in immediately available funds by MLM Adviser for such Management Agreement during the quarter ending on such date of determination multiplied by four (4), and (B) as of any date of determination on and after March 31, 2024, an amount equal to the lesser of (1) the Management Fees received in immediately available funds by MLM Adviser under such Management Agreement during the twelve month period ending on such date of determination, and (2) product of the Management Fees received in immediately available funds by MLM Adviser for such Management Agreement during the quarter ending on such date of determination multiplied by four (4);
(vii)    with respect to the Ovation Management Agreement, 3.00 multiplied by an amount equal to the lesser of (A) the Management Fees received in immediately available funds by a Loan Party under such Management Agreement during the twelve month period ending on such date of determination, and (B) the product of the Management Fees received in immediately available funds by a Loan Party for such Management Agreement during the quarter ending on such date of determination multiplied by four (4);

(viii)    with respect to the First Trust Management Agreement,
1.00 multiplied by an amount equal to the lesser of (A) the Management Fees received in immediately available funds by a Loan Party under such Management Agreement during the twelve month period ending on such date of determination, and (B) the product of the Management Fees received in immediately available funds by a Loan Party for such Management Agreement during the quarter ending on such date of determination multiplied by four (4);
(ix)    with respect to the RWAY Management Agreement, 2.75 multiplied by an amount equal to the lesser of (1) a Loan Party’s (which Loan Party is the equityholder of RWAY) pro rata share of the RWAY Management Fees received by RWAY under such Management Agreement during the twelve month period ending on such date of determination, and (2) product of a Loan Party’s (which Loan Party is the equityholder of RWAY) pro rata share of the RWAY Management Fees received by RWAY under such Management Agreement during the quarter ending on such date of determination multiplied by four (4);
(x)    with respect to any other Management Agreement of any Investment Adviser not described in the foregoing clauses (i) through (ix), (A) (x) in the case of a Management Agreement that is not a sub-advisory agreement or sub-management agreement, a multiplier of at least 2.75 or (y) in the case of a Management Agreement that is a sub-advisory agreement or sub-management agreement, a multiplier of at least 1.00, in each case to be mutually agreed to between the Agent and the Borrower on or prior to the effective date of such other Management Agreement multiplied by (B) an amount equal to the sum of (1) the lesser of
(x) the Management Fees received in immediately available funds by a Loan Party under such Management Agreement during the twelve month period ending on such date of determination, and (y) the product of Management Fees received in immediately available funds by a Loan Party for such Management Agreement during the quarter ending on such date of determination multiplied by four (4) plus (2) (x) if such Management Agreement is with SC Adviser, the Cost Reimbursement (whether paid by setoff or otherwise) for the twelve month period ending on such date of determination or (y) otherwise, $0; provided that for the four fiscal quarters immediately preceding the entry into such other Management Agreement described in this clause (x), the Management Fees shall be deemed to be specified amounts mutually agreed to between the Agent and the Borrower on or prior to the effective date of such other Management Agreement;
(xi)    [Reserved]; and
(xii)    with respect to each applicable fiscal quarter, the then-current net asset value of Equity Interests of Approved NAV Persons held by MLM Adviser and subject to Agent’s Liens under the MLM Adviser Security Agreement, as reported in the quarterly financial statements (or, if more recent, the most recent annual financial statements) of the Borrower for such fiscal quarter.

“Total Outstandings” means, at any date, the aggregate outstanding principal amount of the Loans on such date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Transaction-Related Expenses” means any costs and expenses incurred by any Loan Party or any of its Subsidiaries in connection with the consummation (or, in the case of clause (iii), actual or proposed consummation) of (i) this Agreement and the other Loan Documents, exclusive of any interest or commitment fees payable under this Agreement, (ii) the Specified Acquisition and (iii) (x) the incurrence, modification, redemption, retirement or repayment of Debt permitted to be incurred by this Agreement, (y) any Acquisition, other Investment, consolidation, merger, amalgamation or similar transaction or (z) any disposition.
“Treasury Rate” means a rate per annum (computed on the basis of actual days elapsed over a year of 365 days (or 366 as the case may be)) equal to the rate on the date when the Applicable Prepayment is received in immediately available funds by the Lenders, that is the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities with a maturity closest to the amount of days from such date through the first anniversary of the Closing Date.

“UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Unadjusted Benchmark Replacement” means the applicable Benchmark

Replacement excluding the related Benchmark Replacement Adjustment. “United States” and “U.S.” mean the United States of America.
“Unmatured Event of Default” means an event, act, or occurrence which, with the giving of notice or the passage of time, would become an Event of Default.
“Unrestricted Cash” means with respect to any Person, any cash and Cash Equivalents of such Person that (a) are subject to a Lien in favor of Agent pursuant to the Loan Documents and, subject to Section 5.11, a Control Agreement in favor of Agent, or (b) would not be identified as “restricted” on a balance sheet of such Person prepared in accordance with IFRS; provided that no ACR Restricted Cash shall constitute Unrestricted Cash.
“Unused Delayed Draw Fee” means with respect to each Delayed Draw Fee Period the product of (a) 0.50% multiplied by (b) the Delayed Draw Unused Amount multiplied by (c) the actual number of days during such Delayed Draw Fee Period divided by (d) 360.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Voidable Transfer” has the meaning set forth in Section 9.13.
1.2    Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” References in this Agreement to a “determination” or “designation” include estimates by Agent and the Lenders (in the case of quantitative determinations or designations), and beliefs by Agent and the Lenders (in the case of qualitative determinations or designations). The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement, any of the other Loan Documents, or any other agreement includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. Any reference herein or in any other Loan Document to the satisfaction, payment or repayment in full of the Obligations shall mean the repayment in full of all Obligations other than unasserted contingent expense reimbursement and indemnification Obligations and Obligations that by their express terms survive termination of this Agreement. Unless otherwise specified, all references herein to times of day shall be references to New York City time. All payments and calculations under this Agreement and the Loan Documents (including the financial statements provided hereunder or thereunder) shall be in Dollars.
1.3    Limited Condition Transactions. As it relates to any action being taken within 6 months of the applicable Test Date (as defined below) (or such longer period as may be agreed by Agent in its reasonable discretion) solely in connection with (i) an Acquisition or other similar Investment that the Loan Parties or any of their respective Subsidiaries are contractually committed to consummate and whose consummation is not conditioned on the availability of, or obtaining, third party financing or (ii) the prepayment of indebtedness following delivery of an irrevocable notice of prepayment in respect thereof (a “Limited Condition Transaction”), for purposes of:
(i)    determining compliance with any other provision of this Agreement or any other Loan Document which requires the calculation of any financial ratio or financial test as a condition to consummating such Limited Condition Transaction,
(ii)    testing whether an Unmatured Event of Default or Event of Default has occurred and determining whether any representation or warranty (other than a Specified Representation) in any Loan Document is correct as of such date, or
(iii)    testing availability under baskets set forth in this Agreement (including baskets determined by reference to EBITDA), in each case, the date of determination thereof shall be, at the Borrower’s option (an “LCT Election”), the date of entering into the binding definitive agreement for such acquisition or the date of delivery of such irrevocable notice of prepayment (the “Test Date”) and shall be made giving pro forma effect to such acquisition or prepayment and the other transactions (including the incurrence of Debt) to be entered into in connection therewith as if they had occurred at the beginning of the applicable test period and if the applicable Loan Party or Subsidiary could have taken such action on the relevant Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with; provided that (x) until the date of consummation of such Limited Condition Transaction (or termination of the related acquisition agreement) such Debt (and any associated Lien) shall be deemed incurred at the time of such LCT Election and outstanding thereafter for the purposes of determining pro forma compliance with any applicable incurrence test and (y) for purposes of any calculation of any incurrence test (but not for purposes of the calculation of any financial maintenance covenant) with respect to the incurrence of any other Debt or Liens, or the making of any other acquisition, Investment, Distribution or other transaction subject to ratio compliance on or following such date and prior to the consummation of such Limited Condition Transaction (or termination of the definitive agreement with respect thereto), any such ratio shall also be required to be calculated without giving effect to such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.
Article II.
AMOUNT AND TERMS OF LOAN
2.1    Loans.
(a)    Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make to the Borrower on the Closing Date an initial term loan (each such loan, an “Initial Term Loan”), in an amount equal to such Lender’s Initial Term Loan Commitment; provided that no Lender shall have an obligation to make an Initial Term Loan in excess of such Lender’s Initial Term Loan Commitment. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.
(b)    Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make to the Borrower, as Borrower may request, on each Delayed Draw Borrowing Date, a delayed draw term loan (each such loan, a “Delayed Draw Term Loan”), in an amount up to the unfunded amount of such Lender’s applicable Delayed Draw Term Loan Commitment; provided that no Lender shall have an obligation to make a Delayed Draw Term Loan in excess of such Lender’s Delayed Draw Term Loan Commitment. Each Lender’s Delayed Draw Term Loan Commitment shall automatically be reduced immediately upon and in the principal amount of each Delayed Draw Term Loan made by it hereunder. If there exists any unfunded Delayed Draw Term Loan Commitments on the Delayed Draw Term Loan Commitment Termination Date, then each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action, and automatically be reduced to zero on such date.

(c)    Subject to the terms and conditions set forth herein and in Amendment No. 1, each 2022 Incremental Term Lender, severally and not jointly, agrees to make to the Borrower on the Amendment No. 1 Effective Date a 2022 Incremental Term Loan in an amount equal to such 2022 Incremental Term Lender’s 2022 Incremental Term Loan Commitment; provided that no 2022 Incremental Term Lender shall have an obligation to make a 2022 Incremental Term Loan in excess of such 2022 Incremental Term Lender’s 2022 Incremental Term Loan Commitment. Each 2022 Incremental Term Lender’s 2022 Incremental Term Loan Commitment shall terminate immediately and without further action on the Amendment No. 1 Effective Date after giving effect to the funding of such 2022 Incremental Term Lender’s 2022 Incremental Term Loan Commitment on such date.
(d)    Subject to the terms and conditions set forth herein and in Amendment No. 2, each 2023 Incremental Term Lender, severally and not jointly, agrees to make to the Borrower on the Amendment No. 2 Funding Date a 2023 Incremental Term Loan in an amount equal to such 2023 Incremental Term Lender’s 2023 Incremental Term Loan Commitment; provided that no 2023 Incremental Term Lender shall have an obligation to make a 2023 Incremental Term Loan in excess of such 2023 Incremental Term Lender’s 2023 Incremental Term Loan Commitment. Each 2023 Incremental Term Lender’s 2023 Incremental Term Loan Commitment shall terminate immediately and without further action on the Amendment No. 2 Funding Date after giving effect to the funding of such 2023 Incremental Term Lender’s 2023 Incremental Term Loan Commitment on such date.
(e)    Subject to the terms and conditions set forth herein and in Amendment No. 4, each 2024 Incremental Term Lender, severally and not jointly, agrees to make to the Borrower on the Amendment No. 4 Funding Date a 2024 Incremental Term Loan in an amount equal to such 2024 Incremental Term Lender’s 2024 Incremental Term Loan Commitment; provided that no 2024 Incremental Term Lender shall have an obligation to make a 2024 Incremental Term Loan in excess of such 2024 Incremental Term Lender’s 2024 Incremental Term Loan Commitment. Each 2024 Incremental Term Lender’s 2024 Incremental Term Loan Commitment shall terminate immediately and without further action on the Amendment No. 4 Funding Date after giving effect to the funding of such 2024 Incremental Term Lender’s 2024 Incremental Term Loan Commitment on such date.
(f)    Any principal amounts repaid in respect of any Loan, in whole or in part, may not be reborrowed. All amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.
2.2    Borrowings. The Borrower may request that the Lenders make a Delayed Draw Term Loan by delivering to the Agent an executed irrevocable Borrowing Notice not later than 2:00 p.m. (New York time) at least six (6) Business Days prior to the date of the requested

Borrowing Date unless such notice period is waived by the Agent in its sole discretion. The aggregate amount of each borrowing of a Loan by Borrower shall be in an aggregate amount of at least $1,000,000 in the case of the initial borrowing and $500,000 in the case of each subsequent borrowing and an integral multiple of $100,000 in excess of such amount (or, if less, the remaining unfunded Term Loan Commitments). Each Borrowing Notice delivered pursuant to this Section 2.2 must specify the requested Borrowing Date and amount of requested borrowing; provided that the Lenders shall not be obligated to fund a Loan more than twice each month unless such restriction is waived by the Agent in its sole discretion. If any such Borrowing Notice is not delivered by the time referred to above, then it shall be deemed to have been given on the next Business Day.
2.3    Incremental Term Loan Commitments. Borrower may, by written notice to Agent (each, an “Incremental Term Loan Request”), request one or more increases in the Term Loan Commitment (each, an “Incremental Term Loan Commitment” and the loans thereunder, each an “Incremental Term Loan”) at any time; provided that no commitment of any Lender shall be increased without the consent of such Lender in such Lender’s sole discretion and no Lender shall be required to participate in any Incremental Term Loan. Each Incremental Term Loan Request shall set forth (x) the amount of the Incremental Term Loan Commitment being requested (which shall be in a minimum amount of $1,000,000 and multiples of $500,000 in excess thereof (or such other amount as the Agent and Borrower shall agree)) and (y) the date on which such Incremental Term Loan is requested to become effective (which, unless otherwise agreed by Agent and the Lenders providing such Incremental Term Loan, shall not be less than six (6) days nor more than sixty (60) days after the date of any Incremental Term Loan Request (the “Incremental Effective Date”)). Upon delivery of the applicable Incremental Term Loan Request to Agent, such Incremental Term Loan Commitment shall be offered to all Lenders pro rata according to the respective outstanding principal amounts of the Loans and Term Loan Commitments held by each Lender (or in such other proportion as may be agreed by the Lenders and the Agent). The Agent shall have up to ten (10) Business Days to deliver a response regarding the amount of the requested Incremental Term Loan that the Lenders will provide.
(a)    Conditions. Notwithstanding anything in this Agreement to the contrary, the obligation of Agent and the Lenders to make any Incremental Term Loan shall be subject to satisfaction of the conditions precedent set forth in Section 3.3; provided that, to the extent the proceeds of any Incremental Term Loan will be applied to finance a Limited Condition Transaction permitted under this Agreement, such Incremental Term Loan shall only be subject to the satisfaction of the conditions precedent set forth in Sections 3.3(a)

and (c) and such requirements shall be limited to a requirement that no Event of Default under Section 7.1(a), (d) or (e) shall exist and be continuing and the Specified Representations shall be true and correct in all material respects, in each case, at the time of the execution of the relevant acquisition agreement.
(b)    Required Amendments. The Agent, Lenders and Borrower agree that, upon the effectiveness of any Incremental Term Loan Commitment, this Agreement shall be amended to the extent necessary to reflect the existence of such Incremental Term Loan Commitment. From and after each Incremental Effective Date, the Incremental Term Loans and Incremental Term Loan Commitments established pursuant to this Section 2.3 shall (A) constitute Loans and Term Loan Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and (B) without limiting the foregoing, benefit equally and ratably from the security interests created by the applicable Loan Documents. The Borrower shall take any actions reasonably required by the Agent and the Lenders to ensure and/or demonstrate that the Liens and security interests granted by the applicable Loan Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Incremental Term Loans and Incremental Term Loan Commitments.
2.4    Interest Rates; Payment of Principal and Interest.
(a)    Borrower shall pay to each Lender (or to the Agent on behalf of one or more Lenders if so directed by the Agent) each payment due, in the amount thereof, by making such amount available to each of the Lenders’ Accounts (each in an amount equal to the amount that such Lender is entitled to receive hereunder in respect of the Loans held by such Lender) not later than 4:00 p.m. New York City time, on the date of payment.
(b)    Subject to Section 2.5, the Loans shall bear interest upon the unpaid principal balance thereof, from and including the date advanced, to but excluding the date of repayment thereof, at a rate, per annum, equal to Interest Rate with respect to such Loans and shall be due and payable, in arrears on each Payment Date, commencing on the first Payment Date following the Closing Date, and continuing on each Payment Date thereafter and on the Maturity Date.
2.5    Default Rate. Upon (a) the occurrence and during the continuance of an Event of Default under Section 7.1(a), (d) or (e), or (b) written notice from Agent to Borrower following the occurrence and during the continuance of any other Event of Default electing a default rate of interest, the Loans shall bear interest at a rate, per annum, equal to the lesser of (x) the Interest Rate plus 2.0 percentage points, and (y) the Highest Lawful Rate. All amounts payable under this Section 2.5 shall be due and payable on demand by Agent.
2.6    Computation of Interest and Fees Maximum Interest Rate.
(a)    All computations of interest with respect to the Loans and computations of the fees due hereunder for any period shall be calculated on the basis of a year of 360 days for the actual number of days elapsed in such period. Interest shall accrue from the first day of the making of the Loans to (but not including) the date of repayment of the Loans in accordance with the provisions hereof.
(b)    Anything to the contrary contained in this Agreement notwithstanding, Borrower shall not be obligated to pay, and Agent shall not be entitled to charge, collect, receive, reserve, or take interest (it being understood that interest shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such Highest Lawful Rate; provided, however, that, if the interest rate otherwise applicable hereunder declines below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Loans) until the interest that has been paid hereunder equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates otherwise specified in this Agreement. For purposes of this Section 2.6, the term “applicable law” shall mean that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
2.7    Request for Borrowing.
(a)    The Loans shall be made as set forth in Section 2.1 or Section 2.2, as applicable, upon written notice, by way of a Borrowing Notice, which Borrowing Notice shall be given by telefacsimile, email, mail, or personal service.
(b)    Each Borrowing Notice shall include certifications to demonstrate that each of the conditions in Article III have been satisfied.
2.8    [Reserved].

2.9    Mandatory Repayments.
(a)    General. All remaining principal outstanding under the Loans, all interest that has accrued and remains unpaid thereon, all unpaid fees, costs, or expenses that are payable hereunder or under any other Loan Document, and all other Obligations (other than those Obligations related to unasserted contingent expense reimbursement and indemnification Obligations and Obligations that by their express terms survive termination of this Agreement) shall be due and payable in full on the earliest of (i) the Maturity Date, (ii) the date of the acceleration of the Loans in accordance with the terms hereof.
(b)    Amortization Payments.
(x)    On each Payment Date, commencing with the Payment Date with respect to the Applicable Measurement Period ending December 31, 2021, the Borrower shall make a payment in an amount equal to the sum of (i) 1.25% of the Term Loan Commitments as of the Closing Date (i.e., $312,500 per quarterly payment) plus (ii) 1.25% of the original principal balance of each Incremental Term Loan funded by the Lenders after the Closing Date (the sum of such amounts, each a “Mandatory Principal Payment”), which such payments (being the sum of the amounts in clause (i) and clause (ii), and totaling $368,750 for the fiscal quarter ending June 30, 2023 and $425,000 per quarterly payment commencing with the fiscal quarter ending September 30, 2023) shall reduce the outstanding principal of the Loans by the amounts thereof as of the applicable Payment Date; provided that the increase in the amount of the Mandatory Principal Payments in respect of the (x) 2022 Incremental Term Loan pursuant to the foregoing clause (ii) shall commence on the Payment Date with respect to the Applicable Measurement Period ending December 31, 2022, (y) 2023 Incremental Term Loan pursuant to the foregoing clause (ii) shall commence on the Payment Date with respect to the Applicable Measurement Period ending September 30, 2023, and (z) 2024 Incremental Term Loan pursuant to the foregoing clause (ii) shall commence on the Payment Date with respect to the Applicable Measurement Period ending March 31, 2025.

(y)    Notwithstanding anything to the contrary in the foregoing in this Section 2.9(b), the total Mandatory Prepayment Amount required to be paid by Borrower (irrespective of whether or not such amount relates to the 2024 Incremental Term Loan) on:
(i)    the Payment Date with respect to the Applicable Measurement Period ending December 31, 2024 shall be zero; and
(ii)    any Payment Date thereafter shall be $500,000, provided that, to the extent that there is any Mandatory Repayments resulting from the receipt of Net Cash Proceeds from the sale, disposition or transfer of the equity interests in OCIF, and such Net Cash Proceeds have been applied in accordance with Section 2.9(e) (Net Cash Proceeds) below, then the amount of any and all Mandatory Principal Payment(s) required to be made on a Payment Date occurring in calendar year 2025 under this Section 2.9(b) shall be reduced by the aggregate amount of such application (to the extent not already applied in prior Payment Dates pursuant to the operation of this proviso) made pursuant to Section 2.9(e) below.
(c)    ECF Sweep. Within ten Business Days of delivery to Agent of the annual audited financial statements for each fiscal year of Borrower ending after the Closing Date, commencing with the fiscal year ended December 31, 2022, that are required pursuant to Section 5.2(c), prepay the outstanding principal amount of the Obligations in an amount equal to
(i) (A) commencing with Borrower’s fiscal year ended December 31, 2022 and continuing on an annual basis thereafter (but subject to the provisions of subclause (B) below), prepay the outstanding principal amount of the Obligations in an amount equal to 75% of the Excess Cash Flow of the Borrower for such fiscal year or (B) if Borrower’s audited financial statements for its fiscal year ended December 31, 2022 or for any succeeding fiscal year demonstrate that the Net Leverage Ratio of the Loan Parties and their Subsidiaries as of the end of such fiscal year was equal to or less than 1.32:1.00, then the percentage of Excess Cash Flow that is required to be prepaid pursuant to subclause (A) above for such fiscal year to which such audited financial statements relate shall be reduced to 50% of the Excess Cash Flow of the Borrower for such fiscal year minus (ii) the sum of (1) the amount of any cash prepayments of the Obligations made pursuant to Section 2.10(a) during such fiscal year (and not previously applied by the Borrower in such fiscal year pursuant to the following clause (2) to reduce the prepayment required by this Section 2.9(c) for the preceding fiscal year) and (2) at the Borrower’s election, all or any amount of any cash prepayment of the Obligations made pursuant to Section 2.10(a) after the end of such fiscal year and on or prior to the date of such prepayment; provided that in each case under subclause (ii) above, no voluntary prepayment funded with the proceeds of an incurrence of long-term Funded Debt may be applied pursuant to subclause (ii) above to reduce the amount of the prepayment required under this Section 2.9(c); provided, further, that a prepayment shall not be required pursuant to this Section 2.9(c) in respect of any fiscal year unless the payment otherwise required with respect to such fiscal year exceeds $250,000.
(d)    The Borrower will give written notice of a Change of Control Event at least ten (10) Business Days prior to the occurrence thereof (provided that (i) if the Borrower does not have knowledge at least ten (10) Business Days prior to the occurrence of such Change of Control Event that such Change of Control Event is expected to occur, then such notice of such event shall be given on the date when Borrower first obtains knowledge that such Change of Control Event is expected to occur), which notice shall (i) state the expected effective date of such Change of Control Event and (ii) contain an offer to repay the Loans and all other Obligations hereunder in full in immediately available funds as of the effective date of such Change of Control Event. Notwithstanding the foregoing, any notice of a Change of Control Event may state that the offer to repay the Obligations in accordance with this Section 2.9(d) is conditioned upon the effectiveness of the Change of Control Event, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Within five (5) days following the receipt of such notice, the Agent, on behalf of the Lenders, shall notify the Borrower in writing whether the Lenders accept the offer of repayment of the Loans as set forth herein and provide the Borrower with the Agent’s calculation of the repayment amount due under this Section 2.9(d) in an amount equal to the sum of (x) the product of (1) 100%, times (2) the principal amount of the outstanding Loans, plus (y) all accrued but unpaid interest on the principal amount of the outstanding Loans, plus (z) the Applicable Premium (if any), which calculations shall be conclusive absent manifest error. In the event the Lenders accept the Borrower’s offer to repay the Loans in accordance with this Section 2.9(d), the Borrower shall so repay the Loans and all other Obligations in full in accordance with the agreed upon calculations on the effective date of such Change of Control Event. In the event the Lenders reject the Borrower’s offer to repay the Loans in accordance with Section 2.9(d), the Loans and all other Obligations shall remain outstanding and the Loan Documents shall remain in full force and effect. Each Lender’s determination to accept or reject the Borrower’s offer to repay the Loans as set forth herein shall be made in such Lender’s sole discretion.
(e)    Within five Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds of (i) any voluntary or involuntary sale or disposition of Assets (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof but excluding the disposition of Assets permitted pursuant to Sections 6.7(g), (h) and (i)) of any Covenant Party or any of its Subsidiaries in an aggregate amount in excess of the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered, at any time after the Closing Date, and (ii) subject to the terms and conditions of the SC Adviser Services Agreement, any distribution pursuant to the terms of the SC Adviser Services Agreement due to any voluntary or involuntary sale or disposition of the Recourse Assets of SC Adviser; provided that, if the Borrower shall deliver to the Agent a certificate of a Responsible Officer to the effect that the Loan Parties and the

Subsidiaries intend to apply such Net Cash Proceeds (or a portion thereof specified in such certificate) to make an Acquisition not prohibited by this Agreement within 180 days after receipt of such Net Cash Proceeds and certifying that no Unmatured Event of Default or Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph (e) in respect of the Net Cash Proceeds specified in such certificate, except to the extent of any such Net Cash Proceeds therefrom that have not been so applied or contractually committed in writing by the end of such 180-day period (and, if so contractually committed in writing but not applied prior to the end of such 180-day period, applied within 180 days of the end of such period), promptly after which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied, Borrower shall prepay (or cause to be prepaid) the outstanding principal amount of the Obligations in an amount equal to 100% of such Net Cash Proceeds received by such Person in connection with such sales or dispositions.
2.10    Voluntary Prepayments; Applicable Premium.
(a)    Borrower shall have the right, at any time and from time to time, to prepay the Loans, and in the case of the prepayment in full of the Obligations, to terminate this Agreement. Borrower shall give Lender written notice not less than three (3) Business Days prior to any such prepayment. In each case, such notice shall specify the date on which such prepayment is to be made (which shall be a Business Day), and the amount of such prepayment. Each such prepayment shall be in an aggregate minimum amount of $250,000, and integral multiples of $10,000 in excess of such amount, in each case, and shall include interest accrued on the amount prepaid to, but not including, the date of payment in accordance with the terms hereof (or, in each case, such lesser amount constituting the amount of the Loans then outstanding).
(b)    Upon any prepayment of all or a portion of the principal of the Loans (but not with respect to any mandatory prepayment of all or any portion of the Obligations pursuant to Section 2.9(b) or (c)) (any such prepayment or event, an “Applicable Prepayment”), such prepayment shall be accompanied by a prepayment premium (the “Applicable Premium”) equal to: (A) if such Applicable Prepayment occurs on or after the Amendment No. 4 Funding Date but prior to the first anniversary of the Amendment No. 4 Funding Date, 2.00% of the principal amount of the portion of the then-outstanding principal amount of the Loans that is the subject to such Applicable Prepayment, and (B) if such Applicable Prepayment occurs on or after the first anniversary of the Amendment No. 4 Funding Date, zero.
Any Applicable Premium shall be in addition to all other amounts which may be due to the Agent from time to time pursuant to the terms of this Agreement and the other Loan Documents.

All of the Loans shall be subject to the Applicable Premium set forth in this Section 2.10(b) in respect of any Applicable Prepayment and the payment of one Applicable Premium on any prepayment of a portion of the Loan shall not excuse or reduce the payment of an Applicable Premium on any subsequent Applicable Prepayment of a portion of the Loans.
(c)    Without limiting the generality of the foregoing, it is understood and agreed that if Borrower is required to make an offer to prepay the Obligations in connection with a Change of Control Event pursuant to Section 2.9(d) above, then the Applicable Premium, determined as of the date when such offer is required to be made, will also be due and payable as set forth in Section 2.9(d) as though said Obligations were voluntarily prepaid (and shall constitute an Applicable Prepayment) as of the date of such Change of Control Event and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Applicable Premium payable in accordance with clause (b) above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and the Borrower agrees that it is reasonable under the circumstances. BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM. The Borrower expressly agrees that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Premium, and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Applicable Premium as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans.
2.11    [Reserved].
2.12    Closing Fee; Unused Delayed Draw Fee.
(a)    On the Closing Date, the Borrower agrees to pay to the Lenders, as compensation for providing the Term Loan Commitments, a one-time fee in an amount equal to
$625,000, which fee shall take the form of original issue discount and be net funded from the proceeds of the Loans funded on the initial Borrowing Date. Such fee will be in all respects fully earned, due and payable on the Closing Date and non refundable and non creditable thereafter.
(b)    The Borrower agrees to pay to the Lenders, as compensation for providing the unfunded Delayed Draw Term Loan Commitments, the Unused Delayed Draw Fee in arrears on each Payment Date, which fee shall accrue at all times from and after the Closing Date until the Delayed Draw Term Loan Commitment Termination Date.
2.13    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books (the “Loan Account”) on which Agent will calculate charges in respect of the Loans and all interest, fees, and expenses in respect thereof (in each case, as and when payable hereunder or under the other Loan Documents). The entries made in the Loan Account shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of Agent to maintain the Loan Account shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. Agent shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all expenses owing, and such statements shall be conclusively presumed to be correct and accurate (absent manifest error) and constitute an account stated between Borrower and Agent and the Lenders unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Agent a written objection thereto describing the error or errors contained in any such statements.
2.14    Increased Costs. If after the Closing Date, the adoption of, or any change in, any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Agent or any Lender (or its Affiliates) with any request, guideline, or directive of any Governmental Authority (a “Regulatory Change”) shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including any such requirement imposed by the Federal Reserve Board) against Assets of, deposits with, or for the account of, or credit extended by, Agent or any Lender (or its Affiliates) (except any reserve requirement reflected in the Eurocurrency Reserve Requirement), or subjects Agent or any Lender to any

Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, Agent may, by written notice given to Borrower, together with reasonably detailed supporting evidence, require Borrower to pay to such Lender such additional amounts as shall compensate such Lender for any such increased cost, reduction, loss, or expense actually incurred by such Lender in connection with the Loans for such increased amounts preceding the date on which such notice is given during each fiscal quarter thereafter. Any such request for compensation by such Lender under this Section 2.14 shall set forth the basis of calculation thereof and shall, in the absence of manifest error, be conclusive and binding for all purposes unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such request for compensation. Notwithstanding anything herein to the contrary, the issuance of any rules, regulations or directions under (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of this Agreement and the protection of this Agreement shall be available to Agent regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith.
2.15    Benchmark Replacement.
(a)    Suspension. If Agent, on any Business Day, is unable to determine in good faith the Term SOFR for a new, continued, or converted SOFR Loan for any reasonable reason (as determined by Agent in good faith), or any law, regulation, or governmental order, rule or determination makes it unlawful for Agent to make a SOFR Loan, Borrower’s right to select SOFR Loans will be suspended upon the Agent giving written notice (including by email) of such determination until Agent is again able to determine the Term SOFR or make SOFR Loans, as the case may be. During such suspension, new Loans may only be Base Rate Loans and SOFR Loans shall automatically convert to Base Rate Loans upon the expiration of the Interest Period in effect immediately prior to the commencement of such suspension, and the Loans shall not otherwise constitute SOFR Loans; provided that Borrower or Agent may request an alternative interest rate to the Base Rate, and Borrower and Agent shall negotiate such alternative interest rate in good faith. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.
(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Arrangement shall be deemed not to be a “Loan Document” for purposes of this Section 2.15), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Conforming Changes. In connection with the use or administration of Term SOFR or the implementation of a Benchmark Replacement, the Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent shall promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes.
(d)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.15.
(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion in consultation with the Borrower or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may, in consultation with the Borrower, modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may, in consultation with the Borrower, modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
2.16    Funding Sources. Nothing herein shall be deemed to obligate Agent or any Lender to obtain the funds to make any Loan in any particular place or manner and nothing herein shall be deemed to constitute a representation by Agent or any Lender that it has obtained or will obtain such funds in any particular place or manner.
2.17    Survivability. Borrower’s obligations under Section 2.14 hereof shall survive repayment of the Loans made hereunder.

2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    the Unused Delayed Draw Fee payable pursuant to Section 2.12(b) shall cease to accrue on the unused Commitment of such Defaulting Lender;
(b)    the Commitments of such Defaulting Lender shall not be included in determining whether the Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2(b)); and
(c)    any payment of principal, interest, fees or other amounts received by the Defaulting Lender or the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no

Unmatured Event of Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)    In the event that the Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the provisions of this Section 2.18 shall cease to apply to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.19    Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:
(a)    notify the Agent of such fact, and
(b)    other than in connection with a Buyout, purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Article III. CONDITIONS TO LOAN
3.1    Conditions Precedent to Initial Term Loan. The obligation of the Agent and the Lenders to make the Initial Term Loan hereunder is subject to the fulfillment, to the reasonable satisfaction of (or waiver by) Agent and its counsel, of only the following conditions on or before the Closing Date:
(a)    Borrower shall have executed and delivered to Agent the Disclosure Statement required under this Agreement, and the form and content of the Disclosure Statement shall be reasonably satisfactory to Agent in its sole discretion;
(b)    subject to Section 5.11, Agent shall have received the Guaranties, the Security Agreements, SC Adviser Services Agreement, and each other Loan Document, each duly executed and delivered by a Responsible Officer of each party thereto (where applicable) other than Agent and each dated as of the Closing Date (or in the case of certificates of governmental officials, a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Agent;
(c)    Agent    shall    have    received    lien    search    results    reasonably
satisfactory to it;
(d)    Agent shall have received a certificate of status with respect to each Loan Party, dated within twenty (20) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;
(e)    Agent shall have received a copy of the Governing Documents of each Loan Party, certified by a Responsible Officer of such Loan Party, as being true, correct, and complete copies thereof, and to the extent available with respect to the articles or certificate of incorporation, formation, or partnership, as applicable, of such Loan Party, certified as of a recent date prior to the Closing Date by an appropriate official of the state of organization of such Loan Party;
(f)    Agent shall have received a copy of the resolutions or the unanimous written consents of each Loan Party, certified as of the Closing Date by a Responsible Officer of such Loan Party as being true, correct, and complete copies thereof, authorizing (A) the borrowing hereunder and the transactions contemplated by the Loan Documents to which such Person is or will be a party, and (B) the execution, delivery and performance by such Person of each Loan Document to which such Person is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;
(g)    Agent shall have received a copy of each of the Management Agreements, in each case certified by a Responsible Officer of Borrower as being a true, correct, and complete copy thereof;
(h)    Agent shall have received a signature and incumbency certificate of the Responsible Officers of each Loan Party executing this Agreement or any other Loan Document to which such Loan Party is a party, certified by a Responsible Officer of such Loan Party;
(i)    Agent shall have received (or shall receive substantially concurrently with the making of the Loans) full payment of all of the reasonable and documented out-of-pocket fees, costs, and expenses of Agent (including the reasonable and documented out-of-pocket fees and expenses of Agent’s external counsel) incurred in connection with the preparation, negotiation, execution, and delivery of the Loan Documents to the extent Borrower is obligated to reimburse such expenses pursuant to Section 8.1 hereof and to the extent that an invoice for any such fees, costs, and expenses is received by Borrower not later than one (1) Business Days prior to the Closing Date;
(j)    Agent shall have received a duly executed Borrowing Notice in an amount equal to $16,500,000 with respect to the Loans to be made on the Closing Date, providing instructions to Agent with respect to the disbursement of the proceeds of such Loans;
(k)    Agent shall have received a certificate of an Responsible Officer of the Borrower, certifying the Borrower and its Subsidiaries are Solvent on a consolidated basis as of the Closing Date;
(l)    [reserved];
(m)    since March 31, 2021, there shall not have been any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(n)    Agent shall have completed its business, legal, and collateral due diligence, including a review of the Loan Parties’ Governing Documents, and diligence regarding any litigation described in the Disclosure Statement, the results of which shall be reasonably satisfactory to Agent;

(o)    Agent shall have received opinions of Dechert LLP, special U.S. counsel to the Loan Parties and Wildeboer Dellelce LLP, special Canadian counsel to Mount Logan Capital, as to such matters as the Agent may reasonably request;
(p)    Agent shall have received a payoff letter, dated as of or prior to the Closing Date, by and between SC Adviser Holdings and Forethought Life Insurance Company, duly executed and delivered by the parties thereto;

(q)    Agent shall have received a duly executed and delivered copy of the Mount Logan Promissory Note;
(r)    the representations and warranties contained in Article IV of this Agreement and other Loan Documents are true and correct in all material respects on and as of the Closing Date as though made on and as of such date (except where already qualified by materiality, in which case they shall be true and correct in all respects), except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date (except where already qualified by materiality, in which case they shall be true and correct in all respects)); and
(s)    at the time of and after giving effect to the making of the Loans and any substantially concurrent application of the proceeds thereof, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, nor shall either result from the making of the Loans.
3.2    Conditions Precedent to Delayed Draw Term Loan. The obligation of Agent and the Lenders to make the Delayed Draw Term Loans is subject to satisfaction of the following conditions precedent:
(a)    the conditions set forth in Section 3.3 are satisfied immediately after giving effect to the applicable Delayed Draw Term Loan;
(b)    Agent shall have received a fully executed copy of the AIC Management Agreement;
(c)    the net revenue reasonably projected by Borrower to be received by MLM Adviser in connection with the AIC Management Agreement during the twelve months immediately following the consummation of the Specified Acquisition on a run rate basis is not less than $3,000,000; and
(d)    Agent shall have received a certificate duly executed by an officer of the Borrower, certifying the foregoing delivery of the documents described in the foregoing clause (b),

that the Specified Acquisition has been or substantially concurrently will be consummated substantially in accordance with the terms and conditions of the AIC Acquisition Agreement, and compliance with the matters set forth above in the foregoing clause (c).
3.3    Conditions Precedent to All Term Loans. The obligation of Agent and the Lenders to make any Loan is subject to satisfaction (or waiver by the Agent) of the following conditions precedent:
(a)    (i) with respect to any Loan, the proceeds of which are or are intended to be used substantially concurrently to consummate the Specified Acquisition, no Event of Default under Section 7.1(a), (d) or (e) shall exist and be continuing and (ii) with respect to any other Loan, no Event of Default or Unmatured Event of Default shall exist or result from the incurrence of such Loan;

(b)    with respect to any Loan, the proceeds of which are not used to consummate the Specified Acquisition, immediately after giving effect to the incurrence of such Loan, the Borrower is in pro forma compliance with the Financial Covenants;
(c)    (i) with respect to any Loan, the proceeds of which are or are intended to be used substantially concurrently to consummate the Specified Acquisition, the Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of such Borrowing Date and (ii) with respect to any other Loan, all representations and warranties contained in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier therein) both immediately before and immediately after giving effect to such Loan (except to the extent any representation or warranty relates to an earlier date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date); and
(d)    with respect to any Loan, the proceeds of which are not used to consummate the Specified Acquisition, Agent shall have received a certificate duly executed by an officer of the Borrower, certifying as to the foregoing and, in the case of the foregoing clause (b), providing reasonably detailed calculations in respect thereof.
Article IV. REPRESENTATIONS AND WARRANTIES
Borrower makes the following representations and warranties which, except as set forth in the Disclosure Statement, shall be true, correct, and complete in all respects as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all respects on and as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement and the making of the Loans:
4.1    Due Organization, Good Standing, Etc. (i) Each Loan Party is a corporation, limited liability company, limited partnership or other Person duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) each Loan Party (x) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and (y) in the case of the Borrower, to make the borrowings hereunder and in the case of each Loan Party, to execute and deliver each Loan Document to which it is a party and to consummate the transactions contemplated thereby and
(iii)    each Covenant Party is duly qualified to do business and is in good standing to conduct business in each jurisdiction where the failure of such qualification would reasonably be expected to have a Material Adverse Effect.
4.2    Equity Interests in Loan Parties. As of the Closing Date, all of the Equity Interests of the Covenant Parties are owned by the Persons identified in the Disclosure Statement.
4.3    Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been (or will be when executed by such Loan Party) duly authorized by all necessary action, and (ii) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any governmental permit, license, authorization or approval necessary to its operations to the extent the matters in this clause (ii) would reasonably be expected to have a Material Adverse Effect.
4.4    Binding Agreements. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity regardless of whether considered in a proceeding in equity or at law.
4.5    Other Agreements. The execution, delivery, and performance by each Loan Party of each Loan Document to which it is a party, do not and will not: (a) violate (i) any provision of any federal (including the Exchange Act), state, or local law, rule, or regulation (excluding Regulations T, U, and X of the Federal Reserve Board) binding on such Loan Party

(including, for the avoidance of doubt, provisions of any federal laws of Canada, or the laws of any province therein, binding on Mount Logan Capital), (ii) Regulations T, U, and X of the Federal Reserve Board, (iii) any order of any domestic Governmental Authority, court, arbitration board, or tribunal binding on such Loan Party, or (iv) the Governing Documents of such Loan Party, (b) contravene any provisions of, result in a breach of, constitute (with the giving of notice or the lapse of time) a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets of such Loan Party pursuant to, any Contractual Obligation of such Loan Party, (c) require termination of any Contractual Obligation of such Loan Party, or (d) constitute a tortious interference with any Contractual Obligation of such Loan Party, except, in the case of clauses (a)(i), (a)(iii), (b) and (c) (x) such violation, contravention, breach or default as would not reasonably be expected to result in a Material Adverse Effect or
(y) any consent required in connection with the exercise of remedies on any Collateral.
4.6    Litigation: Adverse Facts.
(a)    There is no action, suit, proceeding, or arbitration (irrespective of whether purportedly on behalf of any Loan Party) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the actual knowledge of a Responsible Officer, threatened in writing against or affecting any Loan Party, that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to adversely affect such Person’s ability to perform its obligations under the Loan Documents to which it is a party (including Borrower’s ability to repay any or all of the Loans when due);
(b)    None of the Loan Parties are: (i) in violation of any applicable law in a manner that would reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner that would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to adversely affect such Person’s ability to perform its obligations under the Loan Documents to which it is a party (including Borrower’s ability to repay any or all of the Loans when due); and

(c)    (i) There is no action, suit, proceeding or, to the actual knowledge of a Responsible Officer, investigation pending or, to the actual knowledge of a Responsible Officer, threatened in writing against or affecting any Loan Party that challenges the validity or the enforceability of this Agreement or other the Loan Documents, and (ii) there is no action, suit, or proceeding pending against or affecting any Loan Party pursuant to which, on the Closing Date, there is in effect a binding injunction that would reasonably be expected to adversely affect the validity or enforceability of this Agreement or the other Loan Documents.
4.7    Approvals. Other than such as may have previously been obtained, filed, or given, as applicable and the filing of Uniform Commercial Code financing statements or consents needed in connection with the exercise of remedies (including with respect to any Management Agreement or equity of an Investment Adviser), no consent, license, permit, approval, or authorization of, exemption by, notice to, report to or registration, filing, or declaration with, the SEC, FINRA or any other Governmental Authority or agency or shareholders of any Loan Party is required in connection with the execution, delivery and performance by the Loan Parties of any Loan Document to which it is or will be a party.
4.8    Title to Assets; Liens. Except for Permitted Liens, all of the Assets of the Covenant Parties are free from all Liens of any nature whatsoever. Except for Permitted Liens, the Covenant Parties have good and sufficient title to all of their respective Assets reflected in their books and records as being owned by them or their nominee. Neither this Agreement, nor any of the other Loan Documents, nor any transaction contemplated under any such agreement will affect any right, title, or interest of the Covenant Parties in and to any of their respective Assets in a manner that would reasonably be expected to have a Material Adverse Effect.
4.9    Payment of Taxes. (a) All material Tax returns of the Covenant Parties required to be filed by them have been timely filed (inclusive of any permitted extensions), (b) all material Taxes, assessments, fees, amounts required to be withheld and paid to a Governmental Authority and all other governmental charges upon any Covenant Party, and upon their Assets, income, and franchises, that are due and payable have been timely paid, and (c) there is no proposed, asserted, or assessed material Tax deficiency against any Covenant Party, in each case, except where such matter is subject to a Permitted Protest. Neither Borrower nor any of its Subsidiaries is taxable as a corporation for U.S. federal income tax purposes.
4.10    Governmental Regulation.
(a)    No Covenant Party is, nor immediately after the application by Borrower of the proceeds of the Loans will be, required to register as an “investment company” under the Investment Company Act. No Covenant Party is a “promoter” of, or “principal underwriter”

of or for, an “investment company”, as such terms are defined in the Investment Company Act.
(b)    Each Covenant Party, to the extent required thereby, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for by such Covenant Party).
(c)    Each Covenant Party that is required under applicable law to be duly registered, licensed or qualified as a broker-dealer or as a member of FINRA, or to be registered, licensed or qualified as a broker- dealer representative, a registered representative, or agent in any State of the United States or with the SEC or required to be registered with any other Governmental Authority under applicable law, in each case, are so registered, licensed or qualified.
4.11    Disclosure. Except with respect to information of a general economic or general industry nature, forward looking information and information relating to third parties, no representation or warranty of any Loan Party contained in this Agreement or any other document, certificate, or written statement furnished to Agent by or on behalf of Borrower with respect to the business, operations, Assets, or condition (financial or otherwise) of the Loan Parties for use solely in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized assumptions believed by the management of Borrower to be reasonable at the time made in the preparation of such information, report, financial statement, exhibit or schedule. There is no fact actually known to Borrower (other than matters of a general economic or general industry nature) or any Guarantor that would reasonably be expected to have a Material Adverse Effect, that has not been disclosed herein or in such other documents, certificates, and statements furnished to Agent for use in connection with the transactions contemplated hereby or is not otherwise publicly available to Agent. All financial projections represent, as of the date on which any other such financial projections are delivered to Agent, the Loan Parties’ good faith estimate of their and their Subsidiaries future performance for the periods covered thereby; it being understood by Agent that such financial information as it relates to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and no assurance can be given that any particular forecast or projection will be realized and that actual results may differ and such difference may be material.
4.12    Debt. None of the Covenant Parties has any Debt outstanding other than Debt permitted by Section 6.1 hereof.
4.13    Existing Defaults. None of the Covenant Parties is in default in the performance, observance or fulfillment of any of the obligations, contained in any Contractual Obligation applicable to it, and no condition exists which, with or without the giving of notice or the lapse of time, would constitute a default under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect. None of the Covenant Parties is in violation of any law, ordinance, rule, or regulation to which it or any of its Assets is subject, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

4.14    No Default; No Material Adverse Effect.
(a)    No Event of Default or Unmatured Event of Default has occurred and is continuing or, in connection with the making of any Loans, would result from such proposed Loans.
(b)    No event or development has occurred since March 31, 2021, which would reasonably be expected to result in a Material Adverse Effect.
4.15    Margin Securities. As of the Closing Date, all of the Margin Securities of the Covenant Parties are owned by the Persons identified in the Disclosure Statement.
4.16    Nature of Business. No Covenant Party is engaged in any business other than as set forth in Section 6.9 or any business ancillary or reasonably related thereto.
4.17    Deposit Accounts and Securities Accounts. As of the Closing Date, set forth on the Disclosure Statement with respect to this Section 4.17 is a listing of all of the Covenant Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
4.18    ERISA Compliance.
(a)    No Covenant Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan; and

(b)    The underlying assets of the Covenant Parties do not constitute Plan Assets of any Covenant Party pursuant to the Plan Asset Regulation or otherwise; and
(c)    Assuming the Assets used by each Lender to make the Loans do not constitute Plan Assets, the transactions contemplated by the Loan Documents do not constitute a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Internal Revenue Code that will subject such Lender to any Tax, penalty, damages or any other claim or relief under Section 502(i) of ERISA or such Sections of the Internal Revenue Code or applicable similar laws.
4.19    FCPA. The Borrower will not, directly or indirectly, use any part of the proceeds of the Loans made hereunder for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.
4.20    Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. None of the Loan Parties’ or, to any Responsible Officer’s actual knowledge, any of its Subsidiaries’ directors, officers, employees, agents or Affiliates is a Sanctioned Person. Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each Loan Party and its Subsidiaries, and to the actual knowledge of each Responsible Officer, each director, officer, employee, agent and Affiliate of each Loan Party and its Subsidiaries, is in compliance with applicable Sanctions, Anti-Corruption Laws, and, in all material respects, Anti-Money Laundering Laws. The Borrower will not use the proceeds of any Loans made hereunder to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person in violation of applicable Sanctions, or otherwise in any manner that would result in a violation of any Sanctions by Agent, any Lender or other Person participating in this Agreement.
4.21    Borrower as Holding Company. The Borrower is a holding company and does not have any liabilities (other than as permitted by Section 6.1), own any assets (other than the Equity Interests issued by MLM Adviser and SC Adviser Holdings, as applicable, or any other Loan Parties, Subsidiaries or Excluded Entities hereafter formed, subject to compliance with the provisions of Section 5.7) or engage in any operations or business (other than those resulting solely from the ownership of such Equity Interests, maintaining its existence, and other activities ancillary to such businesses), in each case, other than performance of its obligations under this Agreement and the other Loan Documents to which it is a party and all documents and agreements related thereto and any obligations incidental thereunder.
4.22    Capitalization. The Disclosure Statement sets forth, as of the Closing Date, (x) the name of each Subsidiary of the Borrower, and the SC Adviser and, as to each, the name of the direct owner(s) and the percentage of the Equity Interests owned by such owner(s),
(y) with respect to the Borrower, the name and capital percentage of each investor in the Borrower that owns directly or indirectly greater than 25% of the equity capital of the Borrower, and (z) all of the Equity Interests of Mount Logan Capital owned by (i) BC Partners Advisors
L.P. and its Affiliates and (ii) Ted Goldthorpe, Matthias Ederer or Henry Wang.
4.23    Financial Condition. The financial statements of Mount Logan Capital and its consolidated subsidiaries for the fiscal quarter ended March 31, 2021 fairly present in all material respects the consolidated statement of assets of Mount Logan Capital, the Borrower and their consolidated subsidiaries as of the respective dates thereof.
4.24    [Reserved].
4.25    [Reserved].
4.26    Material Contracts. As of the Closing Date, each of the Governing Documents of the Loan Parties and each Management Agreement (including the Portman Ridge Investment Advisory Agreement, the Alt-CIF Management Agreement and the Logan Ridge Management Agreement) of the Covenant Parties (i) is in full force and effect and is binding upon and enforceable against such Loan Party (in the case of Governing Documents) or such Covenant Party (in the case of Management Agreements) that is a party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity regardless of whether considered in a proceeding in equity or at law) and (ii) is not in default due to the action of any Loan Party (in the case of Governing Documents) or any Covenant Party (in the case of Management Agreements), in each case of clauses (i) and (ii) above, to the extent that the foregoing would not reasonably be expected to result in a Material Adverse Effect.
4.27    Removal Action. Except to the extent such Management Agreements no longer constitute a Material Management Agreement, no action has been taken by the shareholders or directors (or any similar governing body) of Portman Ridge, Alt-CIF, Capitala, OCIF, Ovation or First Trust Adviser, as applicable, to remove the Investment Adviser in its capacity as the adviser to such Person, and the recipient of the Management

Fees under the Portman Ridge Investment Advisory Agreement, the Alt-CIF Management Agreement, the Capitala Management Agreement, the OCIF Management Agreement, the Ovation Management Agreement, or the First Trust Management Agreement, as applicable.
4.28    Name; Jurisdiction of Organization; Organizational ID Number; Chief Executive Office; FEIN. The Disclosure Statement sets forth a complete and accurate list as of the Closing Date of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) the chief executive office of each Loan Party and (v) the federal employer identification number of each Loan Party, if applicable.
4.29    [Reserved].
4.30    Solvency.
(a)    Immediately before and immediately after giving effect to the Loans, the Loan Parties, taken as a whole, are Solvent on a consolidated basis.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party. No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or substantially all of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.
Article V. AFFIRMATIVE COVENANTS
Borrower covenants and agrees that until payment, in full, of the Loans, with interest accrued and unpaid thereon, any other Obligations and any other amounts due hereunder (other than those Obligations related to unasserted contingent expense reimbursement and indemnification Obligations and Obligations that by their express terms survive termination of this Agreement), and except as set forth in the Disclosure Statement, Borrower will do, and will cause the other Covenant Parties (provided that Sections 5.2(b) and (c) shall be satisfied so long as Borrower and Mount Logan Capital, respectively, complies with the obligations contained therein) to do, each and all of the following:

5.1    Accounting Records and Inspection. Maintain adequate financial and accounting books and records in accordance with IFRS and permit any representative of Agent at such reasonable times during normal business hours and upon reasonable (and in any event not less than 48 hours) advance notice to the Borrower, to inspect, audit, and examine such books and records and to make copies thereof (subject to attorney-client privilege and confidentiality obligations), and to discuss its affairs, financing, and accounts with Borrower’s senior officers, managerial employees and independent public accountants; provided, that, unless an Event of Default has occurred and is continuing, the Lenders and their agents and representatives shall, collectively, be permitted to conduct not more than one such visit or related inspection during any fiscal year without the Borrower’s consent. In furtherance of the foregoing, the Borrower hereby authorizes its independent accountants, and the independent accountants of each of the other Covenant Parties, to discuss the affairs, finances and accounts of such Person with the agents and representatives of the Agent in accordance with this Section 5.1 (unless an Event of Default has occurred and is continuing, not more than once during any fiscal year without the Borrower’s consent) so long as the Agent notifies such Person no less than five (5) Business Days (or a fewer number of days as may be consented to by the Borrower) in advance of any such discussion and the officers and representatives of such Person are given a reasonable opportunity to participate in such discussion.
5.2    Financial Statements, Compliance Certificates and Other Information. Furnish to Agent:
(a)    [reserved];
(b)    within (i) 45 days after the end of the first three fiscal quarter of each fiscal year and (ii) 120 days after the end of the last fiscal quarter of each fiscal year, in each case, of the Borrower, unaudited financial statements, containing a statement of assets, liabilities, and capital, statements of operations and cash flows, in each case prepared in accordance with IFRS, of the Borrower and its consolidated subsidiaries for such fiscal quarter, in each case commencing with the fiscal quarter ending September 30, 2021;
(c)    within 120 days after the end of each fiscal year of Mount Logan Capital, audited financial statements, containing a statement of assets, liabilities, and capital, statements of operations and cash flows, of Mount Logan Capital and its consolidated subsidiaries for such fiscal year, commencing with the fiscal year ending December 31, 2021, in each case, prepared in accordance with IFRS and reported on by an independent certified public accountant at any “Big Four” accounting firm selected by Borrower (or such other independent certified public accountant reasonably acceptable to the Agent) (which opinion shall be without
(i) a “going concern” or like qualification or exception, or (ii) any qualification or exception as to the scope of such audit, in each case, except for any such qualification or exception with respect to, or resulting from, (A) changes in accounting principles or practices reflecting changes in IFRS that are required or approved by such auditors, or (B) the impending maturity date of any Debt of the Loan Parties);
(d)    concurrent with the delivery of the financial statements under clause (b) and (c) above, as applicable, a Compliance Certificate duly executed by the Responsible Officer of Borrower (i) stating that he or she has individually reviewed the provisions of this Agreement and the other Loan Documents, (ii) stating that, with respect to any Compliance Certificate relating to financial statements delivered under clause (b) above, such financial statements have been prepared in accordance with IFRS (except as otherwise noted therein, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Mount Logan Capital and its consolidated subsidiaries or the Borrower and its consolidated subsidiaries, as applicable, (iii) stating that no Event of Default or Unmatured Event of Default has occurred and is continuing during the applicable period, or if an Event of Default or Unmatured Event of Default has occurred and is continuing during the most recent period covered by such financial statements, specifying all such Events of Default or Unmatured Events of Default of which such individual may have knowledge, and (iv) setting forth reasonably detailed calculations of the Financial Covenants as of the end of such fiscal quarter or fiscal year, as applicable;
(e)    notice, as soon as possible and, in any event, within three (3) Business Days after any Responsible Officer becomes aware, of the occurrence of any Event of Default or any Unmatured Event of Default, together with a written statement from such Covenant Party’s Responsible Officer or general counsel setting forth the details thereof and the action that the Covenant Parties propose to take with respect thereto (except failure to give notice of an Unmatured Event of Default will not result in any Event of Default if such Unmatured Event of Default does not result in an Event of Default);
(f)    as soon as practicable, written notice of any condition or event which has resulted or would reasonably be expected to result in (i) a Material Adverse Effect, or
(ii) a breach of, or noncompliance with, any material term, condition, or covenant of any Material Management Agreement;
(g)    promptly upon becoming aware of any Person’s seeking to obtain or threatening in writing to seek to obtain a decree or order for relief with respect to any Covenant Party or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower is taking or proposes to take with respect thereto;

(h)    promptly, copies of all material amendments to the Governing Documents of any Covenant Party;
(i)    prompt notice of, but in any event not later than 3 Business Days after any Covenant Party’s knowledge of:
(i)    (A) the commencement of, any adverse development in, or (to the knowledge of the Covenant Parties) a written threat of, any dispute, litigation, investigation, proceeding or suspension between any of the Covenant Parties and any Governmental Authority which would reasonably be expected to result in liability in excess of the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered and (B) the commencement of, any adverse development in, or (to the knowledge of the Covenant Parties) a written threat of, any dispute, litigation, investigation or proceeding between any of the Covenant Parties and any other Person which would reasonably be expected to result in liability in excess of the greater of $550,000 and

5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered, to the extent not covered by insurance;
(ii)    the acquisition by any Covenant Party of any Margin
Securities; and
(iii)    the issuance by any United States of America federal or
state court or any United States of America federal or state regulatory authority of any injunction, order, or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of the Loans, or the institution of any litigation or similar proceeding seeking any such injunction, order, or other restraint;
(j)    within 3 Business Days after the filing thereof, all documents and written information submitted to any Governmental Authority in connection with any dispute, litigation, investigation, proceeding or suspension of any Covenant Party by any Governmental Authority (or a summary thereof if necessary to preserve attorney client privilege), to the extent that such dispute, litigation, investigation or proceeding would reasonably be expected to have a Material Adverse Effect;
(k)    within 3 Business Days after the same become publicly available, notice of any filings made by the Covenant Parties as required by applicable securities laws outside of the ordinary course of business (other than any filings excluded by clause (j) above), containing information relating to the business of any of the Covenant Parties that is material and adverse to the Lenders;
(l)    promptly but in any event not later than 3 Business Day after occurrence thereof, any incurrence, drawing under, amendment to or termination of a letter of credit permitted under this Agreement;
(m)    promptly after the same are executed and become available, copies of any Management Agreements or Governing Documents entered into after the Closing Date;
(n)    promptly (but in any event within 3 Business Days after the occurrence thereof), written notice of (i) the occurrence of a “Key Man Event”, “Key Person Event” or any similar term of like kind or import defined in any Management Agreement, or (ii) the termination, sale or assignment in whole of any Management Agreement (including any sub-advisory agreements or sub-management agreements), the failure of any such Management Agreement to be renewed, or any such Management Agreement ceasing to be in effect; and
(o)    promptly, such other information and data with respect to the Covenant Parties or any of their Subsidiaries as from time to time may be reasonably requested by Agent.
5.3    Existence. (a) Preserve and keep in full force and effect, at all times, its existence, except as otherwise permitted under Section 6.6 or 6.7, (b) become or remain duly qualified and in good standing in each jurisdiction in which the failure of such qualification would reasonable be expected to result in a Material Adverse Effect, and (c) cause the Equity Interests of Mount Logan Capital to at all times be listed for trading and be traded on the Neo

Exchange Inc. or another nationally-recognized Canadian or United States stock exchange; provided that this covenant shall not prevent Mount Logan Capital from completing any transaction which would result in the Equity Interests of Mount Logan Capital ceasing to be listed so long as the holders of such Equity Interests receive securities of an entity which is listed on a nationally-recognized Canadian or United States stock exchange or cash.
5.4    Governing Documents; Etc. Cause each Governing Document and Material Management Agreement to remain in full force and effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.6 or Section 6.7.
5.5    Payment of Taxes and Claims. Pay all material Taxes, assessments, and other governmental charges imposed upon it or any of its Assets before they become delinquent, and all material claims for sums which have become due and payable and which by law will create a Lien upon any of its Assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except to the extent that the validity of such Tax, assessment or other governmental charge shall be the subject of a Permitted Protest.
5.6    Compliance with Laws, Etc. Comply with, and cause each other Loan Party to comply with, their respective Governing Documents and all other Contractual Obligations and the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, except where a failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.7    Further Assurances; Formation of Subsidiaries.
(a)    At any time or from time to time upon the reasonable request of Agent, execute, acknowledge and deliver, at its sole cost and expense, to the Agent such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purposes of this Agreement or the other Loan Documents (including in order to grant a perfected Lien) in accordance with the terms of this Agreement and the other Loan Documents; provided that, notwithstanding anything else contained herein or in any other Loan Document to the contrary, (i) the foregoing shall not apply to any Excluded Property, (ii) any such documents and deliverables shall be governed by U.S. law (or the law of any state, municipality, or other jurisdiction within the United States), (iii) no perfection actions by “control” (except with respect to Equity Interests, certain debt instruments, documents, chattel paper and, pursuant to Control Agreements, deposit accounts, securities accounts and commodities accounts, in each case, to the extent required under the Security Agreements), leasehold mortgages, landlord waivers or collateral access agreements shall be required to be entered into hereunder or under any other Loan Document, and (iv) no action to create or perfect any security interest in any non-U.S. jurisdiction shall be required (and the Agent shall not be authorized to take any such action) (it being understood and agreed that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).
(b)    Within 30 days (or such later date as agreed by Agent) of the time that (i) any direct or indirect Subsidiary (other than an Excluded Entity) of Borrower other than a Loan Party receives any Management Fees or (ii) any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary (other than an Excluded Entity) after the

Closing Date, (A) cause such new Subsidiary to provide to Agent a guaranty substantially in the form attached hereto as Exhibit G-1, and a security agreement, substantially in the form attached hereto as Exhibit S-1 together with such other security documents, as well as appropriate UCC-1 financing statements, in each case, pursuant to the terms of the applicable Security Agreement,
(B) if such new Subsidiary is a direct Subsidiary of a Covenant Party, cause such Covenant Party to provide to Agent an addendum to its Security Agreement and, to the extent that such Covenant Party’s interests in such Subsidiary are certificated, appropriate certificates and powers hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in each case in form and substance reasonably satisfactory to Agent, and (C) cause such new Subsidiary to provide to Agent all other reasonably requested documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above and the perfection of Agent’s Liens, in each case, as is consistent with those delivered pursuant to Section 3.1 on the Closing Date. Any document, agreement, or instrument executed or issued pursuant to this Section 5.7 shall be a Loan Document. Notwithstanding anything to the contrary herein, no Excluded Entity shall be required to be a Guarantor or provide a Security Agreement hereunder so long as such Person is an Excluded Entity.
(c)    Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, if SC Adviser or any Subsidiary thereof or Mount Logan Capital forms, acquires any new Subsidiary (who is not also a new Subsidiary of the Borrower), or obtains any Equity Interests in any joint venture or other Person, in each case with Assets that are not Assets of the Loan Parties (other than Mount Logan Capital), then SC Adviser and Mount Logan Capital shall be under no obligation to join or to cause to join such Subsidiary to this Agreement or any other Loan Document, or enter into any separate security agreement, instruments or similar documentation, or provide any certificate in respect thereof.
5.8    [Reserved].
5.9    Obtaining of Permits. Obtain, maintain and preserve each Investment Adviser’s status as a registered investment adviser under the Investment Advisers Act of 1940.
5.10    Foreign Qualification. Duly qualify to conduct business in all jurisdictions where its failure to do so would reasonably be expected to have a Material Adverse Effect.
5.11    Post-Closing Covenant.
(a)    Within thirty (30) days after the Closing Date (or such later date as may be agreed by Agent in its reasonable discretion), Agent shall have received a Control Agreement with respect to each Deposit Account or Securities Account maintained by any Loan Party which is in form and substance reasonably satisfactory to Agent.

(b)    Within thirty (30) days after the Closing Date (or such later date as may be agreed by Agent in its reasonable discretion), Agent shall have received an SC Adviser Services Agreement which is in form and substance reasonably satisfactory to Agent.

(c)    Within thirty (30) days after the Closing Date (or such later date as may be agreed by Agent in its reasonable discretion), Agent shall have received:
(i)    a certificate of status with respect to SC Adviser such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;
(ii)    a copy of the Governing Documents of SC Adviser, certified by a Responsible Officer of SC Adviser, as being true, correct, and complete copies thereof, and to the extent available with respect to the certificate of formation of SC Adviser, certified as of a recent date by an appropriate official of the state of organization of such Loan Party;
(iii)    a copy of the resolutions or the unanimous written consent of SC Adviser, certified by a Responsible Officer of SC Adviser as being true, correct, and complete copies thereof, authorizing the execution, delivery and performance by SC Adviser of each Loan Document to which SC Adviser is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith; and
(iv)    a signature and incumbency certificate of the Responsible Officers of SC Adviser, certified by a Responsible Officer of SC Adviser.
5.12    Sanctions; Anti- Corruption Laws; Anti-Money Laundering Laws. Comply with all applicable Sanctions, Anti-Corruption Laws and, in all material respects, Anti- Money Laundering Laws. Each of the Covenant Parties and its Subsidiaries shall maintain in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their Subsidiaries with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
Article VI. NEGATIVE COVENANTS
Borrower covenants and agrees that until payment, in full, of the Loans, with interest accrued and unpaid thereon, any other Obligations and any other amounts due hereunder (other than those Obligations related to unasserted contingent expense reimbursement and indemnification Obligations and Obligations that by their express terms survive termination of this Agreement), and except as set forth in the Disclosure Statement concerning matters which do not conform to the covenants of this Article VI, Borrower will not do, and will not permit the Covenant Parties (provided that Sections 6.3, 6.5, 6.11 and 6.17 shall not be applicable to any Investment Adviser) to do, any of the following:
6.1    Debt. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt, except:
(a)    Debt evidenced by this Agreement and the other Loan Documents;

(b)    (i) Debt resulting from Capitalized Lease Obligations and (ii) Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided that (x) such Debt under clause (ii) is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and
(y) the aggregate principal amount of such Debt permitted by this clause (b) shall not exceed the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered in the aggregate at any one time outstanding;
(c)    Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;
(d)    [reserved];
(e)    [reserved];
(f)    Debt owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries which Debt is incurred in the ordinary course of business, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred;
(g)    Debt incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;
(h)    Debt incurred in the ordinary course of business with banks or financial institutions that arises in connection with cash management arrangements and related treasury services;

Statement;
(i)
Debt existing on the date hereof and set forth in the Disclosure

(j)    Debt of any Covenant Party owing to any Loan Party or SC
Adviser; provided that (i) any such Debt is unsecured and subordinated in right of payment to the Obligations in a manner that is reasonably satisfactory to the Agent, and (ii) in the case of debt owing by any Covenant Party that is not a Loan Party, the aggregate amount thereof shall not exceed the greater of $275,000 and 2.5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered at any time outstanding;
(k)    non-speculative Swap Arrangements for the purpose of limiting interest rate risk or exchange rate risk with respect to any Debt or Investment not prohibited under this Agreement;
(l)    other Debt in an aggregate principal amount not exceeding the greater of $550,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered at any time outstanding;
(m)    Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts incurred in the ordinary course of business;
(n)    [reserved];
(o)    Debt incurred in the ordinary course of business under incentive, non-compete, consulting, deferred compensation, or other similar arrangements incurred by any Covenant Party;
(p)    Debt incurred in the ordinary course of business with respect to the financing of insurance premiums;
(q)    Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder;
(r)    guaranties by a Loan Party in respect of real estate lease obligations incurred in the ordinary course of business; and

(s)    Debt incurred by any Covenant Party arising from agreements providing for indemnities, adjustment of purchase price or similar obligations in connection with acquisitions or dispositions of any business assets permitted pursuant to Section 6.7 hereof.
6.2    Liens.
(a)    Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its Assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, or
(b)    enter into, assume, or permit to exist any agreement (other than Debt permitted to be incurred under Section 6.1(b)) to refrain from granting Liens over the Collateral to or for the benefit of Agent, except, (i) imposed by applicable law or by this Agreement and the other Loan Documents and under other agreements governing Debt of the Covenant Parties, (ii) any agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral and does not require the direct or indirect granting of any Lien securing any Debt or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Loans or any Swap Arrangement or (iii) Contractual Obligations which (A) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.3 (in each case, including the Joint Venture Agreements to which a Loan Party is a party), (B) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto, (C) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Covenant Party, (D) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business or (E) are customary provisions restricting the creation of Liens on assets subject to any asset sale permitted under Section 6.6 or 6.7.
6.3    Investments. Make or own any Investment in any Person, except Permitted Investments; provided, subject to Section 5.11, that no Covenant Party shall maintain any

Deposit Account, other than an Excluded Account, that is not subject to a valid security interest in favor of the Agent and a Control Agreement; provided, further that if a depositary bank unilaterally determines to close a Deposit Account (not as a result of any action or inaction of a Covenant Party) and there is no other Deposit Account then existing subject to a Control Agreement to which the funds in such account may practicably be moved, then such funds may be transferred to a new Deposit Account which shall be made subject to a valid security interest and a Control Agreement within sixty (60) days of the date such Covenant Party received notice of such closure (or such later date as may be agreed by Agent in its reasonable discretion). For purposes of this Section 6.3, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made), minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment, provided that in no event shall the aggregate amount of any Investment be less than zero, and provided further that the amount of any Investment shall not be reduced by reason of any write-off of such Investment, nor increased by way of any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.
6.4    [Reserved].
6.5    Dividends; Distributions. Make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any interest of any class of equity interests in any Covenant Party, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto, or other security convertible into any of the foregoing, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations (collectively, a “Distribution”) other than:

on Exhibit 6.11;
(a)
to the extent constituting Distributions, any transaction specified

(b)    other Distributions in the aggregate not in excess of an amount equal to the sum of (i) (x) during the 2021 calendar year, the greater of $2,000,000 and 10% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered and (y) during the 2022 calendar year and during each calendar year thereafter, the greater of $1,500,000 and 10% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered, plus (ii) 100% of the proceeds contributed by Mount Logan Capital to a Loan Party plus (iii) 50% of the proceeds contributed by Mount Logan Capital to a Fund; provided, in each case, that any Distribution under this clause (b) shall only be permitted so long as (x) no Event of Default shall have occurred or be continuing or result from such Distribution and (y) on a pro forma basis immediately after giving effect to such Distribution, the Borrower shall be in compliance with the Financial Covenants;
(c)    any Distribution relating to any cost, fees and/or expenses to reflect accounting changes in connection with any IFRS conversion; provided, in each case, that any such Distribution under this clause (c) shall only be permitted so long as (x) no Event of Default shall have occurred or be continuing or result from such Distribution, (y) on a pro forma basis immediately after giving effect to such Distribution, the Borrower shall be in compliance with the Financial Covenants, and (z) the aggregate amount of all such Distributions under Section 6.5(c) and Section 6.5(e) over the term of this Agreement shall not be in excess of $2,000,000 in the aggregate;
(d)    any Distribution from a Covenant Party to a Covenant Party;
(e)    any Distribution to pay for any costs, fees and/or expenses relating to listing the equity interests of Mount Logan Capital outside of Canada; provided, in each case, that any such Distribution under this clause (e) shall only be permitted so long as (x) no Event of Default shall have occurred or be continuing or result from such Distribution, (y) on a pro forma basis immediately after giving effect to such Distribution, the Borrower shall be in compliance with the Financial Covenants, and (z) the aggregate amount of all such Distributions under Section 6.5(c) and Section 6.5(e) over the term of this Agreement shall not be in excess of
$2,000,000 in the aggregate;
(f)    any Distribution with respect to the Equity Interests of a Covenant Party payable solely in additional Equity Interests of such Covenant Party; provided that such Distribution is made pro rata to and among the equityholders of such Covenant Party in proportion to their respective shares of the equity interest in such Covenant Party;
(g)    any other Distributions so long as, before and after giving pro forma effect to such Distribution, the Net Leverage Ratio does not exceed 1.50:1.00, provided that no Unmatured Event of Default or Event of Default has occurred and is continuing at the time such Distribution is made or would result therefrom;

(h)    Distribution by the Borrower to Mount Logan Capital equal to
$10,000,000, the proceeds of which shall be used by Mount Logan Capital for general corporate purposes and directly or indirectly, to support AIC’s surplus or capital balances (but not, for the avoidance of doubt, for any Investment that is not permitted under this Agreement or for any further distribution by Mount Logan Capital to its investors); and
(i)    any other Distributions in an amount not to exceed the portion of the Cumulative Credit, if any, that the Borrower elects to apply to this clause (i); provided that
(x) no Event of Default has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to such Distribution, the Net Leverage Ratio does not exceed 1.75:1.00.
6.6    Restriction on Fundamental Changes. (x) Wind-up, liquidate, dissolve, change its name, or change the nature of its business, (y) enter into any merger, consolidation, amalgamation, reorganization, or recapitalization, or reclassify its partnership interests (whether limited or general) or membership interests, as applicable, or (z) convey, sell, assign, lease or sublease, transfer, or otherwise dispose of, whether in one transaction or a series of related transactions, all or substantially all of its business or Assets, whether now owned or hereafter acquired except:
(a)    (i) SC Adviser Holdings may merge into Borrower in a transaction in which Borrower is the continuing or surviving Person, (ii) SC Adviser Parent may merge into SC Adviser Holdings in a transaction in which SC Adviser Holdings is the continuing or surviving Person and (iii) SC Adviser Holdings and SC Adviser Parent may collectively transfer all or substantially all of their Assets to Borrower (and each of SC Adviser Holdings and SC Adviser Parent may then subsequently liquidate or dissolve itself);
(b)    [reserved];
(c)    Covenant Parties may make Investments of the type described in clause (d) of the definition of “Permitted Investments”;
(d)    Covenant Parties may sell Assets in accordance with the provisions of Section 6.7 hereof;
(e)    upon ten (10) days prior written notice to Agent, any Covenant

Party may change its name or jurisdiction of organization to another jurisdiction in the United States;
(f)    any Covenant Party may make Investments in accordance with the provisions of Section 6.3 hereof;
(g)    any Person may merge, consolidate or reorganize with and into any Loan Party or any of its Subsidiaries; provided that (i) if such transaction involves a Loan Party, either (A) a Loan Party is the sole surviving entity of such merger, consolidation or reorganization and on or prior to the consummation of such merger, consolidation or reorganization, such Loan Party expressly reaffirms its Obligations or (B) if the surviving entity is not a Loan Party immediately prior to such merger, consolidation or reorganization, such Person is organized in a State of the United States and concurrently assumes all of the obligations of a Loan Party under the Loan Documents and provides all documentation and other information about such Person required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Agent or the Lenders, and (ii) the consummation of such merger, consolidation or reorganization does not result in a Change of Control Event; and
(h)    any Subsidiary of any Loan Party may liquidate, wind-up or dissolve, in each case, to the extent not otherwise materially adverse to such Loan Party and its Subsidiaries taken as a whole; provided that all of the proceeds of such liquidation, winding up or dissolution allocable to the direct or indirect ownership in such Loan Party or Subsidiary are distributed to the direct or indirect holder of such Subsidiary’s Equity Interests (pro rata based on ownership at the time of such liquidation, wind-up or dissolution) or to a Loan Party.

6.7    Sale of Assets. Sell, assign, transfer, convey, or otherwise dispose of its Assets, whether now owned or hereafter acquired, except for the sale, assignment, transfer, conveyance or other disposition of:
(a)    any of its businesses or Assets (other than (x) Equity Interests issued by any Covenant Party or SC Adviser to the extent it would constitute a Change of Control or (y) any Investment Adviser’s rights under any Material Management Agreement (including, in each case and without limitation, the right to receive Management Fees thereunder)) in the ordinary course of business and for not less than the fair value thereof;
(b)    any of its businesses or Assets, so long as in connection with a single transaction or series of related transactions having a fair market value in excess of

$500,000 (or such greater amount as Agent may agree in its sole discretion), such sale, assignment, transfer, conveyance or other disposition is for consideration at least 75% of which is in cash or Cash Equivalents and which consideration therefor is at least equal to the fair market value thereof;
provided that no sale, assignment, transfer, conveyance or other disposition of (i) any Equity Interests in SC Adviser to the extent it would constitute a Change of Control may occur pursuant to this Section 6.7(b),
(ii) any Equity Interests in MLM Adviser to the extent it would constitute a Change of Control, and (iii) any rights of MLM Adviser in any Material Management Agreement to which MLM is party to remain in full force and effect, or in each case any Management Fees payable thereunder, may occur pursuant to this Section 6.7(b);
provided further that for purposes of the foregoing, the following shall be deemed to be cash: (A) any liabilities of such Covenant Party that would be reflected on a balance sheet of Borrower and its Subsidiaries prepared on a consolidated basis that are assumed by the transferee and from which such Covenant Party is novated (other than liabilities that are by their terms subordinated to the payment in cash of the Obligations), (B) any securities, notes or other obligations or assets received by such Covenant Party from such transferee that are converted by such Covenant Party into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of the applicable sale, assignment, transfer, conveyance or other disposition and (C) aggregate non-cash consideration for all such sales, assignments, transfers, conveyances or other dispositions pursuant to this clause (b) received by such Covenant Party having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $500,000 (or such greater amount as Agent may agree in its sole discretion; it being agreed such amount is calculated net of any non-cash consideration converted into Cash Equivalents);
(c)    [reserved];

(d)    cash or Cash Equivalents in the ordinary course;
(e)    [reserved];
(f)    obsolete, worn out or surplus tangible property;
(g)    any Asset by a Covenant Party to any Loan Party;
(h)    any transaction permitted by Section 6.3 or Section 6.5;

(i)    licenses, sublicenses, leases and subleases granted to third parties not interfering in any material respect with the business of the Covenant Parties; and
(j)    equipment to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property or (2) the Net Cash Proceeds are reasonably promptly applied to the purchase price of such replacement property.
6.8    Transactions with Shareholders and Affiliates. Enter into or permit to exist, directly or indirectly, any transaction or series of related transactions, agreements or other arrangements (including, without limitation, the purchase, sale, lease, transfer or exchange of property or Assets of any kind (including any rights or obligations under any Management Agreement)) or the rendering of any services of any kind with any holder of 30% or more of any class of Equity Interests of any Covenant Party or any Subsidiaries or Affiliates of any Covenant Party (which, in each case, for the avoidance of doubt, shall not be deemed to include BC Partners Advisors L.P. and its Affiliates), or of any such holder, on terms that are materially less favorable to the relevant Covenant Party, than those terms that might be obtained at the time from Persons who are not such a holder, Subsidiary, or Affiliate, or if such transaction (or series of related transactions) is one in which similar terms could not be obtained from such other Person, on terms that are negotiated in good faith on an arm’s length basis, and that are disclosed to the Agent, to the extent the terms of such transaction or series of related transactions involve payments by any Loan Party in excess of the greater of $110,000 and 1% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered per annum in the aggregate; provided that the foregoing restrictions shall not apply to, and the Covenant Parties shall be permitted to (a) make Distributions permitted by Section 6.5, (b) pay the employment, change of control and severance arrangements, compensation, reimbursement of expenses, fees, indemnities and insurance of current and former officers, directors and employees (in their capacities as such) in the ordinary course of business, (c) subject to Section 6.10, amend, amend and restate, supplement or otherwise modify (or consent to any of the foregoing) the Governing Documents of any Loan Party which would not, either individually or collectively, be materially adverse to the interests of Agent, (d) pay reasonable and documented fees and expenses occurred in connection with any transaction not otherwise prohibited by this Agreement, (e) issue Equity Interests in connection with any transaction that is not otherwise prohibited by this Agreement, (f) enter into and/or consummate transactions contemplated to occur on or about the Closing Date or in connection therewith, and (g) enter into any agreement or arrangement between and/or among any Loan Party for the purposes of tax sharing, expense allocation and/or cost sharing agreement or arrangement and any payments thereunder to the extent otherwise permitted hereunder), to the extent that such agreement or arrangement (i) has been approved by the majority of the independent directors of the board of directors (or equivalent governing body) of the applicable Covenant Parties and (ii) is in the ordinary course of business.
6.9    Conduct of Business. Engage in any business other than those resulting solely from the ownership of their respective Subsidiaries and each Investment Adviser, providing investment management services, maintaining their existence and other activities substantially similar, related or ancillary thereto.
6.10    Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Agent. Without the prior written consent of Agent (a) agree to any amendment to or waiver of the terms or provisions of its Governing Documents, which consent shall not unreasonably be withheld, delayed or conditioned, except for: (i) immaterial amendments or waivers permitted by such Governing Documents not requiring the consent of the holders of the Equity Interests in such Person in such capacity, (ii) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of Agent and the Lenders, and (iii) amendments or waivers required by law or (b) agree to any amendment to or waiver of the terms or provisions of any Material Management Agreement, to the extent that such amendment or waiver would waive or otherwise reduce the aggregate amount of Management Fees payable thereunder for any twelve month period by an amount greater than 15% of the Management Fees that would have otherwise been due during such twelve month period, except that no such consent of Agent is required for: (i) amendments or waivers required by law, (ii) amendments or waivers as a result of a transaction permitted under Section 6.6 or Section 6.7, and (iii) so long as no Event of Default shall have occurred and be continuing immediately before and after giving effect to such amendment(s) or waiver(s) and Borrower is in compliance with the Financial Covenants on a pro forma basis, as demonstrated on projections, in form and substance reasonably satisfactory, delivered to Agent based on the financial statements most recently delivered to Agent pursuant to Section 5.1(b) or (c), amendments or waivers that would in the aggregate have the effect of reducing the aggregate amount of Management Fees payable under the AIC Management Agreement for any twelve month period by an amount greater than 15% of the Management Fees that would have otherwise been due during such twelve month period without such amendment(s) or waiver(s).
6.11    Use of Proceeds. Use the proceeds of the Loans made hereunder on the Closing Date for any purpose other than, consistent with the terms and conditions hereof, (a) to refinance the existing Debt of SC Adviser Holdings, existing on the Closing Date, (b) to partially finance the Specified Acquisition and pay fees, costs and expenses in connection therewith and

(c) general corporate purposes of the Borrower, in each case, as specified on Exhibit 6.11.
6.12    [Reserved].
6.13    Margin Regulation. Use any portion of the proceeds of any of the Loans in any manner which would reasonably be expected to cause the Loans, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations T, U or X of the Federal Reserve Board, or any other regulation of such board, or to violate the Exchange Act, or to violate the Investment Company Act of 1940.

6.14    [Reserved].
6.15    Investment Company Act. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of the Covenant Parties to do any of the foregoing, that would cause it or any of the Covenant Parties to become subject to the registration requirements of the Investment Company Act, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Act.
6.16    Management Fees. (a) Instruct any Fund advised or sub-advised by a Covenant Party (which, for the avoidance of doubt, shall not include Portman Ridge or Alt-CIF as of the Closing Date) to pay any Management Fees to any Person other than a Covenant Party,
(b) permit any contract, agreement, or equivalent arrangement that is entered into after the Closing Date and provides for the payment of any Management Fees to Mount Logan Capital or any of its direct or indirect Subsidiaries to be entered into by, be held by, be assigned to or otherwise transferred to any Person other than MLM Adviser, or another Loan Party that is a wholly owned Subsidiary of Borrower, in each case without the written consent of Agent, and (c) permit any Person other than MLM Adviser, or another Loan Party that is a wholly owned Subsidiary of Borrower, to be paid or entitled to receive any Management Fees pursuant to any contract, agreement, or equivalent arrangement that is entered into after the Closing Date and provides for the payment of any Management Fees to Mount Logan Capital or any of its direct or indirect Subsidiaries, in each case without the written consent of Agent.
6.17    Borrower as a Holding Company. Permit Borrower to incur any liabilities (other than as permitted by Section 6.1, own or acquire any assets (other than any Permitted Investments or any other Loan Parties, Subsidiaries or Excluded Entities hereafter formed, subject to compliance with the provisions of Section 5.7) or engage in any operations or business (other than those resulting solely for the ownership of such assets, the maintenance of its existence, and other activities ancillary to such businesses, in each case, other than performance of its obligations under this Agreement and the other Loan Documents to which it is a party and all documents and agreements related thereto and any obligations incidental thereunder.
6.18    Limitation on Issuance of Equity Interests. Issue or sell any Disqualified Equity Interests or any securities convertible into or exchangeable for Disqualified Equity Interests.
6.19    Cash Management.
(a)    Cause or permit any Management Fees received by the Borrower and its Subsidiaries pursuant to any Management Agreement to be deposited into a Deposit Account other than a Deposit Account that is subject to a Control Agreement.
(b)    Cause or permit any ACR Cure Amount received by the Borrower and its Subsidiaries to be deposited into a Deposit Account other than a Deposit Account that is subject to a Control Agreement. During any ACR Restricted Cash Period, the Borrower shall not permit at any time the ACR Restricted Cash of the Loan Parties to be less than the ACR Restricted Cash Amount; provided that, so long as no Event of Default has occurred and is continuing, calculations demonstrating compliance with this clause (b) shall only be required to be delivered as of the last day of any fiscal quarter or fiscal year, as applicable, pursuant to Section 5.2(d); provided further that, if an Event of Default has occurred and is continuing, calculations demonstrating compliance with this clause (b) shall only be required to be delivered as of the last day of any fiscal month.
6.20    [Reserved.]
6.21    Capital Expenditures. Make Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)) in any fiscal year in an amount less than or equal to, but not greater than
$250,000.
6.22    ERISA Compliance. Without the approval of Agent, (i) take any action that would cause any Covenant Party’s underlying assets to otherwise constitute (or fail to take any action that is required to prevent any Loan Party’s underlying assets from otherwise constituting) Plan Assets subject to Title I of ERISA, pursuant to the Plan Asset Regulation or

(ii) subject to the assets used by any Lender to make a Loan not constituting Plan Assets, take any action, or omit to take any action, that would give rise to a nonexempt prohibited transaction that would subject such Lender to any Tax or penalty on prohibited transactions imposed under Section 4975(c)(1)(A)-(C) of the Internal Revenue Code or Section 502(i) of ERISA.
6.23    Financial Covenants.
(a)    Maximum Net Debt to EBITDA Ratio. The Borrower shall not permit the ratio of (i) Adjusted Debt as of the last day of any fiscal quarter of Borrower or as of the date of (and after giving pro forma effect to) any Borrowing, to (ii) EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of such fiscal quarter (or in the case of a Borrowing on a day that is not the last day of a fiscal quarter of Borrower, measured for the four fiscal quarter period ending as of the last day of the fiscal quarter ending immediately preceding the date of such Borrowing for which financial statements were most recently required to be delivered pursuant to Section 5.2(b) or Section 5.2(c), as applicable) (the “Net Leverage Ratio”), to be greater than or equal to:
(1)    3.50:1.00 as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2021 and ending on the last day of the fiscal quarter ending December 31, 2023;
(2)    3.75:1.00 as of the last day of the fiscal quarter ending March 31, 2024;
(3)    3.50:1.00 as of the last day of the fiscal quarter ending June 30, 2024;
(4)    3.50:1.00 as of the last day of the fiscal quarter ending September 30, 2024;

(5)    5.00:1.00 as of the last day of the fiscal quarter ending December 31, 2024;
(6)    5.00:1.00 as of the last day of the fiscal quarter ending March 31, 2025;
(7)    4.00:1.00 as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2025 and ending on the last day of the fiscal quarter ending March 31, 2026; and
(6) 3.50:1.00 as of the last day of any fiscal quarter, beginning with the fiscal quarter ending June 30, 2026 and thereafter.
(b)    Minimum Interest Expense Coverage Ratio. The Borrower shall not permit the ratio of (i) EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of such fiscal quarter (or in the case of a Borrowing on a day that is not the last day of a fiscal quarter of Borrower, measured for the four fiscal quarter period ending as of the last day of the fiscal quarter ending preceding the date of such Borrowing for which financial statements were most recently required to be delivered pursuant to Section 5.2(b) or Section 5.2(c), as applicable), to (ii) Interest Expense of the Borrower and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of such fiscal quarter (or in the case of a Borrowing on a day that is not the last day of a fiscal quarter of Borrower, measured for the four fiscal quarter period ending as of the last day of the fiscal quarter ending preceding the date of such Borrowing for which financial statements were most recently required to be delivered pursuant to Section 5.2(b) or Section 5.2(c), as applicable) (the “Interest Expense Coverage Ratio”), to be less than:
(1)    3.30:1.00, beginning with the fiscal quarter ending September 30, 2021 and ending on the day immediately prior to the Amendment No. 2 Effective Date;
(2)    2.50:1.00, from and including the Amendment No. 2 Effective Date as of the last day of each fiscal quarter and ending on the last day of the fiscal quarter ending September 30, 2023;
(3)    1.75:1.00, as of the last day of the fiscal quarter ending December 31, 2023;
(4)    1.75:1.00, as of the last day of the fiscal quarter ending March 31, 2024;
(5)    2.00:1.00, as of the last day of the fiscal quarter ending June 30, 2024;
(6)    2.50:1.00, as of the last day of each fiscal quarter ending September 30, 2024;

(7)    2.00: 1:00, as of the last day of the fiscal quarter ending December 31, 2024;
(8)    2.00: 1.00, as of the last day of the fiscal quarter ending March 31, 2025; and
(9)    2.252.00:1.00 as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2025 and thereafter. ending on the last day of the fiscal quarter ending June 30, 2026; and
(10)     2.25:1.00 as of the last day of the fiscal quarter ending September 30, 2026 and each fiscal quarter thereafter.
(c)    Minimum Liquidity. The Borrower shall not permit:
(i)    so long as no Event of Default has occurred and is continuing, the Unrestricted Cash of the Covenant Parties to be less than $500,000 as of the last day of each fiscal quarter, and calculations demonstrating compliance with this clause (c)(i) shall be required to be delivered as of the last day of any fiscal quarter or fiscal year, as applicable, pursuant to Section 5.2(d); and
(ii)    to the extent that an Event of Default has occurred and is continuing, the Unrestricted Cash of the Covenant Parties to be less than $500,000 at any time, and calculations demonstrating compliance with this clause (c)(ii) shall be required to be delivered as of the last day of any fiscal month or more frequently if reasonably requested by the Agent;
(d)    Minimum Asset Coverage Ratio. The Borrower shall not permit the Asset Coverage Ratio to be less than 150% as of the last day of any fiscal quarter, beginning with the fiscal quarter ending September 30, 2021.
Article VII.
EVENTS OF DEFAULT AND REMEDIES
7.1    Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (“Event of Default”) hereunder:
(a)    Failure to Make Payments When Due. If Borrower fails to pay when due and payable, or when declared due and payable, whether at stated maturity, required prepayment, by acceleration, demand or otherwise, in each case in accordance with the provisions of this Agreement, (a) all or any portion of the Obligations consisting of interest, fees, or charges due Agent or any Lender, or other amounts (including fees, costs, indemnity, expenses or other amounts but not including any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) and such failure shall not have been remedied or waived for a period of three (3) Business Days after the occurrence thereof, or (b) all or any portion of the principal of the Obligations;
(b)    Breach of Certain Covenants.
(i)    (x) Borrower shall fail to perform or comply with any covenant, term, or condition contained in (A) Section 5.2(b), (c) or (d) and such failure shall not have been remedied or waived within five (5) Business Days after the occurrence thereof or (B) Section 5.3(a),

Section 5.9, or Article VI or (y) Mount Logan Capital shall fail to comply with the covenants set forth in Section 10 of the MLC Guaranty; or
(ii)    Any Loan Party shall fail to perform or comply fully with any other covenant, term, or condition contained in this Agreement or other Loan Documents to which it is a party and such failure shall not have been remedied or waived within thirty (30) days after the occurrence thereof; provided, however, that this clause (ii) shall not apply to: (1) the covenants, terms, or conditions referred to in subsections (a) and (c) of this Section 7.1; or
(2) the covenants, terms, or conditions referred to in clause (i) above of this subsection (b);
(c)    Breach of Representation or Warranty. Any representation or warranty made by or on behalf of any Loan Party or by any Responsible Officer of the foregoing under or in connection with any Loan Document or under any report, certificate or other document delivered to the Agent pursuant to any Loan Document, which representation or warranty is subject to materiality or a Material Adverse Effect qualification, shall have been incorrect in any respect when made; or representation or warranty made by or on behalf of any Loan Party or by any Responsible Officer of the foregoing under or in connection with any Loan Document or under any report, certificate or other document delivered to the Agent pursuant to any Loan Document, which representation or warranty is not subject to materiality or a Material Adverse Effect qualification, shall have been incorrect shall have been incorrect in any material respect when made;
(d)    Involuntary Bankruptcy.
(i)    If an involuntary case seeking the liquidation or reorganization of (A) any Loan Party or any of their respective Subsidiaries (other than Subsidiaries of Mount Logan Capital that are not Covenant Parties or Subsidiaries of a Covenant Party) or (B) SC Adviser under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding shall be commenced against (x) any Loan Party or any of their respective Subsidiaries (other than Subsidiaries of Mount Logan Capital that are not Covenant Parties or Subsidiaries of a Covenant Party) or (y) SC Adviser under any other applicable Debtor Relief Law and any of the following events occur: (1) such Person consents to the institution of the involuntary case or similar proceeding; (2) the petition commencing the involuntary case or similar proceeding is not timely controverted; (3) the petition commencing the involuntary case or similar proceeding is not dismissed within sixty (60) days of the date of the filing thereof; (4) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of
(X) any Loan Party or any of their respective Subsidiaries (other than Subsidiaries of Mount

Logan Capital that are not Covenant Parties or Subsidiaries of a Covenant Party) or (Y) SC Adviser; or (5) an order for relief shall have been issued or entered therein;
(ii)    A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over (A) any Loan Party or any of their respective Subsidiaries (other than Subsidiaries of Mount Logan Capital that are not Covenant Parties or Subsidiaries of a Covenant Party) or (B) SC Adviser to take possession of all or a substantial portion of its Assets shall have been entered and, within sixty (60) days from the date of entry, is not vacated, discharged, or bonded against or stayed;
(e)    Voluntary Bankruptcy. Any Loan Party or any of its Subsidiaries (other than Subsidiaries of Mount Logan Capital that are not Covenant Parties or Subsidiaries of a Covenant Party) or SC Adviser shall: (i) institute a voluntary case seeking liquidation or reorganization under Chapter 7, Chapter 11, or Chapter 13, respectively, of the Bankruptcy Code or any other Debtor Relief Laws; (ii) file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; (iii) consent to the conversion of an involuntary case to a voluntary case; (iv) consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of its Assets; (v) generally fail to pay debts as such debts become due or shall admit in writing its inability to pay its debts generally; or (vi) make a general assignment for the benefit of creditors;
(f)    Dissolution/Disposition. Any order, judgment, or decree shall be entered decreeing the dissolution of (i) any Loan Party or any of their respective Subsidiaries (other than Subsidiaries of Mount Logan Capital that are not Covenant Parties or Subsidiaries of a Covenant Party) or (ii) SC Adviser, and such order shall remain unvacated, undischarged, unstayed and unbonded for a period in excess of sixty (60) days;
(g)    Change of Control. A Change of Control Event shall occur;
(h)    Judgments and Attachments. Any Covenant Party or any of their respective Subsidiaries that are Covenant Parties shall suffer any money judgment, writ, or warrant of attachment, or similar process involving, to the extent not covered by insurance, payment of money in excess of the greater of $500,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered and either (i) there is a period of forty five (45) consecutive days at any time after the entity of any such judgment, order, or award during which (A) the same is not discharged, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award;

(i)    Guaranty. Except as permitted pursuant to the applicable Guaranty, if the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by any Guarantor thereunder;
(j)    Default Under Other Agreements. If (i) any Covenant Party shall fail to pay any principal, interest or premium when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to any agreement evidencing any of its Debt (excluding Debt evidenced by this Agreement and Debt evidenced by the Mount Logan Promissory Note) to which such Covenant Party is a party with one or more third Persons relative to such Covenant Party’s Debt in excess of the greater of $500,000 and 5% of EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered (any such Debt, “Material Debt”), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Debt or
(ii) any other default under any agreement or instrument relating to any such Material Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Material Debt;
(k)    Subordinated Debt. If any Covenant Party or any of their respective Subsidiaries that are Covenant Parties makes any payment on account of Debt that has been contractually subordinated in right of payment to the payment of the Debt evidenced by this Agreement or any other Loan Document, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
(l)    Agent’s Liens. If any Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected first priority Lien on a material portion of the Assets covered thereby, except to the extent permitted by the terms of such Loan Document or as a result of any action of the Agent or a failure of the Agent to take any action within its control;
(m)    Loan Documents. Except as permitted pursuant to the applicable Loan Document, any provision of any Loan Document shall at any time for any reason be declared to be null and void by any Loan Party, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan has any liability or obligation purported to be created under any Loan Document;

(n)    Management Agreements. If any Material Management Agreement is terminated, sold or assigned by any Investment Adviser to a third party, fails to be renewed, or otherwise ceases to be in effect, or no Investment Adviser or other Loan Party that is a wholly owned Subsidiary of Borrower is otherwise the investment adviser thereunder or has the right to be the recipient of Management Fees thereunder, in each case without the written consent of Agent;
(o)    Loss of License, Etc. (i) The loss, suspension or revocation of any Investment Adviser’s registration as an investment adviser under the Investment Advisers Act of 1940, or (ii) the indictment or conviction of any Covenant Party or director or officer thereof of a felony offense of moral turpitude and pursuant to which the penalties or remedies sought include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(p)    Breach of SC Adviser Services Agreement. If the SC Adviser Services Agreement is breached in any respect by SC Adviser or an event of default occurs thereunder, or the SC Adviser Services Agreement, or any provision thereof, is or becomes invalid or unenforceable in any respect.
7.2    Remedies. Upon the occurrence and during the continuance of an Event of
Default:
(a)    If such Event of Default arises under subsections (d) or (e) of
Section 7.1 hereof, then all of the Obligations owing hereunder or under the other Loan Documents automatically shall become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and
(b)    In the case of any other Event of Default, Agent, by written notice to Borrower, may declare all of the Obligations owing hereunder or under the Loan Documents to be, and the same immediately shall become, due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower.
Upon acceleration, Agent (without notice to or demand upon Borrower, which are expressly waived by Borrower to the fullest extent permitted by law), shall be entitled to proceed to protect, exercise, and enforce its rights and remedies hereunder or under the other Loan Documents, or any other rights and remedies as are provided by law or equity.

Agent may determine, in its sole discretion, the order and manner in which Agent’s rights and remedies are to be exercised.
7.3    Application of Payments and Proceeds of Collateral.
(a)    Except as set forth in Sections 2.9, all payments on account of the Obligations and all proceeds of Collateral received by Agent (whether pursuant to this Article VII or otherwise) shall be applied as follows (regardless of how Agent may treat the payments for the purpose of its own accounting): first, to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred by Agent in enforcing any Obligation of Borrower hereunder, or in collecting any payments due hereunder or under the other Loan Documents, or which Borrower is required to pay to Agent, until paid in full, second, to pay any fees then due to Agent under the Loan Documents until paid in full, third, to pay all accrued and unpaid interest on the Loans until paid in full, fourth, (x) so long as no Event of Default has occurred and is continuing, to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) on the Loans until paid in full, and (y) if an Event of Default has occurred and is continuing, to pay the then outstanding principal balance of the Loans until paid in full, fifth, if an Event of Default has occurred and is continuing, to pay any other Obligations until paid in full, and sixth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(b)    For purposes of the foregoing clause (a), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, indemnities and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, in each case, other than unasserted contingent expense reimbursement and indemnification Obligations and Obligations that by their express terms survive termination of this Agreement.
(c)    In each instance set forth in clause (a) above, so long as no Event of Default has occurred and is continuing, the payment waterfall set forth above shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
7.4    Equity Cure.

(a)    Notwithstanding anything to the contrary contained in this Article VII, in the event that Borrower fails to comply with any Financial Covenant set forth in Section 6.23(a), (b), or (d) (each a “Specified Financial Covenant”) and notifies the Agent and the Lenders of the intent to exercise its Equity Cure Right within three (3) Business Days of the Delivery Date (and so exercises the Equity Cure Right within ten (10) Business Days of the Delivery Date), then until the tenth (10th) Business Day following the earlier of (i) the date on which the financial statements in respect of the applicable fiscal quarter are required to be delivered pursuant to Section 5.2(b) or (c), as applicable, and (ii) the date on which such financial statements are actually delivered for such fiscal quarter (such earlier date, the “Delivery Date”), Mount Logan Capital shall have the right but not the obligation to (i) purchase Equity Interests (which shall be in the form of common equity or other equity having terms reasonably acceptable to the Required Lenders) of Borrower or to contribute additional capital in respect of its existing Equity Interests of Borrower and (ii) make payment for such Equity Interests in cash and/or make such capital contributions in cash within ten (10) Business Days following the Delivery Date (collectively, the “Equity Cure Right”); provided that immediately upon receipt by Borrower of such cash contribution (the “Specified Equity Contribution”) pursuant to the exercise by Mount Logan Capital of such Equity Cure Right, (i) EBITDA shall be increased by a portion of the Specified Equity Contribution equal to the EBITDA Cure Amount, solely for the purposes of determining compliance with any Financial Covenant set forth in Section 6.23(a) or
(b)    with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Equity Cure Right was exercised and not for any other purpose under this Agreement, and/or (ii) Adjusted Debt shall be decreased by a portion of the Specified Equity Contribution equal to the ACR Cure Amount, solely for the purposes of determining compliance with the Financial Covenant set forth in Section 6.23(d) with respect to the fiscal quarter for which the Equity Cure Right was exercised and not for any other purpose under this Agreement; provided further that in no event shall the sum of the EBITDA Cure Amount for any fiscal quarter and the ACR Cure Amount for such fiscal quarter exceed the amount of the Specified Equity Contribution made in respect of such fiscal quarter. The Borrower shall immediately apply the full EBITDA Cure Amount to the payment of the Obligations in the manner specified in Section 7.3. If, after giving pro forma effect to the receipt of the EBITDA Cure Amount and/or the ACR Cure Amount, Borrower shall then be in compliance with the requirements of the Specified Financial Covenants, Borrower shall be deemed to have complied with the applicable Specified Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Specified Financial Covenant that had occurred shall be deemed not to have occurred for the purposes of this Agreement. Upon the Agent’s and the Lenders’ receipt within three (3) Business Days of the Delivery Date of an irrevocable notice certified by a Responsible Officer of Borrower to Agent and the Lenders that it intends to exercise the Equity Cure Right, neither the Agent nor any Lender shall exercise the right to accelerate the Loans and neither the Agent nor any Lender shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedies against the Collateral, in each case, on the basis of an allegation of an Event of Default having occurred due to failure by the Borrower to comply with the Specified Financial Covenants for the applicable period.
(b)    Prior to satisfaction of the foregoing requirements of Section 7.4(a), any Event of Default that occurs or has occurred as a result of a breach of the Specified Financial Covenants shall be deemed to be continuing and, as a result, the Lenders shall have no obligation to make additional loans or otherwise extend additional credit hereunder. In the event Borrower does not cure all Specified Financial Covenant violations as provided in this Section 7.4, the existing Events of Default shall continue unless waived in writing by the Required Lenders in accordance herewith.
(c)    Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be at least two fiscal quarters in which no Equity Cure Right is exercised, (ii) no more than five (5) Specified Equity Contributions may be made during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no greater than the minimum amount required to cause Borrower to be in compliance with the applicable Specified Financial Covenants, and (iv) Specified Equity Contributions shall be disregarded for purposes of determining EBITDA for any pricing, Financial Covenant based conditions or any baskets with respect to the Financial Covenants contained in this Agreement.
Article VIII.
EXPENSES, INDEMNITIES AND OTHER OBLIGATIONS
8.1    Expenses. Irrespective of whether the transactions contemplated hereby are consummated or the Loans is made, Borrower agrees to pay on demand: (a) all of Agent’s reasonable and documented out-of-pocket costs and expenses of preparation of this Agreement, the other Loan Documents, and all other agreements, instruments, and documents contemplated hereby and thereby, (b) the reasonable and documented out-of-pocket fees, expenses, and disbursements of counsel to Agent in connection with the negotiation, preparation, printing, reproduction, execution, and delivery of this Agreement, the other Loan Documents, and any amendments and waivers hereto or thereto, (c) filing, recording, publication, and search fees paid or incurred by or on behalf of Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents, (d) all other reasonable and documented out-of-pocket expenses incurred by

Agent in connection with the negotiation, preparation, and execution of this Agreement, the other Loan Documents, any amendments or waivers hereto or thereto, and the making of the Loans hereunder, (e) the reasonable and documented out-of-pocket costs and expenses incurred by Agent, in connection with audits, inspections, and appraisals contemplated by this Agreement and the other Loan Documents and (f) all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and costs of settlement) incurred by Agent and each Lender in enforcing or collecting any Obligations of Borrower or defending the Loan Documents (including reasonable and documented out-of-pocket attorney’s fees and expenses incurred in connection with a “workout,” a “restructuring,” or any bankruptcy or insolvency proceeding concerning Borrower), irrespective of whether suit is brought; provided that, notwithstanding anything to the contrary contained herein, with respect to legal fees in each instance described in the foregoing, (i) Borrower shall only be required to pay for one primary counsel (which counsel may be subject to change from time to time) for the Agent and the Lenders and such additional counsel as may reasonably be retained in connection with an actual or potential conflict of interest arising between such Persons, and (ii) in connection with the initial negotiation of the Loan Documents, such expenses not to exceed $392,500 in the aggregate on the Closing Date.
8.2    Indemnity. In addition to, but without duplication of, the payment of expenses pursuant to Section 8.1 hereof, Borrower agrees to indemnify, exonerate, defend, pay, and hold harmless Agent and each Lender, and any holder of any interest in this Agreement, and the officers, directors, employees, and agents of Agent, each Lender and such holders (collectively the “Indemnitees” and individually as “Indemnitee”) from and against any and all actual liabilities, obligations, losses (other than lost profits), damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever, that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement or any other Loan Document, the use or intended use of the proceeds of the Loans or the consummation of the transactions contemplated by this Agreement, including any matter relating to or arising out of the filing or recordation of any of the Loan Documents which filing or recordation is done based upon information supplied by Borrower or any other Loan Party to Agent or any Lender and/or its counsel (the “Indemnified Liabilities”); provided, however, that Borrower shall not be liable with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (i) found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of any such Indemnitee or (y) a material breach of the Loan

Documents by such Indemnitee or its Affiliates, partners, members, directors, officers, employees, trustees, agents, controlling persons, advisors or other representatives or (ii) related to any claim disputed solely among the Indemnitees other than Indemnified Liabilities arising out of any act or omission on the part of Borrower, any other Loan Party or any of their respective Subsidiaries; provided further that, notwithstanding anything to the contrary contained herein, with respect to legal fees in each instance described in the foregoing, Borrower shall only be required to pay for one primary counsel for the Indemnitees taken as a whole . To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. This Section 8.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. The obligations of Borrower under this Section 8.2 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations hereunder.
None of Agent, the Lenders and Borrower shall assert, and Borrower, Agent and each Lender each hereby waives to the extent permitted by each applicable Requirement of Law, any claim on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower, Agent and each Lender each hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
8.3    Taxes.
(a)    All payments made by or on account of any Loan Party hereunder or under any other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes (unless required by applicable law, which for purposes of this Section 8.3 shall include FATCA), and in the event any deduction or withholding of Taxes is required by applicable law (as determined in the good faith discretion of an applicable Withholding Agent), the applicable Withholding Agent (or its agents) shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and if such Tax is an Indemnified Tax, Borrower agrees to pay to the applicable Recipient such additional amounts as may be necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.3), such Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(b)    Borrower will furnish to Agent as soon as practicable after the date of the payment of any Tax pursuant to this Section 8.3 certified copies of Tax receipts evidencing such payment by Borrower, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(c)    Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Lender timely reimburse it for the payment of, any Other Taxes.

(d)    If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, such Lender shall deliver to Borrower and Agent prior to becoming a party to this Agreement and at the time or times reasonably requested by Borrower or Agent such properly completed and executed documentation as will permit such payments to be made without or at a reduced rate of withholding. In addition, each Lender, prior to becoming a party to this Agreement and at the time or times reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i) through (d)(v) and paragraph (f) of this Section 8.3) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limitation of the foregoing, each Lender agrees with and in favor of Borrower and Agent, to deliver to Borrower and Agent prior to becoming a party to this Agreement and at the time or times reasonably requested by Borrower or Agent:
(i)    if such Lender is a U.S. Person, executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    if such Lender claims an exemption from United States withholding Tax pursuant to the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (A) a statement of such Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code and (B) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E;
(iii)    if such Lender claims an exemption from, or a reduction of, withholding Tax under a Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(iv)    if such Lender claims that interest paid under this Agreement is exempt from United States withholding Tax because it is effectively connected with a United States trade or business of such Lender, executed copies of IRS Form W-8ECI; or
(v)    to the extent such Lender is not the beneficial owner of its interest in any Loan, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, the information described in Section 8.3(d)(ii)

or IRS Form W-9, and/or other certification documents from each beneficial owner, as required under applicable law; provided that if such Lender is a partnership that is not a U.S. Person and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a certificate with the information described in Section 8.3(d)(ii) on behalf of such direct and indirect partner; or
(vi)    such other form or forms (together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made), as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding Tax.
(e)    If a payment made to such Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Agent prior to becoming a party to this Agreement, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower or Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 8.3(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    Each Lender agrees that if any change in circumstances (including the expiration, obsolescence, or inaccuracy of any form) would modify or render invalid any claimed exemption or reduction described in this Section 8.3, it shall update any form or certification associated with such exemption or reduction or notify Borrower of its legal inability to do so. No Lender shall be required to deliver any documentation or statement described in Section 8.3(d)(ii) – 8.3(d)(vi) that it is not legally entitled to deliver.
(g)    If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.3 (including the payment of additional amounts pursuant to this Section 8.3), such Lender shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 8.3 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of such Lender, shall repay to such Lender the amount paid over pursuant to this Section 8.3(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8.3(g), in no event will such Lender be required to pay any amount to Borrower pursuant to this Section 8.3(g) the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnificatio and giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require such Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.
(h)    Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (h).
(i)    Each party’s obligations under this Section 8.3 shall survive any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
8.4    Mitigation Obligations.
(a)    If any Lender requests compensation under Section 2.14 or requires the Borrower to pay any Indemnified Taxes or additional amounts to such Lender or any Governmental Authority for the account of such Lender pursuant to Section 8.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section
2.14 or 8.3, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to such Lender or any

Governmental Authority for the account of such Lender pursuant to Section 8.3 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 8.4, then the Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 8.3) and obligations under this Agreement and the related Loan Documents to a Person that shall assume such obligations; provided that:
(i)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(ii)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 8.3, such assignment will result in a reduction in such compensation or payments thereafter; and
(iii)    such assignment does not conflict with applicable law.
No Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Article IX. MISCELLANEOUS
9.1    No Waivers, Remedies. No failure or delay on the part of any Lender or the Agent, or the holder of any interest in this Agreement in exercising any right, power, privilege, or remedy under this Agreement or any of the other Loan Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy. The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement or the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to Agent or any Lender, or the holder of any interest hereunder at law, in equity, or otherwise.

9.2    Waivers and Amendments.
(a)    [Reserved].
(b)    Except as provided in Section 2.15, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing executed by the Loan Parties and the Required Lenders, and acknowledged by the Agent, or by the Loan Parties and the Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(i)    extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 3 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);
(ii)    reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Required Lenders shall be necessary (1) to amend Section
2.5 or to waive the obligation of the Borrower to pay interest at the default rate of interest or (2) to amend the Financial Covenants (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);
(iii)    postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;
(iv)    change Section 2.19 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(v)    [reserved]; or
(vi)    change any provision of this Section or the percentage in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Agent, unless in writing executed by the Agent, in each case in addition to the Loan Parties and the Lenders required above.
In addition, notwithstanding anything in this Section to the contrary, if the Agent and the Borrower shall have jointly identified an ambiguity, omission, mistake, typographical error, or other defect in each case, in any provision of the Loan Documents, then the Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document.
9.3    Notices. Except as otherwise provided in Section 2.7 hereof, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by courier or telefacsimile or electronic mail and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.3, notices, demands, requests, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telefacsimile numbers or electronic mail addresses) indicated on Exhibit 9.3 attached hereto.
9.4    Successors and Assigns.
(a)    This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Borrower may not assign or transfer any interest or rights hereunder without the prior written consent of Agent and the Lenders and any such prohibited assignment or transfer shall be absolutely void.
(b)    Agent or any Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder to Macquarie in the case of a Macquarie Elevation Assignment and to an assignee that does not constitute a Disqualified Lender, with the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided, that if an Event of Default has occurred and is continuing, no such consent by Borrower to an assignment or transfer of the Loans to a Person that does not constitute a Disqualified Lender (or, if an Event of Default under Sections 7.1(a), (d) or (e) has occurred and is continuing, to any Person whether or not such Person constitutes a Disqualified Lender) by Lender shall be required and the Loans shall be freely transferrable by Lender to such Persons so long as (x) an Event of Default has occurred and is continuing, and (y) except in the case of a Macquarie Elevation Assignment, the assigning Lender provides Borrower with not less than ten
(10) Business Days prior written notice thereof (the ten Business Day period following such notice, the “Buyout Period”); provided further that the assignee Lender provides the documentation required under Section 8.3(b) and (d) prior to becoming a party to this Agreement; provided further that (i) such assignment (other than in the case of a Macquarie Elevation Assignment) shall not be consummated by such Lender until the end of the Buyout Period and (ii) during the Buyout Period, Borrower or any Affiliate of Borrower will have the right to prepay, on a non-pro-rata basis, the outstanding balance of the Obligations that relate to the Loans that are the subject of such proposed assignment (for the avoidance of doubt, the amount of such prepayment will be the principal amount of such Loans (at par) and include accrued interest, fees, the Applicable Premium (if any) and other obligations, but excluding unasserted contingent expense reimbursement and indemnification Obligations and Obligations that by their express terms survive termination of this Agreement) (any such prepayment, a “Buyout”). Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(c)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, and other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.7 with respect to any payments made by such Lender to any of its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation (including, for the avoidance of doubt, any terms or considerations incorporated therein) shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Document and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.2(b)(i) through (iv) that directly and adversely affects such Participant.    The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.19 and 8.3 (subject to the requirements and limitations therein, including the requirements under Section 8.3(d) (it being understood that the documentation required under Section 8.3(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 8.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 8.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.    Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.4(b) with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
9.5    Headings. Article and section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.
9.6    Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
9.7    GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER LOAN DOCUMENT: (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK; AND (B) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
9.8    JURISDICTION AND VENUE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ALL ACTIONS, SUITS, OR PROCEEDINGS ARISING BETWEEN AGENT AND THE LENDERS ON THE ONE HAND, AND BORROWER ON THE OTHER HAND, IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. BORROWER, AGENT AND EACH LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.8 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED ON EXHIBIT 9.3 ATTACHED HERETO.

9.9    WAIVER OF TRIAL BY JURY. BORROWER, AGENT AND EACH LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO
SO, BORROWER, AGENT AND EACH LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.
9.10    The Register. Agent shall maintain a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each person whose name is recorded in the Register pursuant to the terms hereof as such Lender hereunder shall be treated as a Lender for all purposes of this Agreement. The Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice. The Register is intended to cause the Loans to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and shall be interpreted and applied in a manner consistent with such intent.
9.11    Independence of Covenants. All covenants under this Agreement and other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.
9.12    Confidentiality. Agent and each Lender agrees that material, non-public information regarding Loan Parties, their Subsidiaries, their Excluded Entities and their respective Affiliates, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to the Lenders (it being understood that the Persons to whom such disclosure is made will be either (x) informed of the confidential nature of such Information and instructed to keep such Information confidential or (y) otherwise bound by an obligation of confidentiality with respect thereto), (b) to Subsidiaries and Affiliates of any Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 9.12, (c) as may be required by statute, decision, or judicial or administrative order, rule, regulation or any Governmental Authority, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as may be required or requested by regulatory authorities, (f) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or any of their respective Subsidiaries or Affiliates), (g) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, Participant, prospective Participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 9.12, and (h) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 9.12 shall survive until the date that is two (2) years after the payment in full of the Obligations. Notwithstanding the foregoing, the Agent and each Lender specifically acknowledges that as a result of the Agent and each Lender receiving material, non-public information regarding the Loan Parties, their Subsidiaries, their Excluded Entities and their respective Affiliates as contemplated herein, the Agent and each Lender will be subject to applicable securities laws that may restrict the Agent’s and each Lender’s ability to: (i) trade in securities of Mount Logan Capital; and (ii) disclose any such information to any Person. The Agent and each Lender acknowledges that it is aware of such securities laws and will fully comply with such laws. The Agent and each Lender will inform each Person to whom it proposes to disclose any such information as permitted in this Section 9.12 of the foregoing restrictions prior to the disclosure of such information to such Person.
Except as may otherwise be permitted under this Section 9.12, be required by applicable law, or in connection with any applicable regulation or disclosure obligations of securities laws, a securities exchange, a securities market or a self-regulatory agency (including any financial reporting obligations and filing of financial statements related thereto) having jurisdiction over the Borrower, the Agent, any Lender or any of their Affiliates (each of the foregoing, a “Required Disclosure”), no public disclosure, press release or public announcement concerning this Agreement or the transactions contemplated by this

Agreement shall be made by any party hereto except with the consent of the Borrower and the Agent, on its own behalf and on behalf of the Lenders. If any party hereto, directly or indirectly through an Affiliate, desires to make a public disclosure by way of press release or other public announcement concerning the terms of this Agreement, such party shall give, to the extent practicable, reasonable prior advance notice of the proposed text of such disclosure to the other party whose consent to such disclosure is required under this Section 9.12 for its prior review and (i) in the case of a Required Disclosure, shall reasonably consider and incorporate the other party’s timely comments thereon to the extent consistent with legal requirements with respect to such public disclosure and (ii) in the case of any other disclosure that is not a Required Disclosure (and in any case subject to any applicable consent rights provided above), shall reasonably consider and incorporate the other party’s timely comments thereon. The parties hereto acknowledge that either the Borrower, the Agent or any Lender or their respective Affiliates may be obligated to publicly file a copy of this Agreement or any other Loan Document under applicable securities laws, including, without limitation, the Securities Act (Ontario) and all other applicable laws in Canada or a province or territory thereof as required by any Governmental Authority, including a securities exchange. Each of the Borrower, the Agent and each Lender and their respective Affiliates shall be entitled to make such a required filing, provided that to the extent reasonably practicable, the disclosing party shall first consult with the other party as to any redactions therein that may be requested by such other party provided that any such redactions are permitted by such applicable securities laws.9.13    Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to Agent or any Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code or any other Debtor Relief Law relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Agent or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof Agent or such Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of Agent or such Lender related thereto, the liability of Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
9.14    Complete Agreement. This Agreement, together with the exhibits hereto, the Disclosure Statement, and the other Loan Documents is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement.

9.15    Patriot Act Notice. Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) signed into law October 26, 2001 (the “Patriot Act”), it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Lenders to identify Borrower in accordance with the Patriot Act. In addition, if any Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable and documented out-of-pocket costs and charges for such searches shall be reimbursed by Borrower and shall be for the account of Borrower.
9.16    Acknowledgements. The Borrower hereby acknowledges that (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (ii) none of the Agent or the Lenders has any fiduciary or advisory relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Borrower, on the one hand, and the Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Lenders or Agent and the Borrower.
9.17    OID Legend. THE LOANS MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT ITS ADDRESS SET FORTH ON THE EXHIBIT 9.3 ATTACHED HERETO.

Article X. AGENCY PROVISIONS
10.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Agent as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Article X. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (d) perform, exercise, and enforce any and all other rights and remedies with respect to any Loan Party, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (e) incur and pay such expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
10.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
10.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability that it is not indemnified for hereunder or that is contrary to any Loan Document or applicable law or regulation.
10.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

10.5    Notice of Unmatured Event of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Unmatured Event of Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any

Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 10.4, Agent shall take such action with respect to such Unmatured Event of Default or Event of Default as may be requested by the Required Lenders in accordance with Article VII; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Unmatured Event of Default or Event of Default as it shall deem advisable.
10.6    Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable lender regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis except to the extent, if any, that is expressly specified herein, to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.
10.7    Costs and Expenses; Indemnification. Agent may incur and pay expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
10.8    Agent in Individual Capacity. Agent and its Affiliates may make loans to, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Agent were not Agent hereunder, and, in each case, without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Agent in its individual capacity.
10.9    Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower or an Unmatured Event of Default or Event of Default has occurred and is continuing). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and s continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
10.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of Agent and the other Lenders. The Agent and the other Lenders acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
10.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations other than unasserted contingent expense reimbursement and indemnification Obligations and Obligations that by their express terms survive termination of this Agreement, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.7 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 10.11. The Loan Parties and the Lenders hereby irrevocably authorize Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by
Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 10.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability that it is not indemnified for hereunder or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.
10.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing to such Lender by any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall, other than in connection with a Buyout, receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or
(ii) payments from Agent in excess of such Lender’s pro rata share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their pro rata shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
10.13    Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
10.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

10.15    Concerning the Collateral and Related Loan Documents. Each Lender authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
10.16    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 10.7, Agent and the Lenders shall not have any liability for the acts of the Lenders (in the case of Agent) or Agent or the other Lenders (in the case of a Lender). No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.
[Signature Pages Follow.]
IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.
MLC US Holdings LLC, as Borrower

By:
Name: Title:

EAGLE POINT CREDIT MANAGEMENT LLC,
as Agent

By:
Name:
Title:

EAGLE POINT DEFENSIVE INCOME FUND US LP
as Lender

By:    Eagle Point Credit Management LLC, its investment manager

By:

Name:
Title:
EXHIBIT C-1 COMPLIANCE CERTIFICATE
[See Attached.]
EXHIBIT G-1 FORM OF GUARANTY
[See Attached.]
EXHIBIT L-1 LENDERS’ ACCOUNTS
An account at a bank designated by each Lender from time to time as the account into which Borrower shall make all payments to such Lender under this Agreement and the other Loan Documents; unless and until such Lender notifies Borrower to the contrary, the Lenders’ Accounts shall be as follows:
1. With respect to Eagle Point Defensive Income Fund US LP: Wells Fargo Bank, NA
ABA# 121-000-248
For Credit to CDO Clearing A/C 6355067033
Further Credit To: EAGLE POINT DEFENSIVE INCOME FUND US LP A/C 82518700
EXHIBIT R-1 BORROWING NOTICE
[See Attached.]

EXHIBIT S-1
FORM OF SECURITY AGREEMENT
[See Attached.]
EXHIBIT 6.11 USE OF PROCEEDS

Initial Term Loan
Use of Proceeds on Closing Date
Facility OID    $    625,000.00
Estimated Transaction Fees & Expenses    $    500,000.00
Refinance of Logan Ridge Acquisition Agreement Consideration    $ 9,698,133.04
Refinance of Existing MLCSC Holdings Finance Debt    $ 5,676,866.96
Total Initial Term Loan    $16,500,000.00

Delayed Draw Term Loan
Use of Proceeds on Delayed Draw Borrowing Date
AIC Acquisition Agreement Consideration    $8,500,000.00
Total Delayed Draw Term Loan    $8,500,000.00

2022 Incremental Term Loan
Use of Proceeds on Amendment No. 1 Effective Date
Facility OID    $ 135,000.00
OCIF Subscription Agreements Consideration    $4,100,000.00
Transaction expenses relating to the OCIF Subscription Agreements Consideration    $ 365,000.00
Total 2022 Incremental Term Loan    $4,500,000.00

2023 Incremental Term Loan
Use of Proceeds on Amendment No. 2 Funding Date
Facility OID    $ 135,000.00
Amendment Fee for Amendment No. 2    $ 160,062.50
Consideration for acquisition of Ovation including fees, expenses and payroll    $4,204,937.50

Total 2023 Incremental Term Loan    $4,500,000.00

2024 Incremental Term Loan
Use of Proceeds on Amendment No. 4 Funding Date
Facility OID    $    129,812.50
Amendment Fee for Amendment No. 4 (paid to existing Lenders)    $    270,187.50
Estimated Transaction Fees & Expenses    $    425,000.00
General corporate purposes    $ 12,156,250.00
Total 2024 Incremental Term Loan    $ 12,981,250.00

EXHIBIT 9.3
ADDRESSES AND INFORMATION FOR NOTICES
Notices, demands, requests, instructions and other communications in writing shall be given to or made upon Borrower and Lender at their respective addresses (or to their respective telefacsimile numbers or email addresses) indicated below:
If to Borrower, to:
MLC US Holdings LLC
Attention: Ted Goldthorpe, Nikita Klassen 650 Madison Ave, 23rd floor
New York, NY 10022 Telephone: (212) 891-2880
Facsimile: (212) 891 2899
E-mail: notices@mountlogancapital.ca, Nikita.Klassen@bcpartners.com with a copy to:
MLC US Holdings LLC Attention: Patrick Schafer 650 Madison Ave, 23rd floor New York, NY 10022 Telephone: (212) 891-2880
Facsimile: (212) 891 2899
E-mail: patrick.schafer@bcpartners.com with a copy to (which shall not constitute notice):
Dechert LLP
Attention: Jay Alicandri

Three Bryant Park, 1095 Avenue of the Americas, New York, NY, 10036-6797
Email: jay.alicandri@dechert.com Telephone: (212) 698-3800
If to Agent, to:
Eagle Point Credit Management LLC 600 Steamboat Road, Suite 202
Greenwich, CT 06830 Attention: Portfolio Manager
Email: dspinner@eaglepointcredit.com; amartinez@eaglepointcredit.com tpine@eaglepointcredit.com with a copy to (which shall not constitute notice):
Paul Hastings LLP Attention: Marina Begun 200 Park Avenue
New York, NY 10166 Telephone: (212) 318-6086
E-mail: marinabegun@paulhastings.com

Initial Term Loan Commitments:

SCHEDULE 1 COMMITMENTS

Lender    Initial Term Loan Commitment    Percentage of Initial Term Loan Commitments
Eagle Point Defensive Income Fund US LP    $    16,500,000            100%
Total:    $    16,500,000            100%

Delayed Draw Term Loan Commitments:

Lender    Delayed Draw Term Loan Commitment    Percentage of Delayed Draw Term Loan Commitments
Eagle Point Defensive Income Fund US LP    $    8,500,000            100%
Total:    $    8,500,000            100%

2022 Incremental Term Loan Commitments:

2022 Incremental Term Lender    2022 Incremental Term Loan Commitment    Percentage of 2022 Incremental Term Loan Commitments
Eagle Point Defensive Income Fund US LP    $    3,332,850            74.06333%
EP DIF Cayman I LP    $    1,167,150            25.93667%
Total:    $    4,500,000            100%

2023 Incremental Term Loan Commitments:

2023 Incremental Term Lender    2023 Incremental Term Loan    Percentage of 2023 Incremental Term

    Commitment    Loan Commitments
Eagle Point Defensive Income Fund US LP    $    3,332,850            74.06333%
EP DIF Cayman I LP    $    1,167,150            25.93667%
Total:    $    4,500,000            100%

2024 Incremental Term Loan Commitments:

2024 Incremental Term Lender    2024 Incremental Term Loan Commitment    Percentage of 2024 Incremental Term Loan Commitments
Eagle Point Defensive Income Fund US LP    $    157,870            1.22%
EP DIF Cayman I LP    $    497,952            3.84%
Eagle Point Defensive Income Fund II US LP    $    2,166,090            16.69%
EP DIF CAYMAN II LP    $    748,345            5.76%
Eagle Point Defensive Income Fund III US LP    $    5,072,662            39.08%
Eagle Point Defensive Income Partners LP    $    4,338,331            33.42%
Total:    $    12,981,250            100%